                                                                     Exhibit 4.5

                                CREDIT AGREEMENT

                          Dated as of October 28, 1994

                                     among

                         FALCON BUILDING PRODUCTS, INC.

                                  as Borrower

                           THE FINANCIAL INSTITUTIONS
                        FROM TIME TO TIME PARTY HERETO,

                                  as Lenders,

                                      and

                                 CHEMICAL BANK,

                            as Administrative Agent

                                      and

                          CITICORP NORTH AMERICA, INC.

                              as Collateral Agent

                               TABLE OF CONTENTS

                                   ARTICLE I
                                  DEFINITIONS

1.01.     Certain Defined Terms..........................................................   2
1.02.     Computation of Time Periods....................................................   21
1.03.     Accounting Terms...............................................................   21
1.04.     Other Definitional Provisions..................................................   21

                                   ARTICLE II
                           AMOUNTS AND TERMS OF LOANS

2.01.     Revolving Loans and Term Loans.................................................   21
2.02.     Revolving Loan Facility Mechanics..............................................   22
2.03.     Interest on the Loans..........................................................   25
2.04.     Fees...........................................................................   27
2.05.     Mandatory Prepayments..........................................................   28
2.06.     Payments.......................................................................   29
2.07.     Interest Periods...............................................................   31
2.08.     Special Provisions Governing Eurodollar Rate Loans.............................   32
2.09.     Taxes..........................................................................   33
2.10.     Increased Capital..............................................................   35
2.11.     Use of Proceeds of the Loans...................................................   36
2.12.     Authorized Officers of Borrower................................................   36
2.13.     Replacement of Certain Lenders.................................................   36

                                  ARTICLE III
                               LETTERS OF CREDIT

3.01.     Obligation to Issue............................................................   37
3.02.     Types and Amounts..............................................................   37
3.03.     Conditions.....................................................................   38
3.04.     Issuance of Letters of Credit..................................................   38
3.05.     Reimbursement Obligations; Duties of the Issuing Bank..........................   38
3.06.     Participations.................................................................   39
3.07.     Payment of Reimbursement Obligations...........................................   40
3.08.     Compensation for Letters of Credit.............................................   41
3.09.     Indemnification; Exoneration...................................................   41
3.10.     Reporting By Issuing Banks.....................................................   42
3.11.     Outstanding Letters of Credit..................................................   42

                                   ARTICLE IV
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

4.01.     Conditions Precedent to the Effective Date.....................................   42
4.02.     Conditions Precedent to all Loans and Letters of Credit........................   44
4.03.     Consent to Assumption Agreement................................................   45

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

5.01.     Representations and Warranties on the Effective Date...........................   45
5.02.     Subsequent Funding Representations and Warranties..............................   50

                                       (i)

                                   ARTICLE VI
                              REPORTING COVENANTS

6.01.     Financial Statements...........................................................   51
6.02.     Environmental Notices..........................................................   54

                                  ARTICLE VII
                             AFFIRMATIVE COVENANTS

7.01.     Corporate Existence, Etc. .....................................................   54
7.02.     Corporate Powers, Etc. ........................................................   55
7.03.     Compliance with Laws...........................................................   55
7.04.     Payment of Taxes and Claims....................................................   55
7.05.     Maintenance of Properties; Insurance...........................................   55
7.06.     Inspection of Property; Books and Records; Discussions.........................   55
7.07.     Labor Matters..................................................................   55
7.08.     Maintenance of Permits.........................................................   56
7.09.     Employee Benefit Matters.......................................................   56
7.10.     Formation of Subsidiaries......................................................   56
7.11.     Collateral Audit...............................................................   57
7.12.     Liquidity......................................................................   57
7.13.     Future Liens on Real Property in Favor of the Collateral Agent.................   57

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

8.01.     Indebtedness...................................................................   57
8.02.     Sales of Assets; Liens.........................................................   58
8.03.     Investments....................................................................   59
8.04.     Accommodation Obligations......................................................   60
8.05.     Restricted Junior Payments.....................................................   60
8.06.     Conduct of Business............................................................   60
8.07.     Transactions with Affiliates...................................................   60
8.08.     Restriction on Fundamental Changes.............................................   60
8.09.     Employee Benefit Matters.......................................................   61
8.10.     Environmental Liabilities......................................................   61
8.11.     Margin Regulations.............................................................   61
8.12.     Change of Fiscal Year..........................................................   61
8.13.     Amendment of Certain Documents.................................................   61
8.14.     Modification of Receivables Agreements.........................................   61

                                   ARTICLE IX
                              FINANCIAL COVENANTS

9.01.     Minimum Consolidated Net Worth.................................................   62
9.02.     Ratio of Total Indebtedness to Net EBITDA......................................   62
9.03.     Interest Coverage Ratio........................................................   62
9.04.     Capital Expenditures...........................................................   63
9.05.     Fixed Charges Coverage Ratio...................................................   63

                                      (ii)

                                   ARTICLE X
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

10.01.    Events of Default..............................................................   63
10.02.    Rights and Remedies............................................................   65

                                   ARTICLE XI
                   ADMINISTRATIVE AGENT AND COLLATERAL AGENT

11.01.    Appointment....................................................................   66
11.02.    Nature of Duties...............................................................   66
11.03.    Rights, Exculpation, Etc. .....................................................   67
11.04.    Reliance.......................................................................   67
11.05.    Indemnification................................................................   67
11.06.    The Administrative Agent and the Collateral Agent Individually.................   68
11.07.    Successor Administrative Agent or Collateral Agent; Resignation of
          Administrative Agent or Collateral Agent.......................................   68
11.08.    Collateral Matters.............................................................   68
11.09.    Relations Among Lenders........................................................   70

                                  ARTICLE XII
                                 MISCELLANEOUS

12.01.    Survival of Warranties and Agreements..........................................   70
12.02.    Assignments and Participations.................................................   70
12.03.    Expenses.......................................................................   73
12.04.    Indemnification and Waiver.....................................................   74
12.05.    Limitation of Liability........................................................   74
12.06.    Ratable Sharing; Defaulting Lender; Setoff.....................................   74
12.07.    Amendments and Waivers.........................................................   76
12.08.    Notices........................................................................   77
12.09.    Failure or Indulgence Not Waiver; Remedies Cumulative..........................   77
12.10.    Termination....................................................................   77
12.11.    Marshalling; Recourse to Security; Payments Set Aside..........................   77
12.12.    Severability...................................................................   78
12.13.    Headings.......................................................................   78
12.14.    GOVERNING LAW..................................................................   78
12.15.    Successors and Assigns; Subsequent Holders of Notes............................   78
12.16.    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL........................   78
12.17.    Counterparts; Effectiveness; Inconsistencies...................................   79
12.18.    Performance of Obligations.....................................................   80
12.19.    ENTIRE AGREEMENT...............................................................   80

                                      (iii)

                                    EXHIBITS

Exhibit 1            --     Assignment and Acceptance (sec.sec.1.01, 12.02(d))

Exhibit 2            --     Borrowing Base Certificate (sec.1.01)

Exhibit 3            --     Compliance Certificate (sec.sec.1.01, 6.01(e))

Exhibit 4            --     Notice of Borrowing (sec.1.01)

Exhibit 5            --     Notice of Conversion/Continuation (sec.1.01)

Exhibit 6            --     Forms of Notes (sec.2.02)

Exhibit 7            --     List of Closing Documents (sec.4.01(a))

Exhibit 8            --     Form of Loss Payable Endorsement (sec.7.05)

                                      (iv)

                                                                          FALCON

                                   SCHEDULES

Schedule A           --     List of Lenders, Issuing Banks, Commitments, Notice Addresses and
                            Domestic and Eurodollar Lending Offices (sec.sec.1.01, 12.02(c),
                            12.08)
Schedule 1.01-A      --     Existing Indebtedness (sec.1.01)
Schedule 1.01-B      --     Material Adverse Effect (sec.1.01)
Schedule 1.01-C      --     Real Property Subject to Real Estate Mortgages (sec.1.01)
Schedule 1.01-D      --     Permitted Existing Liens (sec.1.01)
Schedule 5.01(c)     --     Subsidiaries (sec.sec.5.01(c), 7.01)
Schedule 5.01(d)     --     Violation of Requirements of Law (sec.5.01(d))
Schedule 5.01(i)     --     Capitalization (sec.5.01(i))
Schedule 5.01(j)     --     Pending or Threatened Litigation (sec.5.01(j))
Schedule 5.01(l)     --     Tax Assessments (sec.5.01(1))
Schedule 5.01(s)     --     Environmental Matters (sec.5.01(s))
Schedule 5.01(t)     --     ERISA Matters (sec.5.01(t))
Schedule 5.01(w)     --     Joint Ventures (sec.5.01(w))
Schedule 5.01(x)     --     Labor Matters (sec.5.01(x))
Schedule 7.05        --     Insurance (sec.7.05)
Schedule 8.08        --     Fundamental Changes (sec.8.08(a))

                                       (v)

                                CREDIT AGREEMENT

     This Credit Agreement dated as of October 28, 1994 (as amended, supplemented, modified or restated from time to time, this "AGREEMENT") is entered into among FALCON BUILDING PRODUCTS, INC., a Delaware corporation ("BORROWER"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF and each other financial institution which from time to time becomes a party hereto in accordance with SECTION 12.02(A) (together with their respective successors and assigns, individually, a "LENDER" and, collectively, the "LENDERS"), CHEMICAL BANK, a New York banking corporation, in its separate capacity as administrative agent for the Lenders hereunder (in such capacity, the "ADMINISTRATIVE AGENT") and CITICORP NORTH AMERICA, INC. as collateral agent for the Lenders hereunder (the "COLLATERAL AGENT").

                                    RECITALS

     A. Eagle Industrial Products Corporation, a Delaware corporation ("EIPC"), entered into a Credit Agreement dated as of January 31, 1994, as amended, with the Lenders and certain other financial institutions, the Administrative Agent and the Collateral Agent (the "ORIGINAL CREDIT AGREEMENT"). Pursuant to the Original Credit Agreement, the Borrower and its Subsidiaries and certain other direct and indirect Subsidiaries of EIPC executed a Guaranty of even date therewith (the "ORIGINAL GUARANTY") and certain other collateral documents granting liens and security interests in and upon the assets of the Borrower and such Subsidiaries (the "ORIGINAL COLLATERAL DOCUMENTS"). Pursuant to the Original Guaranty, the Borrower and its Subsidiaries jointly and severally guaranteed the obligations of EIPC (the "ORIGINAL OBLIGATIONS") under the Original Credit Agreement and the other "Loan Documents" thereunder, and the liens and security interests granted pursuant to the Original Collateral Documents secured the Original Obligations and the Original Guaranty.

     B. The Borrower intends to effect an initial public offering of up to 47% of its common stock (the "OFFERING"), the balance of which common stock will continue to be owned, directly or indirectly, by EIPC. A portion of the proceeds to the Borrower of the Offering will be used, directly or indirectly, to repay a portion of the Original Obligations.

     C. Concurrently with the consummation of the Offering and the application of the proceeds thereof, the Borrower, EIPC and their respective Subsidiaries (together with Eagle Industries, Inc.) will enter into the Assumption Agreement, pursuant to which (i) the Borrower will assume direct liability for a portion of the Original Obligations, which assumed obligations henceforth shall be evidenced by this Agreement and the other Loan Documents, and Eagle Industries, Inc., EIPC, and EIPC's other Subsidiaries will be released from such assumed obligations, and (ii) the Borrower and its Subsidiaries will be released from the balance of the Original Obligations, which henceforth shall be evidenced by an Amended and Restated Credit Agreement of even date herewith among EIPC, the Lenders, the Administrative Agent and the Collateral Agent (the "AMENDED EIPC AGREEMENT").

     D. Immediately prior to the execution and delivery of the Assumption Agreement and the effectiveness of this Agreement and the Amended EIPC Agreement, certain of the original lenders under the Original Credit Agreement will assign their entire interests in the Original Obligations and the Original Credit Agreement to one or more of the Lenders.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.01.  CERTAIN DEFINED TERMS.

     The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

     "ACCOMMODATION OBLIGATION," as applied to any Person, shall mean any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the Dollar amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation.

     "ACCOUNT DEBTOR" shall mean a party that is obligated to the Borrower or a Guarantor on or under a Receivable.

     "ADMINISTRATIVE AGENT" shall have the meaning ascribed to such term in the preamble hereto and shall include any successor Administrative Agent.

     "AFFILIATE," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

     "AGREEMENT" shall have the meaning ascribed to such term in the preamble hereto.

     "AGREEMENT ACCOUNTING PRINCIPLES" shall mean GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not "Material Accounting Changes" (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a material change in method of the calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein ("MATERIAL ACCOUNTING CHANGES"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be substantially the same after such changes as if such changes had not been made; PROVIDED, HOWEVER, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended, in a manner reasonably satisfactory to the Requisite Lenders. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes. Unless otherwise expressly indicated herein, all financial covenants and ratios shall be calculated for the Consolidated Borrower Group on a consolidated basis.

     "AGREEMENT OBLIGATIONS" shall mean all Obligations other than with respect to Eligible Hedging Contracts.

     "ALTERNATE BASE RATE" shall mean, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day; and (c) the sum of one percent (1.0%) and (1) the product of (x) the Three-Month Secondary CD Rate in effect on such day and (y) Statutory Reserves and (2) the Assessment Rate. For purposes hereof, "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Chemical Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by the Administrative Agent. "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Chemical Bank from three Federal funds brokers of recognized standing selected by the Administrative Agent. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Three-Month Secondary CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to CLAUSE (B) or (C), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

     "AMENDED EIPC AGREEMENT" shall have the meaning ascribed to that term in the recitals hereto.

     "APPLICABLE BASE RATE MARGIN" shall mean, at any date of determination, the rate per annum set forth in the chart below which corresponds to the ratio below as at the end of the immediately preceding fiscal quarter:

    APPLICABLE
 BASE RATE MARGIN                          FREE CASH FLOW COVERAGE RATIO
-------------------   -----------------------------------------------------------------------
0.75%                 Less than 3.0 to 1.0
0.375%                Equal to or greater than 3.0 to 1.0 but less than 4.0 to 1.0
0.125%                Equal to or greater than 4.0 to 1.0 but less than 5.0 to 1.0
0.00%                 Equal to or greater than 5.0 to 1.0

     The Applicable Base Rate Margin initially shall be 0.25%, and after each fiscal quarter ending on or after March 31, 1995 shall be adjusted as provided in SECTION 2.03(A) by reference to the table set forth above on the basis of the Borrower's Free Cash Flow Coverage Ratio. Notwithstanding the foregoing, if the Borrower attains at least two of the following Senior Debt Ratings, the Applicable Base Rate Margin shall be 0.0%: (1) BBB or better from S&P; (2) Baa3 or better from Moody's; and (3) Baa3 or better from D&P.

     "APPLICABLE EURODOLLAR RATE MARGIN" shall mean, at any date of determination, the rate per annum set forth in the chart below which corresponds to the ratio below as at the end of the immediately preceding fiscal quarter:

    APPLICABLE
  EURODOLLAR RATE
      MARGIN                               FREE CASH FLOW COVERAGE RATIO
-------------------   -----------------------------------------------------------------------
1.75%                 Less than 3.0 to 1.0
1.375%                Equal to or greater than 3.0 to 1.0 but less than 4.0 to 1.0
1.125%                Equal to or greater than 4.0 to 1.0 but less than 5.0 to 1.0
0.875%                Equal to or greater than 5.0 to 1.0 but less than 6.0 to 1.0
0.625%                Equal to or greater than 6.0 to 1.0

     The Applicable Eurodollar Rate Margin initially shall be 1.25%, and after each fiscal quarter ending on or after March 31, 1995 shall be adjusted as provided in SECTION 2.03(A) by reference to the table set forth above on the basis of the Borrower's Free Cash Flow Coverage Ratio. Notwithstanding the foregoing, if the Borrower attains at least two of the following Senior Debt Ratings corresponding to an Applicable Eurodollar Rate Margin set forth below, the Applicable Eurodollar Rate Margin shall be determined, and adjusted from time to time, as provided in SECTION 2.03(A) by reference to the table set forth below:

    APPLICABLE
  EURODOLLAR RATE
      MARGIN                                    SENIOR DEBT RATINGS
-------------------   -----------------------------------------------------------------------
0.625%                BBB- or better from S&P;
                      Baa3 or better from Moody's;
                      Baa3 or better from D&P
0.50%                 BBB or better from S&P;
                      Baa2 or better from Moody's;
                      Baa2 or better from D&P

     "APPLICABLE LENDING OFFICE" shall mean, with respect to each Lender, such Lender's Domestic Lending Office, in the case of a Base Rate Loan and such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

     "APPLICABLE MARGINS" shall mean the Applicable Base Rate Margin and the Applicable Eurodollar Rate Margin.

     "ASSESSMENT RATE" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then-current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent or any other Lender to the FDIC (or any successor) for insurance by the FDIC (or such successor) of time deposits made in dollars at the Administrative Agent's or such Lenders domestic offices.

     "ASSIGNMENT AND ACCEPTANCE" shall mean an Assignment and Acceptance in the form of EXHIBIT 1 (with blanks appropriately filled in) delivered to the Administrative Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to SECTION 12.02.

     "ASSUMPTION AGREEMENT" shall mean the Assumption and Release Agreement dated as of the Effective Date among the Borrower, each of its Subsidiaries, EIPC, each of EIPC's other domestic Subsidiaries, Eagle Industries, Inc., the Administrative Agent and the Collateral Agent, in the form attached as Exhibit A to the List of Closing Documents referred to in SECTION 4.01(A).

     "BASE RATE LOANS" shall mean all Loans outstanding which bear interest at a rate determined by reference to the Alternate Base Rate, as provided in SECTION 2.03(A) (I).

     "BENEFIT PLAN" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA while an ERISA Affiliate.

     "BORROWER" shall have the meaning ascribed to such term in the preamble hereto.

     "BORROWER SECURITY AGREEMENT" shall mean that certain Borrower Security Agreement executed by the Borrower in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations dated as of the Effective Date, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "BORROWER SUBSIDIARY" shall mean any Subsidiary of the Borrower.

     "BORROWING" shall mean a borrowing consisting of Loans of the same Type, having the same Interest Period, in the case of Eurodollar Rate Loans, and made on the same day by the Lenders.

     "BORROWING BASE" shall mean, as of any date of calculation, an amount equal to the sum of: (a) 85% of the face amount then outstanding under the Eligible Receivables, and (b) 45% of Eligible Inventory, valued at the lower of cost determined on a FIFO basis or market value, less such reserves as the Administrative Agent elects to establish in accordance with its reasonable credit judgment.

     "BORROWING BASE CERTIFICATE" means a certificate of the chief financial officer, treasurer or controller of Borrower substantially in the form of
EXHIBIT 2 (or another form mutually acceptable to the Administrative

Agent and Borrower) setting forth calculations of the Borrowing Base, including a calculation of each component thereof, as at the close of business on the last Business Day of the preceding fiscal month, all in such detail as shall be reasonably satisfactory to the Administrative Agent.

     "BUSINESS DAY" shall mean (i) for all purposes other than as described by CLAUSE (II) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York are required or authorized by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with Eurodollar Rate Loans, any day which is a Business Day described in CLAUSE (I) and which is also a day for trading in dollar deposits by and between banks in the London interbank Eurodollar market.

     "CAPITAL EXPENDITURES" shall mean, with respect to any Person on a consolidated basis for any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with Agreement Accounting Principles, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person, excluding interest and start-up expenses that otherwise would be included and less any cash proceeds from the disposal of property, plants or equipment not paid to the Lenders as a mandatory prepayment; PROVIDED, HOWEVER, that Capital Expenditures shall not include expenditures of proceeds of insurance settlements in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made in connection with the replacement or repair of such lost, destroyed or damaged assets, equipment or other property commenced within 6 months of such destruction or damage and pursued with diligence.

     "CAPITAL LEASE," as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.

     "CASH EQUIVALENTS" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America maturing within six months after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P (or a similar publication of S&P or another nationally recognized rating service); or (iii) commercial paper (other than commercial paper issued by the Borrower or any of its Subsidiaries or Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers' acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer's rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Administrative Agent).

     "CASH INTEREST EXPENSE" shall mean, with respect to any Person on a consolidated basis for any period, (a) interest expense of such Person for such period determined on a consolidated basis in accordance with Agreement Accounting Principles consistently applied, excluding the amortization of all fees payable in connection with the incurrence of the Obligations PLUS (b) capitalized interest paid during such period by such Person MINUS (c) interest paid to and received by such Person in cash in the United States during such period.

     "CHANGE OF CONTROL" shall mean that either (a) the Samuel Zell Group shall cease to own, directly or indirectly, at least 20% of the combined voting power of the Borrower's outstanding securities ordinarily having the right to vote at elections of directors, PROVIDED that the failure by the Samuel Zell Group to own such a minimum percentage of securities shall not be deemed a change of control hereunder if the Borrower shall have attained at least two of the following Senior Debt Ratings: BBB+ or better from S&P; Baa1 or better from Moody's; and Baa1 from D&P; or (b) any other Person or Group (as defined below) shall acquire or own, directly or indirectly, 30% or more of the combined voting power of the Borrower's outstanding securities ordinarily having the right to vote at elections of directors and such percentage of securities owned shall be greater than the percentage of securities owned by the Samuel Zell Group. "GROUP" shall mean two or more Persons that agree to act together as a partnership, syndicate or other group for the purpose of acquiring, holding, voting, or disposing of the Borrower's securities.

     "CHEMICAL" shall mean Chemical Bank, a New York banking corporation, and any successor thereto.

     "CITICORP" shall mean Citicorp North America, Inc., and any successor thereto.

     "COLLATERAL" shall mean all property and interests in property now owned or hereafter acquired by the Borrower or any of the Borrower's Subsidiaries in or upon which a security interest, pledge, lien or mortgage is intended to be granted, or of which a collateral assignment is intended to be made, under the Collateral Documents.

     "COLLATERAL AGENT" shall have the meaning ascribed to such term in the preamble hereto and shall include any successor Collateral Agent.

     "COLLATERAL DOCUMENTS" shall mean the Borrower Security Agreement, the Subsidiary Security Agreement, the Subsidiary Guaranty, the Intellectual Property Agreements, the Pledge Agreements, the Mortgages, and all other security agreements, mortgages, deeds of trust, collateral assignments, financing statements and other agreements, conveyances or documents at any time delivered to the Administrative Agent by the Borrower or any Borrower Subsidiary which intend to create or evidence Liens to secure or to guarantee the Obligations.

     "COMMERCIAL LETTER OF CREDIT" shall mean any letter of credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by Borrower or any of its domestic Subsidiaries in the ordinary course of such entity's business.

     "COMMISSION" shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

     "COMMITMENTS" shall mean, collectively, the Letter of Credit Commitments and the Revolving Credit Commitments of all Lenders.

     "COMMITMENT FEE" shall have the meaning ascribed to that term in SECTION 2.04(A).

     "COMPLIANCE CERTIFICATE" shall mean a certificate in substantially the form of EXHIBIT 3 delivered to the Administrative Agent by Borrower covering Borrower's compliance with the covenants contained in ARTICLE IX and certain other provisions of this Agreement.

     "CONSOLIDATED BORROWER GROUP" shall mean the Borrower and each of its Subsidiaries.

     "CONSOLIDATED NET INCOME" shall mean, with respect to any Person on a consolidated basis for any period, net income for such period but excluding from the definition of Consolidated Net Income the effect of any extraordinary or non-recurring gains or losses, or gains or losses from the sale of assets in connection with any Asset Sale Prepayment Event as defined in SECTION 2.05(B)(II), all computed on a consolidated basis in accordance with Agreement Accounting Principles consistently applied.

     "CONTAMINANT" shall mean any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or break-down or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

     "CONTRACTUAL OBLIGATION", as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

     "CONTRIBUTION AGREEMENT" shall mean that certain contribution agreement executed by each of the Subsidiaries of the Borrower dated as of the Effective Date, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Requisite Lenders.

     "CUSTOMARY PERMITTED LIENS" shall mean (i) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, (ii) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen, and other Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) imposed by law arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C) (1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty
(30) days past due, and, in the case of CLAUSE (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP,
(iii) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Borrower or any of Borrower's Subsidiaries, (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (vi) precautionary filings of financing statements in connection with Operating Leases entered into in the ordinary course of business.

     "D&P" shall mean Duff & Phelps Credit Rating Co. and its successors.

     "DEBT SERVICE" shall mean, with respect to the Borrower on a consolidated basis for any period, without duplication (i) the aggregate Cash Interest Expense of the Borrower on a consolidated basis for such period, (ii) the aggregate principal amount of the Term Loans that was due during such period pursuant to SECTION 2.01(C) as the same may be adjusted from time to time, excluding amounts paid on the Term Loans as a result of a Prepayment Event and applied to such scheduled amortization payments and (iii) scheduled principal payments on any other Indebtedness of Borrower for such period.

     "DEFAULT RATE" shall have the meaning ascribed to that term in Section 2.03(d).

     "DOL" shall mean the United States Department of Labor and any successor department or agency.

     "DOLLARS" and "$" shall mean the lawful money of the United States of America.

     "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" under its name on SCHEDULE A or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Administrative Agent.

     "EBITDA" shall mean, with respect to any Person on a consolidated basis for any period, the sum for such Person for such period of Consolidated Net Income (excluding undistributed earnings in Persons which are 50% or less owned, directly or indirectly, by the Borrower) plus, to the extent reflected in the income statement of such Person for such period for which Consolidated Net Income is determined, without duplication, (i) consolidated Net Interest Expense, (ii) federal, state and local income and franchise tax expense, (iii) depreciation expense, (iv) amortization expense, (v) Securitization Expenses,
(vi) any other noncash items which had the effect of reducing Consolidated Net Income for such period, but minus any noncash items which had the effect of increasing Consolidated Net Income for such period and (vii) non-recurring charges, restructuring charges and management fees incurred prior to the Effective Date.

     "EFFECTIVE DATE" shall have the meaning ascribed to that term in SECTION 4.01.

     "EIPC" shall have the meaning ascribed to that term in the preamble hereto.

     "ELIGIBLE HEDGING CONTRACT" shall mean Hedging Contracts of the Borrower or any Guarantor with any Lender as the counterparty.

     "ELIGIBLE INVENTORY" shall mean Inventory of the Borrower or any Guarantor which is held for sale or lease or furnished under any contract of service by the Borrower or any Guarantor and which is at all times and shall continue to be acceptable to the Administrative Agent and the Collateral Agent in all respects in accordance with their reasonable credit judgment. Standards of eligibility may be established and revised from time to time by the Administrative Agent in the Administrative Agent's reasonable credit judgment; PROVIDED, HOWEVER, in general and without limiting the foregoing, the following Inventory is not Eligible Inventory:

          (a) Inventory which is obsolete, not in good condition, or not either currently usable or currently salable in the ordinary course of the business of the Borrower or any Guarantor;

          (b) Inventory which the Administrative Agent determines, in the exercise of reasonable discretion and in accordance with the Administrative Agent's customary business practices, to be unacceptable due to age, type, category and/or quantity; and

          (c) Inventory with respect to which the Collateral Agent does not have a first and valid fully perfected security interest for the benefit of itself and the Holders of Secured Obligations.

     "ELIGIBLE RECEIVABLES" shall mean Receivables created by the Borrower or any Guarantor in the ordinary course of business arising out of the sale of goods or rendition of services by the Borrower or any Guarantor, which Receivables are and at all times shall continue to be acceptable to the Administrative Agent and the Collateral Agent in all respects in accordance with their reasonable credit judgment. Standards of eligibility may be established and revised from time to time by the Administrative Agent in the Administrative Agent's reasonable credit judgment; PROVIDED, HOWEVER, in general and without limiting the foregoing, the following Receivables are not Eligible Receivables:

          (a) Receivables which remain unpaid sixty (60) days after the due date indicated on the applicable invoice;

          (b) all Receivables owing by a single Account Debtor, including a currently scheduled Receivable, if fifty percent (50%) of the balance owing by such Account Debtor remains unpaid sixty (60) days after the due date indicated on the applicable invoice;

          (c) Receivables with respect to which the Account Debtor is a director, officer, employee or Subsidiary of Borrower or any Guarantor;

          (d) Receivables with respect to which the Account Debtor is not a resident of the United States, its territories or its commonwealths unless the Account Debtor has supplied the Borrower or any Guarantor, as applicable, with an irrevocable letter of credit, issued by a financial institution reasonably satisfactory to the Administrative Agent, sufficient to cover such Receivable in form and substance satisfactory to the Administrative Agent;

          (e) Receivables with respect to which the Account Debtor has (i) asserted a counterclaim or (ii) a right of setoff, but only to the extent of such counterclaim or setoff;

          (f) Receivables for which the prospect of payment or performance by the Account Debtor is or will be impaired as determined by the Administrative Agent or the Collateral Agent in the exercise of its reasonable credit judgment;

          (g) Receivables with respect to which the Collateral Agent does not have a first and valid fully perfected and enforceable security interest for the benefit of itself and the Holders of Secured Obligations;

          (h) Receivables with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee;

          (i) Receivables with respect to which the Account Debtor's obligation to pay the Receivable is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval

     (except with respect to Receivables in connection with which Account Debtors are entitled to return Inventory on the basis of the quality of such Inventory) or consignment basis until such time as the condition is waived or deemed to have been waived;

          (j) Receivables with respect to which the Account Debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law requiring such Person to make any required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); provided, however, such Receivables shall nonetheless be eligible if, the Borrower or any Guarantor, as applicable, has filed a current notice of business activities report with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current notice of business activities report (or other applicable report);

          (k) Receivables with respect to which the Account Debtor's obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

          (l) Receivables with respect to which the Borrower or any Guarantor, as applicable, has not yet shipped the applicable goods or performed the applicable service.

     "ENFORCEABLE JUDGMENT" means a judgment or order as to which (a) the Borrower has not demonstrated to the reasonable satisfaction of the Administrative Agent that the Borrower is covered by third-party insurance (other than retro-premium insurance that determines retro-premiums solely on the basis of losses of the Borrower) therefor or that the Borrower has adequate reserves therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an "ENFORCEABLE JUDGMENT" so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; PROVIDED that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than $1,000,000 be posted or provided, such judgment or order shall be an "ENFORCEABLE JUDGMENT."

     "ENVIRONMENTAL LIEN" shall mean a Lien in favor of any Governmental Authority for (i) any liability of Borrower or any of its Subsidiaries under federal or state environmental laws or regulations, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "ENVIRONMENTAL PROPERTY TRANSFER ACTS" shall mean any applicable Requirement of Law that conditions, restricts, prohibits or requires notification or disclosure of any closure, transfer, sale, lease or mortgage of any Property for reasons relating to environmental matters including, but not limited to, any so-called Industrial Site Recovery Acts or Responsible Property Transfer Acts.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     "ERISA AFFILIATE" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Borrower or any of its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Borrower or any of its Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Borrower or any of its Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above. For purposes of any representation set forth in SECTION 5.01(T), any reporting covenant set forth in
SECTION 6.01(I), any affirmative covenant set forth in SECTION 7.09, or any negative covenant set forth in SECTION 8.09, which relates to a GAMI Pension Plan (as defined in the agreement attached to SCHEDULE 5.01(T), the term "ERISA Affiliate" shall also include EIPC and all other entities which are members of EIPC's controlled group or under common control with EIPC (within the meaning of Sections 414(b) and (c) of the IRC), even if such entities are not otherwise ERISA Affiliates of Borrower within the meaning of the preceding sentence, but only until the termination of the agreement attached to SCHEDULE 5.01(T).

     "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" under its name on SCHEDULE A or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Administrative Agent.

     "EURODOLLAR RATE LOANS" shall mean those Loans outstanding which bear interest at a rate determined by reference to the LIBO Rate as provided in
SECTION 2.03(A) (II).

     "EVENT OF DEFAULT" shall mean any of the occurrences set forth in SECTION
10.01 after the expiration of any applicable grace period expressly provided therein.

     "EXCESS CASH FLOW" shall mean, with respect to the Borrower on a consolidated basis for any period, without duplication, the difference between:

          (a) the sum of (i) Consolidated Net Income (excluding undistributed earnings in Persons which are 50% or less owned, directly or indirectly, by the Borrower) for such period, (ii) depreciation deducted in determining such Consolidated Net Income, (iii) amortization deducted in determining such Consolidated Net Income, (iv) other non-cash items (other than taxes) deducted in determining such Consolidated Net Income and (v) federal, state and local income and franchise tax liabilities deducted in determining such Consolidated Net Income; and

          (b) the sum of (i) scheduled payments of the principal of the Term Loans pursuant to SECTION 2.01 made during such period and voluntary prepayments of the principal of the Term Loans made during such period,
     (ii) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period, (iii) capitalized interest paid during such period, (iv) other capitalized cash costs not included in the calculation of Consolidated Net Income, including cash payments against reserves established in any prior period, (v) dividends paid during such period as permitted pursuant to SECTION 8.05(I), (vi) payments made on account of federal, state and local income and franchise taxes to the extent deducted in determining Consolidated Net Income, (vii) principal payments on any other Indebtedness, and (viii) the increase, if any, in Working Capital during such period, not to exceed 5% of Working Capital at the beginning of such period.

     "EXISTING INDEBTEDNESS" shall mean the Indebtedness of the Borrower or any of its Subsidiaries reflected on SCHEDULE 1.01-A.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FEDERAL RESERVE BOARD" shall mean the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

     "FEE LETTERS" shall have the meaning ascribed to that term in SECTION 2.04(C).

     "FISCAL YEAR" shall mean the fiscal year of Borrower, which shall be each twelve (12) month period ending on December 31 of each calendar year or such other period as Borrower may designate and the Requisite Lenders may approve in writing.

     "FIXED CHARGES" shall mean, with respect to the Borrower on a consolidated basis for any period, the sum of (i) Debt Service during such period (but without duplication of payments on Capital Leases to the extent included in Capital Expenditures during such period), (ii) Capital Expenditures during such period and (iii) Federal, state and local income tax expenses paid in cash (net of any refunds received in cash) during such period.

     "FIXED CHARGES COVERAGE RATIO" shall mean, for any period, the ratio of (a) EBITDA for such period to (b) Fixed Charges for such period. For purposes of calculating the Fixed Charges Coverage Ratio for the two fiscal quarter period ending June 30, 1995, Capital Expenditures shall be assumed to be the lesser of actual Capital Expenditures for such period or $13,000,000; and for purposes of calculating the Fixed Charges Coverage Ratio for the three fiscal quarter period ending September 30, 1995, Capital Expenditures shall be assumed to be the lesser of actual Capital Expenditures for such period or $19,500,000.

     "FREE CASH FLOW COVERAGE RATIO" shall mean, with respect to the Borrower on a consolidated basis for any period, the ratio of (a) Net EBITDA for such period minus Capital Expenditures of the Borrower during such period to (b) Cash Interest Expense for such period. The Borrower's Free Cash Flow Coverage Ratio shall be calculated for the fiscal quarter ending March 31, 1995, then for the two fiscal quarter period ending June 30, 1995, then for the three fiscal quarter period ending September 30, 1995, then for the four fiscal quarter period ending on the last day of each fiscal quarter thereafter. For purposes of such calculations, for the fiscal quarter ending March 31, 1995, Capital Expenditures shall be assumed to be $6,500,000; for the two fiscal quarter period ending June 30, 1995, Capital Expenditures shall be assumed to be $13,000,000; and for the three fiscal quarter period ending September 30, 1995, Capital Expenditures shall be assumed to be $19,500,000.

     "FUNDING DATE" shall mean, with respect to any Loan or Letter of Credit, the date of the funding of such Loan or issuance of such Letter of Credit.

     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "GOVERNMENTAL AUTHORITY" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including without limitation, any central bank.

     "GUARANTOR" shall mean any Borrower Subsidiary which has executed the Subsidiary Guaranty.

     "HEDGING CONTRACTS" shall mean interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into before or after the Effective Date by Borrower or any of its Subsidiaries to hedge its interest rate, foreign currency or commodity exposure and not for purposes of speculation.

     "HOLDERS OF SECURED OBLIGATIONS" shall mean the holders of the Obligations from time to time and shall refer to (i) each Lender in respect of its Loans,
(ii) the Issuing Bank in respect of Reimbursement Obligations, (iii) the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank in respect of all other present and future obligations and liabilities of Borrower of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each other Person entitled to indemnification pursuant to SECTION 12.04, in respect of the obligations and liabilities of Borrower to such Person thereunder, (iv) each Lender, in respect of all obligations and liabilities of Borrower or any Guarantor to such Lender as exchange party or counterparty under any Eligible Hedging Contract, and (v) their respective successors, transferees and assigns.

     "INDEBTEDNESS," as applied to any Person, shall mean any obligation for the payment of money which is a Contractual Obligation, and shall include, without limitation but without duplication, (i) all indebtedness, obligations or other liabilities of such Person for borrowed money or under any debt Securities, whether or not subordinated, (ii) all obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities or profit payment agreements, (iii) all reimbursement obligations (absolute or contingent) and other liabilities of such Person with respect to letters of credit issued for such Person's account or for which such party is a co-applicant, (iv) all obligations of such Person to pay the purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business as currently conducted, (v) all obligations in respect of Capital Leases of such Person, (vi) all Accommodation Obligations of such Person, (vii) all indebtedness, obligations or other liabilities, contingent or otherwise, of such Person or others secured, by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by or are a personal liability of such Person, (viii) all obligations upon which interest charges are customarily paid (including zero coupon instruments), (ix) all obligations under conditional sale or other title retention agreements relating to property purchased by such person and (x) obligations in respect of interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements.

     "INTELLECTUAL PROPERTY AGREEMENTS" shall mean patent or trademark security agreements executed by the Borrower and certain of its Subsidiaries in favor of the Collateral Agent on behalf of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "INTEREST COVERAGE RATIO" shall mean, with respect to the Borrower on a consolidated basis for any period, the ratio of (a) Net EBITDA for such period to (b) the amount of Cash Interest Expense for such period.

     "INTEREST PAYMENT DATE" shall mean, with respect to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having an Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

     "INTEREST PERIOD" shall have the meaning ascribed to such term in SECTION 2.07.

     "INTEREST RATE DETERMINATION DATE" shall mean the date on which the Administrative Agent determines the LIBO Rate applicable to a Borrowing, continuation or conversion of Euro-dollar Rate Loans. The Interest Rate Determination Date shall be the second (2nd) Business Day prior to the first day of the Interest Period applicable to such Borrowing, continuation or conversion.

     "INVENTORY" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower or any Guarantor, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in Borrower's or any Guarantor's business, and shall include such property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by Borrower or any Guarantor.

     "INVESTMENT" shall have the meaning ascribed to that term in SECTION 8.03.

     "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

     "IRS" shall mean the Internal Revenue Service of the United States or any Governmental Authority succeeding to the functions thereof.

     "ISSUING BANKS" shall mean the Lenders listed on SCHEDULE A hereto and any other Lender which, at the Borrower's request, agrees, in each such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit, and their respective successors and assigns, in each case in such Lender's separate capacity as an issuer of Standby Letters of Credit or Commercial Letters of Credit, or both, pursuant to ARTICLE III.

     "LENDER" shall have the meaning ascribed to such term in the preamble and each Person which at any time becomes a Lender pursuant to SECTION 12.02(A).

     "LETTER OF CREDIT" shall mean any Commercial Letter of Credit or any Standby Letter of Credit issued by an Issuing Bank for the account of Borrower, or for the joint and several account of Borrower and any of its Subsidiaries, in accordance with the provisions of ARTICLE III.

     "LETTER OF CREDIT APPLICATION" shall mean, with respect to any proposed Letter of Credit requested to be delivered pursuant to SECTION 3.03, an application substantially in the form of the Issuing Bank's standard form application for letters of credit of the type to be issued.

     "LETTER OF CREDIT COMMITMENT" shall mean, with respect to any Lender that is an Issuing Bank, the obligation of such Lender to issue Letters of Credit pursuant to the terms and conditions of this Agreement which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Letter of Credit Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance.

     "LETTER OF CREDIT OBLIGATIONS" shall mean, at any particular time, the sum of (i) outstanding Reimbursement Obligations and (ii) the aggregate undrawn face amount of outstanding Letters of Credit.

     "LETTER OF CREDIT REIMBURSEMENT AGREEMENT" shall mean, with respect to a Letter of Credit, such reimbursement agreement as the Issuing Bank may employ in the ordinary course of business for its own account.

     "LIABILITIES AND COSTS" shall mean all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including, without limitation, attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

     "LIBO RATE" shall mean, with respect to any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum equal to the product of (i) the rate of interest determined by the Administrative Agent to be the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rate per annum determined by each of the Reference Banks to be the rate per annum at which deposits in Dollars are offered to the principal London office of such Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period, in the approximate amount of such Reference Bank's portion (or, in the case of Citibank, N.A., Citicorp USA, Inc.'s portion) of the relevant Eurodollar Rate Loan and having a maturity comparable to such Interest Period and (ii) Statutory Reserves.

     "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), judgment, lien (statutory or other), Environmental Lien, Enforceable Judgment, charge, security agreement or transfer intended as security, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "LOAN" shall mean any Revolving Loan or any of the Term Loans.

     "LOANS" shall mean, collectively, the Revolving Loans and the Term Loans.

     "LOAN ACCOUNT" shall have the meaning ascribed to such term in SECTION 2.06(D).

     "LOAN DOCUMENTS" shall mean this Agreement, the Assumption Agreement, the Notes, the Fee Letters, the Collateral Documents, the Letters of Credit, the Letter of Credit Applications, the Letter of Credit Reimbursement Agreements and all other agreements delivered to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender by or on behalf of the Borrower or any of the Borrower's Subsidiaries in satisfaction or furtherance of the requirements of this Agreement or any other Loan Document.

     "MARGIN STOCK" shall have the meaning ascribed to such term in Regulation G and Regulation U.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect (a) upon the business, assets or other properties, liabilities or condition (financial or otherwise), results of operations or prospects of Borrower, individually, or the Consolidated Borrower Group taken as a whole; or (b) upon the ability of the Borrower or any of the Subsidiaries of the Borrower to perform any of its Obligations under any Loan Document to which it is or will be a party, including, without limitation, payment of the Obligations. In no event shall the events or conditions described in SCHEDULE 1.01-B be deemed to have resulted in a Material Adverse Effect or be deemed to be reasonably likely to have a Material Adverse Effect.

     "MOODY'S" shall mean Moody's Investors Service, Inc. and its successors.

     "MORTGAGES" shall mean any and all mortgages, deeds of trust, collateral assignments of beneficial interest, leasehold mortgages and leasehold deeds of trust and covering the owned and leased real property of Borrower and its Subsidiaries identified on SCHEDULE 1.01-C, executed by Borrower or a Subsidiary of the Borrower, as applicable, in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

     "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by either Borrower or any ERISA Affiliate.

     "NET EBITDA" shall mean, with respect to the Person for any period (a) EBITDA for such period minus (b) Securitization Expenses for such period.

     "NET INTEREST EXPENSE" shall mean, with respect to any Person on a consolidated basis for any period, net interest expense of such Person for such period calculated in accordance with Agreement Accounting Principles.

     "NET PROCEEDS" shall mean with respect to any Prepayment Event (a) the gross amount of cash proceeds (including in each Fiscal Year the amount of insurance settlements and condemnation awards in such fiscal year in excess of Set Aside Amounts (it being understood that Set Aside Amounts shall not be included in "Net Proceeds", and may be retained by the Borrower or a Subsidiary of Borrower, as applicable, for the purposes described in clause (i) of the definition of the term "Set Aside Amount", unless and until any such amount shall cease to be a "Set Aside Amount" as a result of any failure to meet any of the criteria set forth in clause (i) or (ii) of such definition)) paid to or received by the Borrower or any Subsidiary of Borrower in respect of such Prepayment Event (including cash proceeds subsequently received in respect of such Prepayment Event in respect of non-cash consideration initially received or otherwise), less (bo the amount, if any, of all taxes (other than income taxes) and the Borrower's good-faith best estimate of all income taxes (to the extent that such amount shall have been set aside or reserved for the purpose of paying such taxes when due), and customary fees, commissions, costs and other expenses (excluding fees and expenses payable to the Borrower, any Affiliate of the Borrower or any Subsidiary of Borrower, other than the reasonable fees and expenses of Rosenberg & Liebentritt, P.C., Greenberg & Pociask, Equity Assets Management, Inc. or any other Affiliate of Borrower performing services in connection with any such Prepayment Event) that are incurred in connection with such Prepayment Event and are payable by the seller or the transferor of the assets or property or issuer of the securities, as the case may be, to which such Prepayment Event relates, but only to the extent not already deducted in arriving at the amount referred to in clause (a).

     "NET WORTH" shall mean, with respect to any Person on a consolidated basis, total shareholders' equity of such Person determined in accordance with Agreement Accounting Principles consistently applied; adjusted, however, to exclude the effect of any valuation adjustments, which are required by GAAP or Agreement Accounting Principles (as applicable) to be shown as a direct increase or decrease, as the case may be, in Net Worth, including adjustments for currency translations, unrealized gains or losses on marketable securities, receivables arising from stock purchase plans and unearned compensation.

     "NOTES" shall mean the Notes executed by the Borrower and delivered to each Lender pursuant to SECTION 2.02 or SECTION 12.02.

     "NOTICE OF BORROWING" shall mean, with respect to a proposed Borrowing pursuant to SECTION 2.02(A), or a proposed issuance of a Letter of Credit pursuant to SECTION 3.04(A), a notice substantially in the form of EXHIBIT 4 or other form acceptable to the Administrative Agent.

     "NOTICE OF CONVERSION/CONTINUATION" shall mean, with respect to a proposed conversion or continuation of a Loan pursuant to SECTION 2.03(C), a notice substantially in the form of EXHIBIT 5 or other form acceptable to the Administrative Agent.

     "OBLIGATIONS" shall mean the principal of and all interest on all Loans and Reimbursement Obligations, all fees, expense reimbursements, taxes, compensation and indemnities payable by Borrower to the Administrative Agent, the Collateral Agent, the Issuing Banks or any Lender pursuant to this Agreement and all other present and future Indebtedness and other liabilities of Borrower arising pursuant to this Agreement or any other Loan Document and owing to the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender, or any Person entitled to indemnification pursuant to SECTION 12.04, or any of their respective successors, transferees or assigns, arising under or in connection with this Agreement, any Note, the Fee Letters, any other Loan Document or any Eligible Hedging Contract, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

     "OFFERING" shall mean the public offering by the Borrower of its common stock referred to in the recitals, pursuant to the Borrower's Registration Statement originally filed with the Commission on May 17, 1994, as amended.

     "OFFICER'S CERTIFICATE" shall mean, as to any corporation, a certificate executed on behalf of such corporation by (i) its chairman or vice chairman of the board (if an officer) or its president or any vice president or (ii) by its chief financial officer, its controller or its treasurer.

     "OPERATING LEASE" shall mean, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.

     "ORIGINAL CREDIT AGREEMENT" shall have the meaning ascribed to that term in the recitals hereto.

     "ORIGINAL OBLIGATIONS" shall have the meaning ascribed to that term in the recitals hereto.

     "OTHER INDEBTEDNESS" shall mean all Indebtedness of Borrower other than the Obligations.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

     "PERMITS" shall mean any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

     "PERMITTED EXISTING LIENS" shall mean the Liens on any property of the Borrower or its Subsidiaries, in each case reflected on SCHEDULE 1.01-D.

     "PERSON" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

     "PLAN" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which either the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "PLEDGE AGREEMENTS" shall mean the Amended and Restated Pledge Agreements dated as of the Effective Date executed in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations by (i) the Borrower in connection with the pledge of the stock of each of the Borrower's Subsidiaries, and (ii) certain of the Borrower's Subsidiaries in connection with the pledge of the stock of their respective Subsidiaries, as any of the same may be amended, restated, supplemented or otherwise modified from time to time.

     "POTENTIAL EVENT OF DEFAULT" shall mean an event, condition or circumstance which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     "PREPAYMENT EVENT" shall mean (i) any sale, lease, transfer, assignment, loss, damage or destruction (in the case of loss, damage or destruction, to the extent covered by insurance) or other disposition of assets (including trademarks and other intangibles), business units, individual business assets or property of the Borrower or any of its Subsidiaries, including the sale, transfer or disposition of any capital stock thereof; (ii) the incurrence, creation or assumption by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness that is permitted to be incurred pursuant to SECTION 8.01) or the issuance or sale by the Borrower or any of its Subsidiaries of any debt securities or other obligations convertible into or exchangeable for, or giving any person or entity any right, option or warrant to acquire from the Borrower or any of its Subsidiaries any Indebtedness or any such convertible or exchangeable debt securities or obligations; or (iii) the issuance by the Borrower after the Effective Date of any equity securities or options or warrants convertible into or exchangeable for such equity securities of the Borrower to any party other than in connection with any employee stock option, ownership or purchase plan of the Borrower or any of its Subsidiaries; PROVIDED, HOWEVER, that none of (a) the sale of inventory in the ordinary course of business, (b) the sale and/or contribution of accounts receivable pursuant to the Receivables Agreement, (c) the sale, lease, transfer, assignment or other disposition of assets of the Borrower or any Subsidiary of the Borrower to the Borrower or any Guarantor or (d) the loss, damage or destruction of any property (to the extent covered by insurance) to the extent that the Net Proceeds of any single loss do not exceed $2,000,000 shall be deemed to be a "Prepayment Event".

     "PRIME RATE" shall have the meaning ascribed to such term in the definition of "Alternate Base Rate."

     "PROPERTY" shall mean with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.

     "PRO RATA SHARE" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Revolving Credit Commitments, if any, plus the outstanding balance of such Lender's Term Loan or Term Loans and the denominator of which shall be the then aggregate amount of all Revolving Credit Commitments plus the outstanding balance of all Term Loans.

     "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. [ 6901 ET SEQ., and any successor statute, and regulations promulgated thereunder.

     "RECEIVABLES" shall mean and include all of Borrower's and each Guarantor's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "RECEIVABLES AGREEMENT" shall mean the Amended and Restated Receivables Sale and Servicing Agreement dated as of July 1, 1994, among EIPC, as buyer and master servicer, and certain Subsidiaries of the Borrower, as sellers and sub-servicers, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereby.

     "RECEIVABLES SECURITIZATION" shall mean the sales by certain of the Borrower's Subsidiaries of Receivables originated by such Subsidiaries to EIPC pursuant to the Receivables Agreement.

     "REFERENCE BANKS" shall mean Chemical, Citibank, N.A. and The First National Bank of Boston.

     "REGULATION D," "REGULATION G," "REGULATION T," "REGULATION U" and "REGULATION X" shall mean Regulation D, Regulation G, Regulation T, Regulation U and Regulation X, respectively, of the Federal Reserve Board as in effect from time to time.

     "REIMBURSEMENT OBLIGATIONS" shall mean the reimbursement or repayment obligations of Borrower to the Issuing Banks pursuant to any Letter of Credit and related Letter of Credit Applications or Letter of Credit Reimbursement Agreements issued or delivered pursuant to ARTICLE III hereof.

     "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

     "REMEDIAL ACTION" shall mean any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

     "REPORTABLE EVENT" shall mean the events described in Sections 4043(b)(1), 4043(b)(4), 4043(b)(5), 4043(b)(6) or 4043(b)(9) of ERISA or the regulations thereunder.

     "REQUIREMENTS OF LAW" shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulation G, Regulation T, Regulation U and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.

     "REQUISITE LENDERS" means, except as otherwise provided in SECTION 12.06(B)(V), Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); PROVIDED, HOWEVER, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, "REQUISITE LENDERS" means, except as otherwise provided in SECTION 12.06(B)(V), Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty percent (50%); PROVIDED, FURTHER, that in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, at any time when Letters of Credit are outstanding and all Loans have been repaid, "REQUISITE LENDERS" means, except as otherwise provided in SECTION 12.06(B)(V), Lenders whose participations in the outstanding Letters of Credit, in the aggregate, are greater than fifty percent (50%).

     "RESTRICTED JUNIOR PAYMENT" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Borrower or any of its Subsidiaries, except a distribution of stock as part of a stock split and except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, PROVIDED that the issuance of such stock or junior class of stock is not an incurrence of Indebtedness, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of the capital stock of Borrower or any of its Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (v) any payment of tax-sharing payments, allocated corporate overhead, guaranty fees or management fees to any of Borrower's Affiliates (other than a Guarantor) and (vi) any payment in the nature of a loan from Borrower or any of its Subsidiaries to EIPC or any of EIPC's other Affiliates.

     "REVOLVING CREDIT AVAILABILITY" shall mean, as at any particular date of determination, the amount by which the lesser of the Revolving Credit Commitments and the Borrowing Base exceeds Revolving Loan Usage. For purposes of calculating Revolving Credit Availability as at any date, all Revolving Loans requested but not yet advanced and the aggregate face amount of all Letters of Credit requested but not yet issued will be treated as advanced and issued in calculating Revolving Loan Usage unless the Borrower has directed that the requested advance be disbursed to repay the Revolving Loans.

     "REVOLVING CREDIT COMMITMENT" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolving Credit Commitment" on the signature pages hereof or determined in accordance with the provisions of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "REVOLVING CREDIT COMMITMENTS" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $50,000,000.

     "REVOLVING CREDIT FACILITY" shall mean the revolving credit facility established for Revolving Loans pursuant to Section 2.01.

     "REVOLVING CREDIT TERMINATION DATE" shall mean the earlier of (a) September 30, 2000 (or, if the Revolving Credit Facility is extended pursuant to SECTION 2.02(G), September 30, 2001) and (b) the date of termination of the Revolving Credit Commitments pursuant to SECTION 2.02(D) or SECTION 10.02(A).

     "REVOLVING LOAN" shall have the meaning ascribed to such term in SECTION 2.01(A).

     "REVOLVING LOAN USAGE" shall mean, at any given time, the sum of (i) the aggregate outstanding principal balance of Revolving Loans and (ii) the aggregate outstanding Letter of Credit Obligations.

     "S&P" shall mean Standard & Poor's Corporation and its successors.

     "SAMUEL ZELL GROUP" shall mean Samuel Zell, Ann Lurie, any trust created for the benefit of Samuel Zell or Ann Lurie or their families, and any of their affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange
Act).

     "SECURITIES" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "SECURITIES EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "SECURITIZATION EXPENSES" shall mean, with respect to any period, the sum of (i) the amount by which (A) the stated amount of Receivables sold by Borrower and/or its Subsidiaries pursuant to the Receivables Agreement during such period exceeds (B) the consideration received for such Receivables, plus (ii) ny payments made during such period pursuant to the indemnification provisions of the Receivables Agreement.

     "SENIOR DEBT RATINGS" shall mean the publicly announced ratings of the Borrower's senior, unsecured, non-credit enhanced long-term debt by Moody's, S&P and D&P.

     "SET ASIDE AMOUNT" shall mean, in respect of any insurance settlement or condemnation award which does not in the aggregate exceed $10,000,000 received by the Borrower or any Subsidiary of the Borrower and (i) set aside by the Borrower or the applicable Subsidiary for the replacement or repair of any lost, destroyed or damaged assets, equipment or other property that were the subject of an insurable loss, destruction or damage and for which an insurance settlement was made or (ii) set aside by the Borrower or the applicable Subsidiary for the replacement of any real property that was the subject of a taking and in respect of which a condemnation award was made provided such replacement or repair is commenced within six months of the receipt of any such condemnation award or insurance proceeds related to such loss, destruction or damage or such taking, as applicable and pursued with diligence.

     "SOLVENT" shall mean, when used with respect to any Person, that at the time of determination:

          (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

          (ii) it is then able and expects to be able to pay its debts as they mature; and

          (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

     With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

     "STANDBY LETTER OF CREDIT" shall mean any letter of credit which is not a Commercial Letter of Credit.

     "STATUTORY RESERVES" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one MINUS the aggregate of the maximum applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which the Administrative Agent or any Lender is subject (a) with respect to the Three-month Secondary CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months or (b) with respect to the LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such

Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest is directly or indirectly owned or controlled by such Person or one or more of the other Subsidiaries of such Person or any combination thereof.

     "Subsidiary Guaranty" shall mean the guaranties of the Borrower's Obligations pursuant to the Subsidiary Guaranty dated as of the Effective Date executed by each of the Borrower's domestic Subsidiaries in favor of the Administrative Agent, the Collateral Agent and the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "SUBSIDIARY SECURITY AGREEMENT" shall mean the Subsidiary Security Agreement dated as of the Effective Date executed by each of the domestic Subsidiaries of the Borrower in favor of the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "SUPERMAJORITY LENDERS" means, except as otherwise provided in SECTION 12.06(B)(V), Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66 2/3%); PROVIDED, HOWEVER, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, "SUPERMAJORITY LENDERS" means, except as otherwise provided in SECTION 12.06(B)(V), Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are equal to or greater than sixty-six and two-thirds percent
(66 2/3%); PROVIDED, FURTHER, that in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, at any time when Letters of Credit are outstanding and all Loans have been repaid, "SUPERMAJORITY LENDERS" means, except as otherwise provided in SECTION 12.06(B)(V), Lenders whose participations in the outstanding Letters of Credit, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66- 2/3%).

     "TAX SHARING AGREEMENT" shall mean that certain GAMI-Falcon Disaffiliation Tax Sharing Agreement among the Borrower, EIPC, O.D.E. Manufacturing Inc., Amerace Corporation and Great American Management and Investment, Inc. dated as of the Effective Date, as the same may be amended, restated, supplemented or otherwise modified from time to time (i) in any respect which does not (a) result in the Borrower being required to make any greater payments thereunder either in absolute amounts or percentage terms or (b) reduce either in absolute amounts or percentage terms the benefits to the Borrower or (ii) otherwise with the consent of the Requisite Lenders.

     "TAXES" shall have the meaning ascribed to such term in SECTION 2.09(A).

     "TERM LOANS" shall have the meaning ascribed to such term in SECTION
2.01(C).

     "TERM LOAN TERMINATION DATE" shall mean the earlier of (a) September 30, 2000 and (b) the date of acceleration of the Term Loans pursuant to SECTION 10.02(A).

     "TERMINATION EVENT" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA;
(iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the distress termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate at the time the withdrawing entity was an ERISA Affiliate from a Multiemployer Plan if such withdrawal could result in the imposition of withdrawal liability under Section 4219 of ERISA.

     "TOTAL INDEBTEDNESS" shall mean, with respect to any Person on a consolidated basis, all Indebtedness of such Person which would be reflected as long-term debt on a consolidated balance sheet of such Person prepared in accordance with Agreement Accounting Principles, including all current maturities thereof.

     "TRANSACTION COSTS" shall mean the fees, costs and expenses payable by or reasonably allocated to Borrower or any of its Subsidiaries pursuant hereto or in connection herewith or in respect hereof or of the other Loan Documents.

     "TRANSACTION DOCUMENTS" shall mean the Loan Documents and the Contribution Agreement.

     "TYPE" when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

     "U.S. PERSON" shall mean a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income.

     "U.S. TAXES" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

     "WORKING CAPITAL" shall mean (i) current assets less cash minus (ii) current liabilities less the current portion of long-term debt.

     1.02. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

     1.03. ACCOUNTING TERMS. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with Agreement Accounting Principles.

     1.04. OTHER DEFINITIONAL PROVISIONS. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." References to "Articles," "Sections," "subsections," "Schedules," "Exhibits," "the preamble" and "the recitals" shall be to Articles, Sections, subsections, Schedules, Exhibits, the preamble and the recitals, respectively, of this Agreement unless otherwise specifically provided.

                                   ARTICLE II
                           AMOUNTS AND TERMS OF LOANS

     2.01.  REVOLVING LOANS AND TERM LOANS.

          (a) AVAILABILITY. Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "REVOLVING LOAN" and, collectively, the "REVOLVING LOANS") to Borrower and to participate in Letters of Credit issued pursuant to Article III hereof from time to time during the period from the Effective Date to the Business Day immediately preceding the Revolving Credit Termination Date, in an amount which shall not exceed such Lender's Pro Rata Share of the Revolving Credit Availability at such time. Schedule I to the Assumption Agreement sets forth the aggregate principal amount of the outstanding Obligations assumed by the Borrower pursuant thereto as Revolving Loans and deemed to be outstanding hereunder as of the Effective Date according to the Lenders' respective Pro Rate Shares.

          (b) SEVERAL COMMITMENTS. All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder and that the Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other Lender to perform its obligation to make a Revolving Loan. The failure of any Lender to make available to the Administrative Agent any Borrowing of the Commitments shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of any Borrowing of the Commitments on the date such funds are to be made available pursuant to the terms of this Agreement.

          (c) TERM LOANS. Pursuant to the Assumption Agreement, the Borrower has assumed $115,000,000 aggregate principal amount of the outstanding Obligations as term loans (the "TERM LOANS") which are deemed to be outstanding hereunder as of the Effective Date with respect to each Lender in the principal amount set forth opposite such Lender's name under the heading "Term Loans" on the signature pages hereof. The Term Loans shall be payable as follows:

                                                                                  AMOUNT OF
                                                                              TERM LOANS PAYABLE
                                     PERIOD                                   DURING SUCH PERIOD
     -----------------------------------------------------------------------  ------------------
     Effective Date through September 30, 1995..............................     $10,000,000
     October 1, 1995 through September 30, 1996.............................      15,000,000
     October 1, 1996 through September 30, 1997.............................      20,000,000
     October 1, 1997 through September 30, 1998.............................      20,000,000
     October 1, 1998 through September 30, 1999.............................      25,000,000
     October 1, 1999 through September 30, 2000.............................      25,000,000

          Each amortization payment for each period described above shall be payable in equal installments of principal, plus accrued interest, on the last calendar day of each calendar quarter during such period beginning with December 31, 1994.

          (d) OPTIONAL REPAYMENTS AND MATURITY. The Borrower may, at any time and from time to time, prepay any Base Rate Loan, in whole or in part upon at least one (1) Business Day's prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender). Eurodollar Rate Loans may be prepaid (A) in whole or in part on the expiration date of the then applicable Eurodollar Interest Period and
     (B) upon at least three (3) Business Days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender) and only upon payment of the amounts described in
     SECTION 2.08(D). Unless the aggregate outstanding principal balance of the Term Loans is to be prepaid in full, voluntary prepayments of the Term Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Each voluntary prepayment shall be applied to the unpaid installments of the Term Loans in the following order: (i) 50% of the amount of such prepayment to the unpaid installments of the Term Loans in the order of their maturity and (ii) 50% of the amount of such prepayment to the unpaid installments of the Term Loans in inverse order of their maturity. Any notice of prepayment given to the Administrative Agent under this SECTION 2.01(D) shall specify the date (which shall be a Business Day) of prepayment, the aggregate principal amount of the prepayment and any allocation of such amount among Base Rate Loans and Eurodollar Rate Loans. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in the notice shall become due and payable on the prepayment date specified in such notice.

          Each Lender's Revolving Credit Commitment shall expire, and each of the Revolving Loans then outstanding shall mature and be repaid by Borrower, without further action on the part of the Lenders, on the Revolving Credit Termination Date; and each Lender's Term Loans then outstanding shall mature and be repaid by Borrower, without further action on the part of the Lenders, on the Term Loan Termination Date.

          (e) MINIMUM AMOUNTS. Loans made on any Funding Date shall be in integral multiples of $500,000 and in the aggregate minimum amount of $1,000,000, in the case of Loans constituting Base Rate Loans, and in integral multiples of $1,000,000 and in the aggregate minimum amount of $5,000,000, in the case of Loans constituting Eurodollar Rate Loans.

     2.02.  REVOLVING LOAN FACILITY MECHANICS.

          (a)  NOTICE OF BORROWING.  Whenever Borrower desires to borrow under
     SECTION 2.01(A), Borrower shall deliver to the Administrative Agent a Notice of Borrowing no later than 12:00 noon (New York City time) (i) at least one (1) Business Day in advance of the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and (ii) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. The Notice of Borrowing shall specify
     (A) the Funding Date (which shall be a Business Day) in respect of the Loan, (B) the amount of the proposed Borrowing, (C) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and (D) in the case of Eurodollar Rate Loans, the requested Interest Period. In lieu of delivering the above-described Notice of Borrowing, and only with the consent of the Administrative Agent in its sole discretion at such time, Borrower may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this SECTION 2.02(A); PROVIDED that, in the event the Administrative Agent so consents, such notice shall be confirmed in writing by delivery to the Administrative Agent promptly (but in no event later than 12:00 noon on the Funding Date of the requested Loan) of a Notice of Borrowing. Any Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to this SECTION 2.02(A) shall be irrevocable.

          (b) MAKING OF LOANS. Promptly after receipt of a Notice of Borrowing under SECTION 2.02(A) (or telephonic notice in lieu thereof if the Administrative Agent consents to such telephonic notice), the Administrative Agent shall notify each Lender by telex or telecopy or other similar form of teletransmission, of the proposed Borrowing. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Dollars and in immediately available funds, not later than 11:00 a.m. (New York City time) on the Funding Date. After the Administrative Agent's receipt of the proceeds of such Revolving Loans, the Administrative Agent shall (unless it has not received the Notice of Borrowing in satisfaction of the requirements of SECTION 4.02(A) or has been informed that any of the other conditions precedent have not been satisfied) make the proceeds of such Revolving Loans available to Borrower on such Funding Date and shall disburse such funds in Dollars and in immediately available funds to an account of Borrower, designated in writing by Borrower in the Notice of Borrowing.

          (c) FAILURE TO FUND BY LENDER. Unless the Administrative Agent shall have been notified by any Lender prior to any Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to make available to the Administrative Agent such Lender's Revolving Loan on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent in its sole discretion may, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on or prior to 11:00 a.m. (New York City time) on a Funding Date, such Lender agrees to pay and Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate) for the first three (3) Business Days and thereafter at the Alternate Base Rate, and (ii) in the case of Borrower, the interest rate which would be applicable at the time to a Borrowing of Base Rate Loans. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, the Administrative Agent shall promptly pay over to Borrower such corresponding amount in same day funds, but Borrower shall remain obligated for all interest thereon. Nothing in this SECTION 2.02(C) shall be deemed to relieve any Lender of its obligation hereunder to make its Revolving Loan on any Funding Date.

          (d) VOLUNTARY REDUCTION OF COMMITMENTS. Borrower shall have the right, at any time and from time to time, (i) to terminate the Revolving Credit Commitments in whole, without premium or penalty, if no Revolving Loans or Letters of Credit are then outstanding, and no Revolving Loans or Letters of Credit have been requested but not yet advanced, or (ii) subject to the second to last sentence of this SECTION 2.02(D), permanently to reduce in part, without premium or penalty, the Revolving Credit Commitments up to the amount by which the Revolving Credit Commitments exceed the sum of (A) the Revolving Loan Usage, (B) the aggregate principal amount of all Revolving Loans requested hereunder but not yet advanced and
     (C) the aggregate face amount of all Letters of Credit requested hereunder but not yet issued. Borrower shall give not fewer than five (5) Business Days' prior written notice to the Administrative Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Administrative Agent shall notify each Lender of the proposed termination or reduction. Such termination or partial reduction of the Revolving Credit Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any such partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Any notice of reduction or termination pursuant to this SECTION 2.02(D) shall be irrevocable.

          (e) RETENTION OF RIGHTS AND REMEDIES. Notwithstanding the termination of this Agreement on September 30, 2000 (or, if extended pursuant to SECTION 2.02(G), September 30, 2001), until all of the Obligations shall have been fully and indefeasibly paid in cash and satisfied and all financing arrangements among Borrower and the Lenders pursuant to any Loan Document shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Collateral Agent shall be entitled to retain its security interest in and to all existing and future Collateral for the benefit of itself and the Holders of Secured Obligations.

          (f) NOTES. The Borrower shall execute and deliver to each Lender (or to the Administrative Agent on behalf of each Lender) on or before the Effective Date promissory notes substantially in the form of the applicable notes in EXHIBIT 6 to evidence the aggregate amount of that Lender's Loans and with other appropriate insertions. Each Lender is hereby authorized to, and prior to any transfer of the Notes issued to it each Lender shall, endorse the date and amount of each Loan made by such Lender and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, which endorsement shall constitute PRIMA FACIE evidence, absent manifest error, of the accuracy of the information so endorsed, provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of such Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records, such books and records constituting PRIMA FACIE evidence, absent manifest error, of the accuracy of the information contained therein; PROVIDED, HOWEVER, that if the Loan Account differs from the information endorsed by a Lender on such Lender's Notes, the Loan Account, absent manifest error, shall govern.

          (g) EXTENSION OF REVOLVING CREDIT FACILITY. Subject to the terms and conditions set forth in this Agreement, the Revolving Credit Facility shall be in effect until September 30, 2000 (the "INITIAL TERMINATION DATE"), unless it is extended pursuant hereto to September 30, 2001 (the "EXTENDED TERMINATION DATE"). During the period from and including April 1, 1999, to and including June 30, 1999, the Borrower may request in writing (the "EXTENSION REQUEST") an extension of the Revolving Credit Facility to the Extended Termination Date. The Revolving Credit Facility shall be so extended if, after receipt of the Extension Request, the Supermajority Lenders approve such extension within 60 days after receipt by the Administrative Agent of the Extension Request; PROVIDED, HOWEVER, that the failure by any Lender to respond to the Extension Request shall be deemed to constitute such Lender's denial of such Extension Request. If the Extension Request is not made or is made but not approved by the Supermajority Lenders, the Revolving Credit Facility shall expire on the Initial Termination Date. Notwithstanding anything herein to the contrary, no Lender that has denied its consent to the Extension Request ("DISSENTING LENDER") shall be bound by the approval of the Extension Request granted by the Supermajority Lenders, and the Revolving Credit Commitment of each Dissenting Lender, and each Dissenting Lender's participation in the Letters of Credit, shall expire on the Initial Termination Date. The Borrower shall have the right, at any time, to replace a Dissenting Lender with another financial institution reasonably acceptable to the Administrative Agent. In the event that one or more Dissenting Lenders are not so replaced prior to the Initial Termination Date, on such date the amount of the Revolving Credit Commitments shall be reduced by the aggregate amount of the expiring Revolving Credit Commitments of Dissenting Lenders not so replaced, each remaining Lender's Pro Rata Share shall be adjusted accordingly (including its pro rata participation in the Letters of Credit) and the

     Borrower shall pay to each Dissenting Lender all amounts due and owing to such Dissenting Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Revolving and Term Loans owed to such Dissenting Lender, together with accrued interest and fees thereon through the date of repayment and amounts payable under SECTIONS 2.09 and 2.10, all of which amounts shall be immediately due and payable at such time. Upon the replacement of a Dissenting Lender or payment of a Dissenting Lender's Obligations on the Initial Termination Date in accordance with the terms hereof, such Dissenting Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTIONS 2.08, 2.09, 2.10, 3.09, 12.03 and 12.04.

     2.03.  INTEREST ON THE LOANS.

          (a) RATE OF INTEREST. All Loans shall bear interest on the unpaid principal amount thereof from the date made until paid in full at a fluctuating rate determined from time to time by reference to the Alternate Base Rate or the LIBO Rate. The applicable basis for determining the rate of interest shall be selected by Borrower at the time a Notice of Borrowing is given by the Borrower or at the time a Notice of Conversion/Continuation is delivered by Borrower pursuant to SECTION 2.03(C); PROVIDED, HOWEVER, that Borrower may not select the LIBO Rate as the applicable basis for determining the rate of interest on a Loan if at the time of such selection a Potential Event of Default or Event of Default exists or if such a selection would be otherwise prohibited by the terms of this Agreement. If on any day a Loan is outstanding with respect to which a Notice of Borrowing or a Notice of Conversion/Continuation has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for each such day such Loan shall be a Base Rate Loan. Loans shall bear interest, subject to SECTION 2.03(D), at the following rates:

             (i) if a Base Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Base Rate Margin and (B) the Alternate Base Rate as in effect from time to time as interest accrues; and

             (ii) if a Eurodollar Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Eurodollar Rate Margin and (B) the LIBO Rate determined for the applicable Interest Period.

          Upon receipt by the Administrative Agent of the first set of financial statements delivered pursuant to SECTION 6.01(B) after the fiscal quarter ending March 31, 1995 and each set of such financial statements delivered pursuant to SECTION 6.01(B)thereafter, the Applicable Margins shall be adjusted, such adjustment being effective on the first Business Day after receipt of such financial statements and the Compliance Certificate to be delivered in connection therewith; provided, HOWEVER, if the Borrower shall not have delivered such financial statements on a timely basis in accordance with SECTION 6.01(B), beginning with the date upon which such financial statements should have been delivered and continuing until such financial statements are delivered, the Applicable Margins shall be adjusted based on the assumption that the Free Cash Flow Coverage Ratio was less than 3.0 to 1.0. Notwithstanding the foregoing, if reference is made to the Senior Debt Ratings for determination of the Applicable Margins, the Applicable Margins shall be adjusted without reference to the delivery of the Borrower's financial statements, such adjustment being effective on the first Business Day after any change in the Senior Debt Ratings. In no event shall any adjustment which would reduce the Applicable Margins be made pursuant to this SECTION 2.03(A) if on the date such adjustment would otherwise become effective an Event of Default or Potential Event of Default exists.

          (b) INTEREST PAYMENTS. Subject to SECTION 2.03(D), (i) interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last calendar day of each calendar quarter occurring after the Effective Date,
     (B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the date any principal of the Loan is due or prepaid, with respect to the principal amount then due or prepaid, and (D) on the Term Loan Termination Date, and (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Eurodollar Rate Loan, (B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement, (C) upon the date any principal of the Loan is due or prepaid, with respect to the principal then due or prepaid, and (D) on the Term Loan Termination Date.

          (c) CONVERSION OR CONTINUATION. (i) Subject to the provisions of SECTIONS 2.07 and 2.08, Borrower shall have the option (A) to convert at any time all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $5,000,000 from Base Rate Loans to Eurodollar Rate Loans; or (B) to convert all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $1,000,000 from Eurodollar Rate Loans to Base Rate Loans on the expiration date of any Interest Period applicable thereto or upon the payment of compensation payable pursuant to SECTION 2.08(D); or (C) upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, to continue all or any portion of such Loans equal to or in excess of $5,000,000 as Eurodollar Rate Loans of the same type, and the succeeding Interest Period of such continued Loans shall commence on the expiration date of the Interest Period applicable thereto; PROVIDED that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan if any Potential Event of Default or Event of Default exists or if such a continuation or conversion would otherwise be prohibited by the terms of this Agreement.

             (ii) In the event Borrower shall elect to convert or continue a Loan under this SECTION 2.03(C), Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 12:00 noon (New York City time) (A) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and (B) at least three (3) Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of Conversion/ Continuation shall specify (1) the proposed conversion or continuation date (which shall be a Business Day), (2) the amount of the Loan to be converted or continued, (3) the nature of the proposed conversion or continuation, and (4) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period. If no Interest Period is specified in any such Notice of Conversion/Continuation with respect to a Eurodollar Rate Loan, the Borrower shall be deemed to have selected an Interest Period of one month's duration. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give the Administrative Agent telephonic notice of any proposed conversion or continuation by the time required under this SECTION 2.03(C); PROVIDED that such notice shall be confirmed in writing by delivery to the Administrative Agent promptly (but in no event later than 12:00 noon (New York City time) on the proposed conversion or continuation date) of a Notice of Conversion/Continuation. Promptly after receipt of a Notice of Conversion/Continuation under this SECTION 2.03(C) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by telex, telecopy, telephone or other similar form of transmission, of the proposed conversion or continuation.

             (iii) Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.

             (iv) Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Rate Loan.

          (d) DEFAULT INTEREST. Notwithstanding the rates of interest specified in SECTION 2.03(A) and the payment dates specified in SECTION 2.03(B), from and after the occurrence of an Event of Default and for so long thereafter as such Event of Default is continuing, the principal balance of all Loans and other Obligations then outstanding (including, without limitation, all amounts due and payable pursuant to SECTION 10.02(A)) and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, shall bear interest payable upon demand at a rate per annum equal to the sum of (A) two percent (2.0%) and
     (B) the interest rate otherwise applicable thereto (the "DEFAULT RATE").

          (e) COMPUTATION OF INTEREST. Interest on all Agreement Obligations (other than those on which the interest rate is determined by reference to the Prime Rate) shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. Interest on all Agreement Obligations with respect to which the interest rate is determined by reference to the

     Prime Rate shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 or 366 days, as applicable. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan.

          (f) CHANGES; LEGAL RESTRICTIONS. In the event that after the date hereof (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority, or (ii) compliance by any Lender with any request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over banks or financial institutions generally, does impose, modify, or hold applicable, in the reasonable determination of a Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, Commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office of such Lender (except with respect to Base Rate Loans, so long as the Base Rate in effect at the time is determined under CLAUSE (A) in the definition of "Alternate Base Rate"), and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining the Loans or its Commitment or issuing or participating in any Letter of Credit or to reduce any amount receivable hereunder or thereunder; THEN, in any such case, Borrower shall upon written notice from and demand by that Lender pay to such Lender, within thirty (30) Business Days of the date specified in such notice and demand, such amount or amounts (based upon a reasonable allocation thereof by such Lender to the financing transactions contemplated by this Agreement and affected by this SECTION 2.03(F)) as may be necessary to compensate that Lender for any such additional cost incurred or reduced amount received, but without interest. Such Lender shall deliver to the Borrower a written statement of the costs or reductions claimed and the basis therefor, and the reasonable allocation made by such Lender of such costs and reductions, which statement shall, in the absence of manifest error, be conclusive. If a Lender subsequently recovers from another Person any amount previously paid by Borrower pursuant to this SECTION 2.03(F), such Lender shall, within thirty (30) days after receipt of such refund and to the extent permitted by applicable law, pay to the Borrower, without interest, the amount of any such recovery.

     2.04.  FEES.

          (a) COMMITMENT FEE. The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares except as set forth in SECTION 12.06(B)(VI), a fee (the "COMMITMENT FEE"), accruing at the rate of three-eighths of one percent (0.375%) per annum on the average daily amount by which the Revolving Credit Commitments exceed Revolving Loan Usage for the period commencing on the Effective Date and ending on the Revolving Credit Termination Date; PROVIDED, HOWEVER, if and for so long as the Applicable Eurodollar Rate Margin is reduced to 0.875% per annum or less, then the Commitment Fee shall accrue at the rate of one-quarter of one percent (0.25%) per annum. The Commitment Fee is payable quarterly, in arrears, on the last calendar day of each calendar quarter occurring after the Effective Date, commencing December 31, 1994, and on the Revolving Credit Termination Date.

          (b) LETTER OF CREDIT FEES. Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, a fee for each Letter of Credit issued on behalf of Borrower, in accordance with the provisions of
     SECTION 3.08(A).

          (c) PAYMENT OF FEES. The fees described in this SECTION 2.04 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. Fees and expenses shall be payable when due in immediately available funds. All fees and expenses shall be nonrefundable when paid. All fees and expenses specified or referred to in this Agreement or in the letter agreements dated September 28, 1994 between the Borrower and Chemical and between the Borrower and Citicorp (the "FEE LETTERS") due to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including, without limitation, amounts referred to in this Section 2.04 and in SECTION 12.03, shall constitute Obligations and shall be secured by all the Collateral. All fees described in this Section 2.04 (other than Section 2.04(b)) which are expressed as a per annum charge shall be calculated on the basis of the actual number of days elapsed in a 365 or 366 day year, as applicable.

     2.05. MANDATORY PREPAYMENTS. (a) Borrower shall not at any time cause or permit Revolving Loan Usage to exceed the lesser of (i) the Revolving Credit Commitments and (ii) the Borrowing Base. If at any time any such excess exists, Borrower shall, without demand or notice, promptly pay to the Administrative Agent such amount as may be necessary to eliminate such excess, which prepayment shall be applied as set forth in SECTION 2.06(B).

          (b) (i) Within one hundred and five (105) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 1995, the Borrower shall calculate Excess Cash Flow for such Fiscal Year (and at such time the chief financial officer, treasurer or controller of the Borrower shall deliver to the Administrative Agent a certificate setting forth such amount and the calculation thereof) and Borrower shall promptly and, in any event not later than five (5) Business Days after the delivery of such certificate, pay to the Administrative Agent an amount equal to fifty percent (50%) (or, if the Free Cash Flow Coverage Ratio as of the end of the most recently completed fiscal quarter for which financial statements have been delivered is greater than or equal to 4.0 to 1, thirty-three percent (33%)) of Excess Cash Flow, which prepayment shall be applied as set forth in SECTION 2.06(B).

             (ii) In the event and on each occasion after the Effective Date that a Prepayment Event that is an event described in CLAUSE (I) of the definition of the term "Prepayment Event" and is not excluded from the definition of such term pursuant to the proviso in such definition (an "ASSET SALE PREPAYMENT EVENT") occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) receipt by or on behalf of the Borrower or any Subsidiary thereof of the Net Proceeds from such Prepayment Event, pay an amount equal to 100% (or, if the condition set forth in the following sentence is satisfied, fifty percent (50%)) of the Net Proceeds of such Asset Sale Prepayment Event to the Administrative Agent, which prepayment shall be applied as set forth in SECTION 2.06(B); PROVIDED, HOWEVER, that in any Fiscal Year such amount shall not be required to be paid to the Administrative Agent for such application to the extent that such amount would be applied to the Term Loans pursuant to SECTION 2.06(B), until, and except to the extent that, the aggregate, cumulative amount of such payments during such Fiscal Year that, but for this proviso, would be applied to the Term Loans, exceeds $5,000,000. The percentage specified in the foregoing sentence shall be reduced to 50% from 100% if either (A) the Free Cash Flow Coverage Ratio as of the end of the most recently completed fiscal quarter for which financial statements have been delivered is greater than or equal to 6.0 to 1 or (B) on the date of such Prepayment Event, the Borrower shall have attained at least two of the following Senior Debt Ratings: BBB- or better from S&P; Baa3 or better from Moody's; and Baa3 or better from D&P.

             (iii) In the event and on each occasion after the Effective Date that a Prepayment Event described in CLAUSE (II)of the definition of the term Prepayment Event occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) the occurrence of such Prepayment Event, pay an amount equal to 75% of the amount of Net Proceeds of such Prepayment Event to the Administrative Agent, which prepayment shall be applied as set forth in SECTION 2.06(B).

             (iv) In the event and on each occasion after the Effective Date that a Prepayment Event described in CLAUSE (III)of the definition of the term Prepayment Event occurs, the Borrower shall, promptly upon (and in any event not later than the third Business Day next following) the occurrence of such Prepayment Event, pay an amount equal to 25% of the Net Proceeds of such

        Prepayment Event to the Administrative Agent, which prepayment shall be applied as set forth in SECTION 2.06(B).

             (v) In the event that the calculation of the Net Proceeds relating to any Prepayment Event included an estimate for income taxes that was at least $500,000 greater than the income taxes actually payable in respect thereof, the Borrower shall, promptly after determining the amount of income taxes actually payable, pay to the Administrative Agent the amount by which such estimate exceeded the amount of taxes actually payable, which prepayment shall be applied as set forth in SECTION 2.06(B).

     Notwithstanding the foregoing, no prepayment shall be required pursuant to CLAUSE (I) or (IV) above if, at the time any such prepayment would otherwise be required, either (1) the Free Cash Flow Coverage Ratio for purposes of adjusting the Applicable Margins as of the end of the most recently completely fiscal quarter for which financial statements have been delivered is greater than or equal to 6.0 to 1, (2) the outstanding principal balance of the Term Loans is less than $50,000,000, or (3) the Borrower shall have attained at least two of the following Senior Debt Ratings: BBB - or better from S&P; Baa3 or better from Moody's; and Baa3 or better from D&P. Any payment required by this SECTION 2.05 shall be payable without penalty or premium, except as may be required by
SECTION 2.08(D) with respect to any Eurodollar Rate Loan prepaid as a result thereof.

     2.06.  PAYMENTS.

          (a) MANNER AND TIME OF PAYMENT. Except as otherwise expressly set forth herein, all payments of principal of and interest on the Loans and other Agreement Obligations (including without limitation, fees and expenses) payable to the Administrative Agent, the Lenders or the Issuing Banks (or any of them) shall be made without setoff, counterclaim, defense, condition or reservation of rights, in Dollars and in immediately available funds, delivered to the Administrative Agent (or, in the case of Reimbursement Obligations, the applicable Issuing Bank) not later than 12:00 noon (New York City time) on the date and at the place due, to such account of the Administrative Agent (or the Issuing Bank) as it may designate, for the account of the Administrative Agent or the Lenders as the case may be; and funds received by the Administrative Agent (or the applicable Issuing Bank) after that time and date shall be deemed to have been paid and received on the next succeeding Business Day. Payments actually received by the Administrative Agent for the account of the Administrative Agent or the Lenders or the Issuing Bank or any of them, shall be paid to them promptly after receipt thereof by the Administrative Agent. All payments of principal, interest, Reimbursement Obligations and fees, and all reimbursements for expenses pursuant to this Agreement and the other Loan Documents, may at the option of the Administrative Agent (but without any obligation to do so) and upon not less than fifteen (15) days advance written notice to Borrower be paid from the proceeds of Revolving Loans made to Borrower hereunder. Borrower hereby irrevocably and unconditionally authorizes the Lenders to make Revolving Loans to it under the Revolving Credit Facility, which Revolving Loans shall be Base Rate Loans, for the purpose of paying interest, Reimbursement Obligations and fees due from it and for the purpose of reimbursing the Administrative Agent, the Issuing Bank and each Lender for expenses due and payable pursuant to this Agreement and the other Loan Documents and agrees that all such Revolving Loans so made shall be deemed to have been requested by it and at the option of the Administrative Agent (but without any obligation to do so) may be charged to Borrower's Loan Account; provided, however, that the Administrative Agent has given Borrower fifteen (15) days advance written notice of the making of such Revolving Loans. Notwithstanding anything contained in this Agreement to the contrary, if, at any time that any payment of Agreement Obligations shall be required hereunder as a mandatory prepayment, the aggregate amount of such payment to the Administrative Agent for the accounts of the Lenders is less than $250,000, so long as no Event of Default or Potential Event of Default shall then exist, such payment may be deferred, at the option of the Borrower exercised in writing, until the next date on which a payment is required or made such that the combined payment would exceed such minimum amount.

          (b) APPORTIONMENT OF PAYMENTS AND PREPAYMENTS. (i) Subject to the provisions of SECTION 12.06(B), all payments and prepayments of principal and interest in respect of outstanding Loans and all payments of fees and all other payments in respect of any other Agreement Obligations, shall be allocated among such of the Lenders and the Issuing Banks as are entitled thereto, in proportion to their Pro Rata Shares or otherwise as provided herein. Subject to the provisions of
     SECTION 2.06(B)(II), all such payments and prepayments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied FIRST, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, SECOND, to pay principal of and interest on any advance made under SECTION 12.18 for which the Administrative Agent or the Collateral Agent has not then been paid by the Borrower or reimbursed by the Lenders, THIRD, to pay all other Agreement Obligations (other than those referred to in clauses FOURTH through NINTH) then due and payable, FOURTH, to pay the principal of the Revolving Loans to the extent required pursuant to SECTION 2.05(A), FIFTH, to pay interest due in respect of the Term Loans and the Revolving Loans ratably, SIXTH, to pay principal of the Term Loans then due and payable, SEVENTH, to pay principal of the Term Loans not then due and payable, EIGHTH, to pay the principal of the Revolving Loans, NINTH, to pay principal on contingent Letter of Credit Obligations by depositing such funds as cash collateral pursuant to SECTION 10.02(B), and TENTH, to the ratable payment of all Obligations in respect of Eligible Hedging Contracts. All principal payments and prepayments in respect of Loans shall be applied FIRST, to the Eurodollar Rate Loans maturing on the date of such payment, SECOND, to repay outstanding Base Rate Loans, and THEN to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

     Notwithstanding the above provisions of this SECTION 2.06(B), and except as provided in the next-to-last sentence of this paragraph, all of the mandatory prepayments required pursuant to SECTION 2.05(B) of this Agreement to be applied to the Term Loans shall be applied until the Term Loans are paid in full. All such prepayments (except in the case of prepayments governed by SECTION 2.05(B)(II)) shall be applied pro rata to the remaining installments of the Term Loans after the first four scheduled installments of the Term Loans following the date of such prepayment, and then pro rata to such first four scheduled installments; and thereafter all mandatory prepayments shall be applied to the Revolving Loans and to the cash collateralization of outstanding Letters of Credit pursuant to SECTION 10.02(B). Payments governed by SECTION 2.05(B)(II) shall be applied pro rata to all remaining scheduled principal payments of the Term Loans. The amount of any prepayment governed by SECTION 2.05(B)(II) shall be determined (x) after the application to the Revolving Loans of any portion of such proceeds attributable to assets included in the Borrowing Base and (y) without regard to any portion of such proceeds used to repurchase Receivables previously sold pursuant to the Receivables Securitization. Payments to be applied to the unpaid installments of the Term Loans on a pro rata basis shall be applied to the fullest extent possible such that the unpaid installments, after giving effect to such application, are in each case a multiple of $10,000; if any amount of such payment remains unapplied after such application, such unapplied amount shall be applied to the final installment of the Term Loans.

             (ii) Subject to the provisions of SECTION 12.06(B), after the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall, unless otherwise specified at the direction of the Requisite Lenders which direction shall be consistent with the last sentence of this clause (ii), apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

                (A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

                (B) second, to pay interest on and then principal of any advance made under SECTION 12.18 for which the Administrative Agent or the Collateral Agent, as applicable, has not then been paid by the Borrower or reimbursed by the Lenders;

                (C) third, to pay Agreement Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent or the Collateral Agent, as applicable;

                (D) fourth, to pay Agreement Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and any of the Issuing Banks;

                (E) fifth, to pay principal of the Revolving Loans to the extent required pursuant to SECTION 2.05(A);

                (F) sixth, to the ratable payment of interest due in respect of the Term Loans, the Revolving Loans and the Letter of Credit Obligations;

                (G) seventh, to the ratable payment or prepayment of principal outstanding on Loans and Reimbursement Obligations;

                (H) eighth, to pay principal on contingent Letter of Credit Obligations by depositing such funds as cash collateral pursuant to
           SECTION 10.02(B);

                (I) ninth, to the ratable payment of all other Agreement Obligations; and

                (J) tenth, to the ratable payment of all Obligations in respect of Eligible Hedging Contracts.

        The order of priority set forth in this SECTION 2.06(B)(II) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders and the other Holders of Secured Obligations as among themselves. The order of priority set forth in CLAUSES (A)through (C) of this SECTION 2.06(B)(II) may be changed only with the prior written consent of the Administrative Agent and/or Collateral Agent, as applicable.

             (iii) Subject to SECTION 12.06(B), the Administrative Agent shall promptly distribute to each Lender at its primary address set forth on SCHEDULE A or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder of Secured Obligations may request in writing, such funds as such Person may be entitled to receive in accordance with the provisions of this SECTION 2.06(B).

          (c) PAYMENTS ON NON-BUSINESS DAYS. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day, unless such Business Day occurs in the succeeding month in which case such payment shall be made on the immediately preceding Business Day, and such extension of time, if any, shall be included in the computation of the payment of interest hereunder and of any of the fees specified in SECTION 2.04, as the case may be.

          (d) ADMINISTRATIVE AGENT'S AND ISSUING BANKS' ACCOUNTING. The Administrative Agent shall maintain such accounts, books and records (a "LOAN ACCOUNT") in which it shall record (i) the names and addresses of the Lenders and the respective Commitments of, and principal amount of Loans owing to, each Lender from time to time; (ii) other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest and fees constituting Obligations; and (iii) all payments of such Obligations made by Borrower or for Borrower's account. Each Lender shall maintain in accordance with its usual practices an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder. Each of the Issuing Banks shall maintain a separate Loan Account in which it shall record appropriate debits and credits related to the Letter of Credit Obligations. Entries in any Loan Account made in accordance with the Administrative Agent's or any Lender's or each Issuing Bank's customary accounting practices as in effect from time to time shall constitute PRIMA FACIE evidence of the matters reflected therein, absent manifest error.

     2.07. INTEREST PERIODS. By giving notice as set forth in SECTION 2.02(A) or 2.03(C) with respect to a Borrowing of, conversion into or continuation of Loans consisting of Eurodollar Rate Loans, Borrower shall have the option, subject to the other provisions of this SECTION 2.07 and SECTION 2.08, to specify an interest period (each an "INTEREST PERIOD") to apply to the Borrowing described in such notice, which Interest Period shall be either a one (1), two
(2), three (3) or six (6) month period. The determination of Interest Periods shall be subject to the following provisions:

          (a) In the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (b) If any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; PROVIDED that if any such Interest Period would otherwise expire on a day which is not a Business Day and no further Business Day occurs in that calendar month, that Interest Period shall expire on the immediately preceding Business Day;

          (c) Borrower may not select an Interest Period for Eurodollar Rate Loans constituting Revolving Loans which terminates later than the Revolving Credit Termination Date;

          (d) Without the prior written consent of the Administrative Agent, there shall be no more than eight (8) Interest Periods under this Agreement in effect at any one time.

          (e) No Interest Period may be selected for any Eurodollar Rate Loan that would end later than a scheduled repayment date for the Term Loans determined pursuant to SECTION 2.01(C) AND (D) if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurodollar Rate Loans with Interest Periods ending on or prior to such repayment date and
     (ii) the Base Rate Loans would not be at least equal to the principal amount of the Term Loans to be paid on such repayment date.

     2.08. SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

          (a) DETERMINATION OF INTEREST RATE. As soon as practicable after 11:00 a.m. (New York City time) on the Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be presumptively correct) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and to each Lender.

          (b) INTEREST RATE UNASCERTAINABLE, INADEQUATE OR UNFAIR. With respect to any Interest Period, if the Administrative Agent is advised by any Reference Bank that deposits in Dollars (in the applicable amount) are not being offered to such Reference Bank in the London interbank Eurodollar market for such Interest Period, if the Administrative Agent shall have reasonably determined that the rates at which such dollar deposits are being offered to the Reference Banks will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Rate Loans during such Interest Period or if adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate, then the Administrative Agent shall forthwith give notice thereof to Borrower and each Lender, whereupon until the Administrative Agent has determined that the circumstances giving rise to such suspension no longer exist, (a) the right of Borrower to elect to have Loans bear interest based upon the LIBO Rate shall be suspended, and (b) each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

          (c) ILLEGALITY. (i) In the event that on any date any Lender shall have determined (which determination shall, in the absence of manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Administrative Agent of that determination and the reasons therefor. The Administrative Agent shall promptly forward any such notice it receives to the other Lenders.

             (ii) Upon the giving of the notice referred to in SECTION 2.08(C)(I), (A) Borrower's right to request of the Lenders and the Lenders' obligation to make Eurodollar Rate Loans with respect to the requested Borrowing shall be immediately suspended, and the Lenders shall make Loans, with respect to such requested Borrowing of Eurodollar Rate Loans as Base Rate Loans, and (B) if Eurodollar Rate Loans are then outstanding, Borrower shall immediately (or, if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's written notice to the Administrative Agent and the Lenders) convert all such Loans of the same Borrowing into Base Rate Loans without cost to the Borrower for any breakage fees or other costs.

             (iii) In the event that a Lender determines at any time following its giving of a notice referred to in SECTION 2.08(C)(I) that such Lender may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Administrative Agent of that determination, whereupon Borrower's right to request of the Lenders and the Lenders' obligation to make Eurodollar Rate Loans shall be restored. The Administrative Agent shall promptly forward any such notice it receives to the Lenders.

          (d) COMPENSATION. In addition to such amounts as are required to be paid by Borrower pursuant to SECTIONS 2.03(A), 2.03(D), 2.03(F), 2.04 and each other provision of this Agreement requiring payment by Borrower, Borrower shall compensate each Lender, upon demand, for all losses (excluding lost profits), expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower) which such Lender may sustain (i) if for any reason a Borrowing of, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation (other than pursuant to SECTION 2.08(C)(I)) or in a telephonic request for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to SECTION 2.03(C)(II), (ii) if any principal payment of any Eurodollar Rate Loan (including, without limitation, any prepayment pursuant to SECTION 2.05 but excluding any prepayment of any Eurodollar Rate Loan in connection with the replacement of any Lender under CLAUSE (I) of SECTION 2.13) occurs for any reason on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of an acceleration of the Obligations pursuant to SECTION 10.02(A) or (iv) as a consequence of any other failure by Borrower to repay Eurodollar Rate Loans when required by the terms of this Agreement. Such Lender shall deliver to Borrower, as a condition of Borrower's obligation to compensate such Lender, a written statement as to such losses, expenses and liabilities which statement, in the absence of manifest error, shall be conclusive as to such amounts.

          (e) BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices, agencies or the office of an Affiliate of that Lender; PROVIDED that no such Lender shall be entitled to receive any greater amount under SECTION 2.03(F)or SECTION 2.09 as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless (i) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and were not reasonably foreseeable by such Lender, or (ii) such claim would have arisen even if such transfer had not occurred.

     2.09. TAXES. (a) Any and all payments by Borrower hereunder shall be made, in accordance with SECTION 2.06, free and clear of and without deduction or withholding for or on account of any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender, each Issuing Bank and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's, such Issuing Bank's or the Administrative Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender, Issuing Bank or Administrative Agent, as the case may be, is organized, maintains an Applicable Lending Office or is deemed to be engaged in trade or business (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent, any Issuing Bank or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments or the Loans or the Letters of Credit being hereinafter referred to as "TAXES"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, any Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.09) such Lender, such Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by Borrower made to the Applicable Lending Office or any other office that a Lender may claim as its Applicable Lending Office, or (z) after such Lender's selection and designation of any other Applicable Lending Office, to such payments made to such other Applicable Lending Office, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Applicable Lending Office of such Lender in another jurisdiction so as to reduce such Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Applicable Lending Office of such Lender does not, in the judgment of such Lender, otherwise materially adversely affect such Loans, obligations under the Commitments or such Lender.

          (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as "OTHER TAXES").

          (c) Borrower will indemnify each Lender, each Issuing Bank, the Administrative Agent and the Collateral Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this SECTION 2.09) paid by such Lender, such Issuing Bank or the Administrative Agent or the Collateral Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender, such Issuing Bank or the Administrative Agent or the Collateral Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender, any Issuing Bank or the Administrative Agent or the Collateral Agent under this SECTION
     2.09 submitted to Borrower and the Administrative Agent (if a Lender or an Issuing Bank is so submitting) by such Lender, such Issuing Bank or the Administrative Agent or the Collateral Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender, each Issuing Bank and the Administrative Agent and the Collateral Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender, such Issuing Bank or the Administrative Agent or the Collateral Agent) to establish any tax credit to which such Lender, such Issuing Bank or the Administrative Agent or the Collateral Agent may be entitled.

          (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower will furnish to the Administrative Agent, at its address referred to in SECTION 12.08, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this SECTION 2.09 shall survive the payment in full of principal and interest hereunder, expiration or termination of the Letters of Credit and the termination of this Agreement.

          (f) Without limiting the obligations of Borrower under this SECTION 2.09, each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to Borrower and the Administrative Agent on or before the Effective Date, or, if later, the date on which such Lender becomes a Lender pursuant to
     SECTION 12.02 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to Borrower and the Administrative Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under
     Section 1442 of the IRC (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to Borrower and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to Borrower and the Administrative Agent pursuant to this SECTION 2.09(F). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to Borrower and the Administrative Agent within fifteen (15) days prior to January 1, 1995, and every third (3rd) anniversary of such date thereafter, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to Borrower and the Administrative Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

             (i) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

             (ii) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from Borrower; or

             (iii) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

     Each Lender shall promptly furnish to Borrower and the Administrative Agent such additional documents as may be reasonably required by Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

     2.10. INCREASED CAPITAL. If any Lender determines that (a) the applicability of any law, rule, regulation, agreement or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards"; (b) the introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Authority charged with the interpretation or administration thereof after the date hereof or (c) compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender, as a consequence of or with reference to this Agreement, such Lender's Commitments or its making or maintaining Loans, or, in the case of such Lender acting in its capacity as the Issuing Bank, the Issuing Bank's issuance or maintenance of any Letter of Credit, or any Lender's participation in any Letter of Credit, below the rate which such Lender or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or corporation with regard to capital), then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to such Lender additional amounts sufficient to compensate such Lender for such reduction, upon receipt by Borrower (with a copy to the Administrative Agent) of a certificate as to such amounts, by such Lender, setting forth in reasonable detail the basis for, and the calculations used by such Lender in determining, any such amounts. Such certificate, in the absence of manifest error shall be conclusive and binding for all purposes. Each Lender agrees promptly to notify Borrower and the Administrative Agent of any circumstances that would cause Borrower to pay additional amounts pursuant to this SECTION 2.10, PROVIDED that the failure to give such notice shall not affect Borrower's obligation to pay such additional amounts hereunder.

     2.11. USE OF PROCEEDS OF THE LOANS. The proceeds of the Loans shall be used for general corporate purposes of the Borrower and the Borrower's Subsidiaries, and shall not be used to pay principal on the Term Loans.

     2.12. AUTHORIZED OFFICERS OF BORROWER. Borrower shall notify the Administrative Agent and each of the Issuing Banks in writing of the names of the officers and employees authorized to request Loans and Letters of Credit and to request a conversion or continuation of any Loan and shall provide the Administrative Agent and each of the Issuing Banks with a specimen signature of each such officer or employee. The Administrative Agent and each of the Issuing Banks shall be entitled to rely conclusively on such officer's or employee's authority to request such Loan or Letter of Credit or such Conversion or Continuation until the Administrative Agent and the applicable Issuing Bank receives written notice to the contrary. The Administrative Agent and the Issuing Banks shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation and, with respect to an oral request for such a Loan or Letter of Credit or such Conversion or Continuation, the Administrative Agent and the Issuing Banks shall have no duty to verify the identity of any person representing himself as one of the officers or employees authorized to make such request on behalf of Borrower. Neither the Administrative Agent nor any of the Issuing Banks nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which the Administrative Agent believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower.

     2.13. REPLACEMENT OF CERTAIN LENDERS. In the event a Lender ("AFFECTED LENDER") shall have: (i) failed to fund its Pro Rata Share of any Borrowing requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) failed to issue a Letter of Credit requested by the Borrower which such Lender is obligated to issue as an Issuing Bank under the terms of this Agreement, (iii) has requested compensation from the Borrower under SECTIONS 2.03(F), 2.09 or
2.10 to recover additional costs incurred by such Lender which are not being incurred generally by the other Lenders, or (iv) delivered a notice pursuant to
SECTION 2.08(C)(I) claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances five (5) Business Days after the date of such demand, to one or more financial institutions which comply with the provisions of
SECTION 12.02) (and, if selected by the Borrower is reasonably acceptable to the Administrative Agent) which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose ("REPLACEMENT LENDER"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments and all Loans owing to it all of its participation interests in existing Letters of Credit, and its obligations to participate in additional Letters of Credit hereunder) in accordance with SECTION 12.02. The Administrative Agent is hereby authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment,

          (a) in the event the Affected Lender is the Issuing Bank, the Borrower shall have, with respect to each outstanding Letter of Credit, provided the Affected Lender with cash collateral, arranged for surrender of such Letters of Credit, arranged for a back-to-back Letter of Credit or made such other arrangements in respect of such Letter of Credit as shall be mutually acceptable to the Borrower and such Affected Lender; and

          (b) the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under SECTIONS 2.03(F), 2.09 and 2.10, and compensation payable under SECTION 2.08(D) in the event of any replacement of any Affected Lender under CLAUSE (II) or CLAUSE (III) of this SECTION 2.13 through the date of the replacement of any Affected Lender; PROVIDED, upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTIONS 2.08, 2.09, 2.10, 12.03 and 12.04, as well as to any fees accrued for its account hereunder and not yet paid.

     Upon the replacement of any Affected Lender pursuant to this SECTION 2.13,
(x) each Letter of Credit issued by such Affected Lender shall cease to be a Letter of Credit under this Agreement, each such Affected Lender shall cease to have any participation in, entitlement to, or other right to share in the security interests and liens of the Collateral Agent and the Holders of Secured Obligations in the Collateral and shall no longer be subject to the participation provisions of SECTION 3.06, all of which participations shall be deemed to have terminated and been repurchased by the Issuing Bank hereunder and
(y) the provisions of SECTION 12.06(B) shall continue to apply with respect to Borrowings which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

                                  ARTICLE III
                               LETTERS OF CREDIT

     3.01. OBLIGATION TO ISSUE. Subject to the terms and conditions set forth in this Agreement, from time to time during the period commencing on the Effective Date and ending on the Business Day which is twenty (20) Business Days prior to the Revolving Credit Termination Date, Borrower may request any of the Issuing Banks, and upon such request such Issuing Bank hereby agrees, to issue for the account of Borrower, or for the joint and several account of Borrower and any of its Subsidiaries, one or more Letters of Credit.

     3.02. TYPES AND AMOUNTS. Notwithstanding the provisions of SECTION 3.01, no Issuing Bank shall have any obligation to issue any Letter of Credit at any time:

          (a) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Letter of Credit requested hereunder, shall exceed either such Issuing Bank's Letter of Credit Commitment or any limit imposed by law or regulation upon such Issuing Bank;

          (b) if, after giving effect to such requested Letter of Credit, (i) Revolving Loan Usage exceeds the lesser of the Revolving Credit Commitments or the Borrowing Base at such time or (ii) the aggregate outstanding Letter of Credit Obligations would exceed $25,000,000; and any letter of credit issued by an Issuing Bank in excess of any such amounts shall not, to the extent of the excess, constitute a Letter of Credit hereunder and the deemed purchase of participations pursuant to SECTION 3.06 shall not occur with respect to such letter of credit; or

          (c) which has an expiration date which is (i) more than (1) one year after the date of issuance of such Letter of Credit (PROVIDED that a Standby Letter of Credit may provide for an annual renewal, subject to
     SECTION 3.02(C)(II) below, if such renewal is consented to by such Issuing Bank and the conditions precedent to the issuance of such Standby Letter of Credit are met at the time of such renewal) or (ii) after three (3) Business Days immediately preceding the Revolving Credit Termination Date, and any letter of credit issued by an Issuing Bank with an expiration date after three (3) Business

     Days immediately preceding the Revolving Credit Termination Date shall not constitute a Letter of Credit hereunder and the deemed purchase of participations pursuant to SECTION 3.06 shall not occur with respect to such letter of credit.

     3.03. CONDITIONS. In addition to being subject to the satisfaction of the conditions precedent contained in SECTIONS 4.01 and 4.02, the obligation of each Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

          (a) Borrower shall have delivered to the Issuing Bank, at such times and in such manner as the Issuing Bank may prescribe, a Letter of Credit Application and a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to the Issuing Bank and shall be consistent with the Issuing Bank's ordinary practice with respect to terms of its letters of credit; and

          (b) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the Issuing Bank, and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request the Issuing Bank to refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit.

     3.04.  ISSUANCE OF LETTERS OF CREDIT.

          (a) Borrower shall give the Issuing Bank written notice (with a copy to the Administrative Agent) not later than 12:00 noon (New York City time) on the third (3rd) Business Day immediately preceding the requested issuance of a Letter of Credit under this Agreement, which notice as provided to the Administrative Agent shall be accompanied by a Notice of Borrowing as required pursuant to SECTION 4.02. Such notice shall be irrevocable and shall specify (i) the stated amount of the Letter of Credit requested, (ii) the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, (iii) whether such Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit, (iv) the date on which such requested Letter of Credit is to expire, which date shall be a Business Day, (v) the Person for whose benefit the requested Letter of Credit is to be issued, (vi) the amount of Letter of Credit Obligations then outstanding and (vii) any other terms to be included in such Letter of Credit. Prior to issuing any Letter of Credit, the Issuing Bank shall request and the Administrative Agent shall provide confirmation that the request for such Letter of Credit complies with the provisions of
     SECTION 3.02(B). If the Administrative Agent notifies the Issuing Bank that it is authorized to issue such Letter of Credit, and the conditions described in SECTIONS 3.02, 3.03, and 4.02 otherwise have been satisfied, then the Issuing Bank shall issue such Letter of Credit as requested. The Issuing Bank shall give the Administrative Agent prompt notice of the issuance of any such Letter of Credit.

          (b) No Letter of Credit may be amended, extended, renewed, modified or supplemented unless Borrower shall have complied with the requirements of SECTION 3.04(A) to the same extent as if such Letter of Credit, as so amended, extended, renewed, modified or supplemented, were requested to be reissued hereunder. No Issuing Bank may amend, extend, renew, modify or supplement any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended, extended, renewed, modified or supplemented would be prohibited by SECTION 3.02. Each Issuing Bank shall provide the Administrative Agent with a copy of each amendment, extension, renewal, modification or supplement to any Letter of Credit.

     3.05.  REIMBURSEMENT OBLIGATIONS; DUTIES OF THE ISSUING BANK.

          (a) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement or Letter of Credit Application:

             (i) Borrower shall reimburse each Issuing Bank, as applicable (by paying the Administrative Agent for the account of the Issuing Bank), for drawings under a Letter of Credit issued by it no later than the earlier of (a) the time specified in such Letter of Credit Reimbursement Agreement or Letter of Credit Application, and (b) one (1) Business Day after the payment by such Issuing Bank; and

             (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit at the interest rate then applicable to Base Rate Loans until the third (3rd) Business Day after such date on which the Issuing Bank with respect to such Letter of Credit gives notice of such drawing to Borrower and thereafter at the Default Rate.

          (b) No action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender (except for its gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction) or, subject to SECTIONS 3.02 and 3.03, relieve that Lender of its obligations hereunder to such Issuing Bank. In the event this Agreement and any Letter of Credit Reimbursement Agreement or any Letter of Credit Application are inconsistent, the terms of this Agreement shall prevail. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

     3.06.  PARTICIPATIONS.

          (a) Immediately upon issuance by one of the Issuing Banks of any Letter of Credit for the account of Borrower in accordance with the provisions set forth in this ARTICLE III, each Lender irrevocably and unconditionally agrees that it shall be deemed to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest in the amount of such Lender's Pro Rata Share in such Letter of Credit (other than the fees earned with respect to such Letter of Credit pursuant to SECTION 3.08(B)) and any security therefor or guaranty pertaining thereto; PROVIDED, HOWEVER, that a letter of credit issued by an Issuing Bank shall not be deemed to be a Letter of Credit for purposes of this SECTION 3.06(A) if the Issuing Bank shall not have received the confirmation from the Administrative Agent provided for in SECTION 3.04(A) or shall have received written notice from the Administrative Agent or any Lender on or before the Business Day immediately prior to the date of the Issuing Bank's issuance of such letter of credit that one or more conditions of this ARTICLE III are not satisfied and, in the event the Issuing Bank receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is subsequently withdrawn or it receives notice from the Administrative Agent that such conditions have been waived in writing by the Requisite Lenders or otherwise have been satisfied.

          (b) If one of the Issuing Banks makes any payment under any Letter of Credit and Borrower does not repay such amount to such Issuing Bank pursuant to SECTION 3.05(A), 3.07 or 3.09, such Issuing Bank shall promptly notify the Administrative Agent of such failure, and the Administrative Agent shall, in turn, promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender's Pro Rata Share of such payment, in Dollars and in immediately available funds, and the Administrative Agent shall promptly pay such amount, and any other amounts received by the Administrative Agent for such Issuing Bank's account pursuant to this SECTION 3.06(B), to such Issuing Bank. If the Administrative Agent so notifies any such Lender prior to 11:00 a.m. (New York City time) on any Business Day of such failure, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of the amount of such payment on such Business Day in Dollars and in immediately available funds, and otherwise on the next succeeding Business Day. If and to the extent such Lender shall not have so made its Pro Rata Share of the amount of such payment available to the Administrative Agent for the account of such Issuing Bank, such Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank, at the Federal Funds Effective

     Rate (as such term is defined in the definition of Alternate Base Rate) for three (3) Business Days and then at the Alternate Base Rate. The failure of any Lender to make available to the Administrative Agent for the account of any Issuing Bank its Pro Rata Share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of any payment on the date such payment is to be made.

          (c) Whenever one of the Issuing Banks receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Administrative Agent has previously received payments from the Lenders for such account of the Issuing Bank pursuant to this SECTION 3.06, it shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in Dollars, an amount equal to such Lender's Pro Rata Share thereof. Each such payment shall be made by the Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York City time) on such Business Day, and otherwise on the next succeeding Business Day together with interest thereon at the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate) unless the Issuing Bank certifies that it received such amount later than it could be invested overnight.

          (d) Promptly upon the request of any Lender, any Issuing Bank shall furnish to such Lender copies of any documentation with respect to the Letters of Credit as may reasonably be requested by such Lender.

          (e) The obligations of a Lender to make payments to the Administrative Agent for the account of one of the Issuing Banks with respect to a Letter of Credit issued on behalf of the Borrower shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall be honored in accordance with the terms and conditions of this Agreement under all circumstances (subject to SECTION 3.02), including, without limitation, (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, on the part of the Issuing Bank); (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) any failure by the Administrative Agent or any Issuing Bank to make any reports required pursuant to SECTION 3.10; or (vi) the occurrence of any Event of Default or Potential Event of Default.

     3.07.  PAYMENT OF REIMBURSEMENT OBLIGATIONS.

          (a) Borrower irrevocably and unconditionally agrees to pay to each of the Issuing Banks the amount of all Reimbursement Obligations, interest and other amounts payable to any such Issuing Bank under or in connection with any Letter of Credit issued on behalf of Borrower immediately when due, irrespective of any and all events, including, without limitation, (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, on the part of the Issuing Bank); or
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents.

          (b) In the event any payment by Borrower received by an Issuing Bank with respect to any Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding or otherwise, each Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

     3.08.  COMPENSATION FOR LETTERS OF CREDIT.

          (a) LENDERS' LETTER OF CREDIT FEES. Borrower shall pay, with respect to each Letter of Credit, a Letter of Credit fee equal to one and one-quarter of one percent (1.25%) per annum (computed based upon actual days elapsed in a year of 360 days) of the maximum amount available to be drawn under such Letter of Credit, provided, however, if and for so long as the Applicable Eurodollar Rate Margin is increased to more than or reduced to less than 1.25% per annum, then the letter of credit fee shall be increased or reduced to the same per annum rate. Such fee shall be paid to the Administrative Agent, for the account of the Lenders in proportion to their respective Pro Rata Shares, in arrears, on a calendar quarterly basis, on the last calendar day of each March, June, September and December occurring after the Effective Date. Each of the Issuing Banks shall provide the Borrower and the Administrative Agent on or before the last Business Day of each March, June, September and December occurring after the Effective Date a statement calculating the Letter of Credit fees payable under this SECTION 3.08(A) for the quarter then ending.

          (b) ISSUING BANK FEES. In addition to the fees under CLAUSE (A) above, Borrower shall pay to each of the Issuing Banks, (i) with respect to each Commercial Letter of Credit payable at such time as is agreed to between the Borrower and the applicable Issuing Bank, the customary charges of such Issuing Bank with respect thereto for commercial letters of credit of similar type, (ii) with respect to each Standby Letter of Credit, such fronting fee as shall have been agreed to (both with respect to amount and timing) between such Issuing Bank and the Borrower and (iii) with respect to all Letters of Credit, on demand, each Issuing Bank's customary administration fees charged in connection with its issuance, administration, transfer or amendment of or drawing under any Letter of Credit. Such fees shall be paid directly to and shall be solely for the account of the Issuing Banks.

     3.09. INDEMNIFICATION; EXONERATION. (a) In addition to amounts payable as elsewhere provided in this ARTICLE III, Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Issuing Banks and each Lender from and against any and all Liabilities and Costs which the Administrative Agent, the Issuing Banks or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of any Issuing Bank, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction or (ii) the failure of such Issuing Bank to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

          (b) As among Borrower, the Lenders, the Issuing Banks and the Administrative Agent, Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Applications and Letter of Credit Reimbursement Agreements, the Issuing Banks, the Administrative Agent and the Lenders shall not be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

     (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Banks' rights or powers under this SECTION 3.09.

          (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with Letters of Credit issued on behalf of the Borrower or the Borrower or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put any Issuing Bank, the Administrative Agent or any Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to any such Person.

          (d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this SECTION 3.09 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     3.10. REPORTING BY ISSUING BANKS. On or before the thirtieth (30th) day following the end of each calendar month ending after the Effective Date, each of the Issuing Banks shall provide the Administrative Agent and the Administrative Agent shall provide each Lender with a written report describing, as of the end of such month, the then aggregate outstanding face amount of each Letter of Credit, whether such Letter of Credit is a Standby Letter of Credit or Commercial Letter of Credit, the beneficiary of such Letter of Credit, and any other additional information with respect thereto which the Administrative Agent or any Lender reasonably requests. Together with each monthly report, each of the Issuing Banks shall provide the Administrative Agent and the Administrative Agent shall provide each Lender with a copy of each Letter of Credit issued during the immediately preceding month and each Letter of Credit Application and/or Letter of Credit Reimbursement Agreement executed in connection therewith.

     3.11. OUTSTANDING LETTERS OF CREDIT. Schedule II to the Assumption Agreement contains a schedule of certain letters of credit issued for the account of EIPC prior to the Effective Date by one of the Issuing Banks. From and after the Effective Date (i) such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III, (ii) the outstanding face amount of such Letters of Credit shall be included in the calculation of Revolving Credit Availability and in the calculation of letter of credit fees payable to the Lenders pursuant to SECTION 3.08(A) and (iii) all liabilities of the Borrower with respect to such Letters of Credit shall constitute Obligations.

                                   ARTICLE IV
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

     4.01. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE. This Agreement shall become effective on the date (the "EFFECTIVE DATE") when all of the following conditions precedent shall have been satisfied:

          (a) DOCUMENTS. The Administrative Agent and the Collateral Agent shall have received on or before the Effective Date (i) this Agreement, the Notes, the other Transaction Documents and all other agreements, documents and instruments described in the List of Closing Documents attached hereto as EXHIBIT 7 and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Administrative Agent and the Collateral Agent and (ii) such additional documentation as the Administrative Agent or the Collateral Agent may reasonably request.

          (b)  PERFECTION OF LIENS.  The Collateral Agent shall have received
     (i) evidence that all additional and/or amended financing statements relating to the Collateral have been filed and the Collateral Agent shall be satisfied that arrangements for the filing and recording of all modifications to the Mortgages have been made, (ii) title endorsements (in form and substance acceptable to the Collateral Agent), (iii) certificates representing capital stock constituting Collateral (together with duly executed stock powers) and (iv) such other evidence (including, without limitation, legal opinions from counsel to the Borrower), as the Administrative Agent or the Collateral Agent may request, confirming that the Collateral Agent's security interests in the Collateral for the benefit of the Holders of Secured Obligations have been properly perfected and constitute first and prior security interests subject only to Permitted Existing Liens and Customary Permitted Liens. In addition, all title charges, recording fees and filing taxes shall have been paid or adequate provisions for the payment of such charges, fees and taxes shall have been made.

          (c) ENVIRONMENTAL COMPLIANCE. The Borrower shall have provided documentation reasonably satisfactory to the Administrative Agent demonstrating compliance with applicable Environmental Property Transfer Acts.

          (d) NO LEGAL IMPEDIMENTS. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain the making of the Loans or the issuance of Letters of Credit on or after the Effective Date or (ii) impose or result in the imposition of a Material Adverse Effect.

          (e) NO CHANGE IN CONDITION. No change in the business, assets, management, operations, financial condition or prospects of the Borrower or the Consolidated Borrower Group taken as a whole shall have occurred since December 31, 1993, which change, in the judgment of the Lenders, will have or is reasonably likely to have a Material Adverse Effect.

          (f) NO DEFAULT. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans or the issuance of Letters of Credit.

          (g) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in SECTION 5.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

          (h) FEES AND EXPENSES PAID. There shall have been paid to the Administrative Agent, for the accounts of the Lenders and the Administrative Agent, as applicable, and to the Collateral Agent for its own account, all fees due and payable on or before the Effective Date (including, without limitation, all fees described in the Fee Letters), and all expenses due and payable on or before the Effective Date.

          (i) BORROWING BASE CERTIFICATE; PRO FORMA FINANCIAL STATEMENTS; EXCESS AVAILABILITY. The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate and pro forma financial statements for the Consolidated Borrower Group, and such certificate and financial statements shall confirm that as of the Effective Date, Revolving Credit Availability is at least $10,000,000.

          (j) LEGAL MATTERS. All legal and regulatory matters shall be reasonably satisfactory to the Administrative Agent and the Collateral Agent.

          (k) TAX SHARING AGREEMENT. The Tax Sharing Agreement shall have been entered into by the parties thereto on terms satisfactory to the Administrative Agent and the Collateral Agent.

          (l) ORIGINAL CREDIT AGREEMENT. All accrued Original Obligations in respect of fees and interest shall have been paid to the Effective Date, and all other Original Obligations then due and payable shall have been paid as of the Effective Date; no Event of Default or Potential Event of Default (in each case, as defined in the Original Credit Agreement) shall have occurred and be continuing under the Original Credit Agreement on the Effective Date; and the Amended EIPC Agreement shall have become effective in accordance with its terms on the Effective Date concurrently with the effectiveness of this Agreement, superseding the Original Credit Agreement.

          (m) PROCEEDS OF THE OFFERING. The Offering shall have been consummated and the net proceeds thereof to the Borrower in the amount of at least $60,000,000 shall have been received by the Borrower and paid to EIPC.

          (n) NOTICE. The Borrower shall have given the Administrative Agent five (5) Business Days' written notice of the date designated by the Borrower to be the Effective Date, which shall not be later than November 30, 1994, unless extended by agreement of all of the Lenders; the Administrative Agent shall have promptly notified each of the Lenders of such designated date (which notice may be by telephone, confirmed in writing); and the Administrative Agent shall not have received prior to the Effective Date written notice from any Lender that one or more of the conditions precedent to the effectiveness of this Agreement have not been satisfied.

          (o) SOLVENCY OPINION. If requested by the Administrative Agent and the Collateral Agent, the Administrative Agent shall have received a solvency opinion with respect to the Borrower satisfactory in form and substance to the Administrative Agent and the Collateral Agent.

     4.02. CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make any Loan requested to be made by it or to convert or continue any Loan requested to be converted or continued on any date, and of the Issuing Banks to issue any Letter of Credit on any date, is subject to the following conditions precedent as of such date:

          (a) NOTICE OF BORROWING. The Administrative Agent shall have received in accordance with the provisions of SECTION 2.02(A), with respect to any Revolving Loan, or SECTION 3.04(A), with respect to any Letter of Credit, an original and duly executed Notice of Borrowing or, in accordance with the provisions of SECTION 2.03, with respect to conversion/continuation of any Loan, an original and duly executed Notice of Conversion/Continuation.

          (b) ADDITIONAL MATTERS. As of the Funding Date for any Loan or the date of issuance of any Letter of Credit or as of the proposed date for continuation/conversion, as applicable:

             (i) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Borrower contained in or repeated pursuant to
        SECTION 5.02 and of the Borrower or its Subsidiaries contained in any other Loan Document (other than representations and warranties which expressly speak only as of a different date) shall be true and complete in all respects on and as of such Funding Date as though made on and as of such date both before and after taking into account the requested Loans to be made and Letters of Credit to be issued.

             (ii) NO DEFAULT. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit.

             (iii) NO INJUNCTION. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened (other than as a result of any condition described in SECTION 2.08(D), 2.09 or 2.10), which in the reasonable judgment of the Requisite Lenders, would enjoin, prohibit or restrain any Lender from making the requested Loan or any Issuing Bank from issuing the requested Letter of Credit or as a result of making any such Loan or issuing such Letter of Credit impose or result in the imposition of any material adverse condition upon any Lender or any Issuing Bank.

             (iv) NO MATERIAL ADVERSE CHANGE. No event shall have occurred after December 31, 1993 which, in the reasonable judgment of the Requisite Lenders, has had or is reasonably likely to have a Material Adverse Effect.

             (v) NO FORFEITURE PROCEEDINGS. Neither the Borrower nor any of its Subsidiaries shall have been named as a defendant in a criminal indictment under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute which provides for forfeiture of assets as a potential criminal penalty unless such proceeding shall not be adverse to the interests of the Lenders.

             (vi) BORROWING BASE. The Borrower shall have confirmed to the Administrative Agent in writing that since the delivery of the most recent Borrowing Base Certificate delivered pursuant to SECTION 6.01(C) and, after taking into account the requested Loan or Letter of Credit, the Borrower has been and is, in its reasonable estimate, in compliance with the borrowing restrictions formulated in this Agreement (including, without limitation, under SECTIONS 2.01(A), 2.05 and 3.02(B)) and the Administrative Agent shall have no reason to believe such confirmation is not accurate.

     The request by Borrower for any Loan made, or to be made, or any Letter of Credit issued, or to be issued, on any Funding Date or delivery of any Notice of Conversion/Continuation shall constitute a representation and warranty by Borrower as of such Funding Date or as of such conversion/continuation date, as applicable, that all the conditions contained in this SECTION 4.02 have been satisfied or waived in writing pursuant to SECTION 12.07.

     4.03. CONSENT TO ASSUMPTION AGREEMENT. Unless the Administrative Agent shall have received from the Requisite Lenders the written notice referred to in
SECTION 4.01(N), each of the Lenders and the Issuing Banks shall be deemed to have consented to the terms of the Assumption Agreement as if such Lender or Issuing Bank were a party thereto.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.01. REPRESENTATIONS AND WARRANTIES ON THE EFFECTIVE DATE. To induce each Lender, the Issuing Banks and the Administrative Agent to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Lender, the Issuing Banks, the Administrative Agent and the Collateral Agent that the following statements are true and correct:

          (a) ORGANIZATION; CORPORATE POWERS. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had and will not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.

          (b) AUTHORITY. (i) The Borrower and each of its Subsidiaries has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.

             (ii) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Transaction Documents to which it is party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Borrower and each of its Subsidiaries and no other corporate proceedings on the part of any such Person are necessary to consummate such transactions.

             (iii) Each of the Transaction Documents to which it is a party has been duly executed and delivered (or filed or recorded, as the case may be) by the Borrower and each of its Subsidiaries and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles), is in full force and effect (unless terminated in accordance with the terms thereof) and no term or condition thereof has been amended, modified or waived from the terms and conditions contained therein without the prior written consent of the Administrative Agent and the Requisite Lenders or, where so required, the Supermajority Lenders or all of the Lenders, and the Borrower and each of its Subsidiaries have performed and complied in all material respects with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the effective date thereof, and no default by any such party exists thereunder.

          (c) SUBSIDIARIES. Neither the Borrower nor any of its Subsidiaries has any Subsidiaries other than those described in SCHEDULE 5.01(C) and those, if any, which are permitted by SECTION 8.03 to be created after the Effective Date.

          (d) NO CONFLICT. The execution, delivery and performance of each Transaction Document to which it is a party by the Borrower and each of its Subsidiaries and each of the transactions contemplated thereby do not and will not (i) conflict with any contractual obligation of any such Person, any liability resulting from which would have or be reasonably expected to have a Material Adverse Effect, or (ii) conflict with or violate such Person's Certificate or Articles of Incorporation or By-Laws or (iii) except as set forth on SCHEDULE 5.01(D), conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or contractual obligation of any such Person, any liability resulting from which would have or be reasonably expected to have a Material Adverse Effect, or under the Receivables Agreements or the Indenture dated July 1, 1993, between Eagle Industries, Inc. and Harris Trust and Savings Bank pursuant to which the Senior Deferred Coupon Notes due 2003 were issued, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens in favor of the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations, arising pursuant to the Loan Documents or Liens permitted pursuant to SECTION 8.02(B)), or (v) require any approval of stockholders of any such Person, unless such approval has been obtained.

          (e) GOVERNMENTAL CONSENTS. The execution, delivery and performance of each Transaction Document to which it is a party, by the Borrower and each of its Subsidiaries and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

          (f) GOVERNMENTAL REGULATION. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents is materially impaired.

          (g) FINANCIAL POSITION. (i) As of the Effective Date, all quarterly and annual financial statements of the Borrower or of the Consolidated Borrower Group delivered to the Administrative Agent were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of the Borrower or the consolidated financial position of the Consolidated Borrower Group, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

             (ii) All quarterly and annual financial statements of the Borrower or of the Consolidated Borrower Group delivered to the Administrative Agent after the Effective Date will have been prepared in conformity with GAAP (except as otherwise noted therein) and will fairly present the financial position of the Borrower or the consolidated financial position of the Consolidated Borrower Group as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments. Except as contemplated or disclosed in the Transaction Documents, neither the Borrower nor any of its Subsidiaries has any material obligations, material contingent liabilities requiring disclosure under GAAP or Agreement Accounting Principles, as the case may be or material liabilities for taxes, long term leases or material or unusual forward or long term commitments which are not reflected in such financial statements and the notes thereto.

          (h) PRO FORMA FINANCIALS AND PROJECTIONS. As of the Effective Date, the PRO FORMA financial statements of Consolidated Borrower Group provided by the Borrower and set forth in that certain Confidential Information Memorandum dated October 1994 to the Lenders (the "Bank Book") were reasonable estimates of the PRO FORMA financial condition of the Consolidated Borrower Group and the pro forma results of operations and changes in cash flows for the periods covered thereby in all material respects. Except as contemplated or disclosed in the Transaction Documents, as of the date of such PRO FORMA financial statements, neither the Borrower nor any of its Subsidiaries had any material (i) obligations, (ii) contingent liabilities or liabilities for taxes, long-term leases or (iii) material or unusual forward or long-term commitments which were not reflected in such PRO FORMA financial statements or the notes thereto and requiring disclosure under GAAP or Agreement Accounting Principles, as the case may be. As of the Effective Date, the projections (and the assumptions made in preparing such projections) concerning the Consolidated Borrower Group set forth in the Bank Book reflected the Borrower's best estimate of the Consolidated Borrower Group's future performance based upon the information available to the Borrower at the time, and the assumptions and methodology used in the projections were, in Borrower's judgment, reasonable.

        (i)   CAPITALIZATION.

             (i) As of the Effective Date, SCHEDULE 5.01(I) sets forth the number of shares and the relevant percentages of capital stock held by each shareholder of the Borrower that holds in excess of 5% of the Capital Stock of the Borrower of which the Borrower has knowledge.

             (ii) There are outstanding no shares of any class of capital stock (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of:

                (A) the Borrower other than capital stock described on SCHEDULE 5.01(I) or pursuant to the Borrower's 1994 Stock Option and Restricted Share Plan; or

                (B) any Subsidiary of the Borrower other than the capital stock held directly or indirectly by the Borrower and pledged to the Collateral Agent for the benefit of itself and Holders of Secured Obligations pursuant to the Pledge Agreements.

          The outstanding capital stock of the Borrower and of each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

          (j)   LITIGATION; ADVERSE EFFECTS.  (i) Except as set forth in
     SCHEDULE 5.01(J), there is no action, suit, proceeding, investigation of any Governmental Authority or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any Property of any of them, which if adversely determined would be reasonably expected to have a Material Adverse Effect.

             (ii) Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable law which violation has or might reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has or is reasonably likely to have a Material Adverse Effect. Except as set forth in SCHEDULE 5.01(J), there is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries
        (1) which challenges the validity or the enforceability of any of the Transaction Documents or (2) which will or would reasonably be expected to result in any liability in the aggregate in the amount of greater than $2,000,000 with respect to any such Person (in each case net of applicable third-party insurance coverage other than retro-premium insurance that determines retro-premiums solely on the basis of losses of the insured person) or (3) which involves a claim under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty.

          (k) NO MATERIAL ADVERSE CHANGE. There has occurred no event since December 31, 1993 which has or is reasonably likely to have a Material Adverse Effect.

          (l) PAYMENT OF TAXES. All tax returns and reports of the Borrower and each of its Subsidiaries required to be filed (including extensions) have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable have been paid when due and payable, except (i) taxes being contested in good faith by appropriate proceedings and that are reserved against in accordance with Agreement Accounting Principles, (ii) taxes which are not yet delinquent, (iii) taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and (iv) other taxes, assessments, fees and other charges of Governmental Authorities which do not exceed $500,000. On the Effective Date, except as set forth in CLAUSE (IV) above or on SCHEDULE 5.01(L), and after the Effective Date, except as set forth in CLAUSES (I) through (IV) above or on SCHEDULE 5.01(L), the Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries. All tax assessments referred to in SCHEDULE 5.01(L) are being contested in good faith by the Borrower or such Subsidiary or a settlement with respect to any such assessment is being negotiated in good faith by such Person and appropriate reserves have been established in accordance with GAAP or Agreement Accounting Principles, as applicable. As of the Effective Date, all payments due and payable by any party to the Tax Sharing Agreement have been paid.

          (m) MATERIAL ADVERSE AGREEMENTS. Neither the Borrower nor any of its Subsidiaries is a party to or subject to any Contractual Obligation or other restriction contained in its charter or By-laws which has or is reasonably expected to have a Material Adverse Effect after giving effect to the consummation of the transactions contemplated in the Transaction Documents or otherwise.

          (n) PERFORMANCE. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it under any agreement or instrument the absence or termination of which Contractual Obligations would be reasonably likely to have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have or are not reasonably expected to have a Material Adverse Effect.

          (o) SECURITIES ACTIVITIES. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          (p) DISCLOSURE. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of the Borrower and any of its Subsidiaries contained in the Transaction Documents, and all certificates and other documents delivered to the Administrative Agent in connection therewith, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

          (q) REQUIREMENTS OF LAW. The Borrower and each of its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, the applicable rules and regulations thereunder, and state securities laws) applicable to it and its business, where the failure to so comply would have or would be reasonably expected to have a Material Adverse Effect.

          (r) PATENTS, TRADEMARKS, PERMITS, ETC. The Borrower and each of its Subsidiaries owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to the financial condition, business, operations, assets and prospects of the Borrower, any such Subsidiary or the Consolidated Borrower Group. The use of such permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements the existence of which do not have or are not reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by the Borrower or any of its Subsidiaries in any manner which has or is reasonably likely to have a Material Adverse Effect.

          (s) ENVIRONMENTAL MATTERS. Except where the circumstances causing the failure of any of the representations and warranties set forth in this subsection (s) to be true and correct are not reasonably likely to result in a Material Adverse Effect or except as disclosed in the documents identified in SCHEDULE 5.01(S), (i) the operations of the Borrower and its Subsidiaries comply in all respects with all applicable environmental, health and safety Requirements of Law; (ii) the Borrower and each of its Subsidiaries has obtained all environmental, health and safety Permits necessary for its operations, all such Permits are in good standing and the Borrower and each of its Subsidiaries is in compliance with all terms and conditions of such Permits; (iii) (A) none of the Borrower or any of its Subsidiaries, any of their presently owned Property or present operations and (B) none of the Borrower's or any of its Subsidiaries' previously owned Property or past operations is subject to any order from or agreement with any Governmental Authority or private party or any judicial or administrative proceeding or investigations respecting any environmental, health or safety Requirements of Law or is the subject of any investigation by any Governmental Authority evaluating the need for Remedial Action to respond to a material Release or threatened Release of a Contaminant into the environment, or is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment; (iv) none of the operations of the Borrower or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging a violation of any environmental, health or safety Requirement of Law; (v) neither the Borrower nor any of its Subsidiaries has sent or directly arranged for the transport of any waste or Contaminant to any site listed or proposed for listing on the federal national priorities list or any state equivalent list of sites designated for Remedial Action; (vi) no past or present property of the Borrower or any of its Subsidiaries is now or has ever been a storage, treatment or disposal facility for hazardous waste, as those terms are defined under 40 CFR Part 261 or any state equivalent; (vii) neither the Borrower nor any of its Subsidiaries has filed any notice under any applicable Requirement of Law reporting a Release of a Contaminant into the environment; (viii) there is not now, nor has there ever been, on or in the Property of the Borrower or any of its
     Subsidiaries: (A) any underground storage tanks or surface impoundments or
     (B) any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment; (ix) neither the Borrower nor any of its Subsidiaries has received any notice or claim to the effect that it is or might be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment, or as a result of exposure to any Contaminant, which might result in liability in excess of workers compensation; (x) no Environmental Lien has attached to any Property of the Borrower or any of its Subsidiaries; or (xi) within the last eighteen months, the Borrower has inspected its Property and the Property of its Subsidiaries and all asbestos containing material, if any, which is on or part of such Property (excluding any raw materials which are used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable or proposed Requirement of Law; and (xii) none of the products which the Borrower or any of its Subsidiaries manufactures, distributes or sells, or ever has manufactured, distributed or sold, contains asbestos material.

          (t) EMPLOYEE BENEFIT MATTERS. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on SCHEDULE 5.01(T). Each Plan which is intended to be qualified under Section 401(a) of the IRC as currently in effect has been determined by the IRS to be so qualified (or will be submitted to the IRS for a determination as to its qualified status within the applicable remedial amendment period for such Plan), and each trust related to any such Plan has been determined to be exempt from Federal income tax under Section 501(a) of the IRC as currently in effect. Except as disclosed in SCHEDULE 5.01(T), neither the Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. The Borrower and all of its ERISA Affiliates are in compliance in all material respects with all of the responsibilities, obligations or duties imposed on them by ERISA or regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC) whether or not waived which has had or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate or any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in
     Section 406 of ERISA or 4975 of the IRC or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Except as disclosed on SCHEDULE 5.01(T), neither the Borrower nor any ERISA Affiliate has any potential liability under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA which has had or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan in either case which has had or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any ERISA Affiliate has by reason of the transactions contemplated hereby any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

          (u) SOLVENCY. Each of the Borrower, individually, and the Consolidated Borrower Group, considered as one enterprise, is Solvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the payment and accrual of all Transaction Costs with respect to any of the foregoing.

          (v) ASSETS AND PROPERTIES. The Borrower and each of its Subsidiaries has good title to all of the assets (tangible and intangible) owned by it, except for imperfections of title (including Liens to the extent permitted under SECTION 8.02(B)) which in the aggregate do not have a Material Adverse Effect; and all such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents.

          (w) JOINT VENTURE; PARTNERSHIP. Except as set forth in SCHEDULE 5.01(W), neither the Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

          (x) LABOR MATTERS. Except as listed on SCHEDULE 5.01(X), there are no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of the Borrower or any of its Subsidiaries. No attempt to organize the employees of the Borrower or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated which has had or is reasonably likely to have a Material Adverse Effect.

          (y) NO DEFAULT. No Potential Event of Default or Event of Default exists.

          (z) RESTRICTED JUNIOR PAYMENTS. On or after the Effective Date, neither the Borrower nor any Subsidiary of the Borrower has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any Restricted Junior Payment or agreed to do so, except to the extent permitted pursuant to SECTION 8.05.

     5.02. SUBSEQUENT FUNDING REPRESENTATIONS AND WARRANTIES. To induce each Lender, each of the Issuing Banks, the Administrative Agent and the Collateral Agent to enter into this Agreement and to make the Loans and to issue or participate in Letters of Credit, the Borrower hereby represents and warrants to each Lender, each Issuing Bank, the Administrative Agent and the Collateral Agent that the statements set forth in SECTION 5.01 (except to the extent that such statements expressly are made only as of the Effective Date), are true, correct and complete in all material respects on and as of the Funding Date in respect of each Borrowing and the issuance of each Letter of Credit after the Effective Date and on and as of the date any Notice of Continuation/Conversion is delivered to the Administrative Agent, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement or any Loan Document.

                                   ARTICLE VI
                              REPORTING COVENANTS

     The Borrower covenants and agrees that, on and after the Effective Date and so long as the Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

     6.01. FINANCIAL STATEMENTS. The Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and, if required by the terms of this Agreement in conformity with Agreement Accounting Principles, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

          (a) ANNUAL REPORTS. As soon as practicable, and in any event within one hundred and five (105) days after the end of each Fiscal Year on a consolidated basis and on a consolidating basis for the Consolidated Borrower Group, annual financial statements consisting of a balance sheet, income statement and cash flow statement, setting forth in comparative form in each case the consolidated figures for the corresponding periods of the previous Fiscal Year all in reasonable detail, and accompanied, in the case of such consolidated financial statements, by an opinion (unqualified as to scope or going concern and which is not adverse and does not contain any disclaimer) thereon of independent certified public accountants of recognized national standing and acceptable to the Administrative Agent, which report shall state that such financial statements present fairly the financial position of the Persons covered thereby as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP or Agreement Accounting Principles, as applicable, applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that such firm's audit has been conducted in accordance with generally accepted auditing standards; provided, however, such opinion shall only be required as to Fiscal Years commencing with the Fiscal Year beginning January 1, 1994.

          (b)  QUARTERLY REPORTS.

          As soon as practicable, and in any event within fifty (50) days after the end of each of the Borrower's fiscal quarters, on a consolidated basis and on a consolidating basis for the Consolidated Borrower Group as to the most recent fiscal quarter and the year to date, each of the following:

             (A) a balance sheet as of the end of such fiscal quarter, and as of the end of the previous Fiscal Year;

             (B) an income statement for such fiscal quarter and for the period from the beginning of the current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year and in the projected financial statements delivered pursuant to clause (d) below; and

             (C) a cash flow statement for the period from the beginning of the current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding period of the previous Fiscal Year;

     all prepared by the Borrower, together with a certification by the chief financial officer, treasurer or controller of Borrower that they fairly represent the financial condition of the Persons covered thereby as at the dates indicated in accordance with GAAP or Agreement Accounting Principles, as applicable, subject to changes resulting from audit and normal year-end adjustments.

          (c) BORROWING BASE REPORT. As soon as practicable, and in any event within twenty (20) days after the end of each fiscal month, a Borrowing Base Certificate as of the end of such fiscal month.

          (d) BUDGET AND BUSINESS PLAN. Promptly upon completion, but in any event not later than forty-five (45) days after the end of each Fiscal Year, a copy of the operating budget and projections by the Borrower of the income statement, balance sheet and cash flow of the Consolidated Borrower Group, taken as a whole, for the next succeeding fiscal year of the Consolidated Borrower Group, all in form customarily prepared by the Borrower's management, and promptly after preparation of any commentary on any such budget or projected financial statements, a copy of such commentary, such operating budget and projected financial statements to be accompanied by a certificate of the chief financial officer, treasurer or controller of Borrower, to the effect that such operating budget and projected financial statements have been prepared on the basis of sound financial planning practice and that such officer has no reason to believe they are incorrect or misleading in any material respect.

          (e) COMPLIANCE CERTIFICATE. Together with each delivery of (i) the financial statements pursuant to SUBSECTIONS (A) AND (B) above, (A) an Officers' Certificate of the Borrower stating that the signers have reviewed the terms of this Agreement and the Loan Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate (1) demonstrating in reasonable detail compliance during and at the end of such accounting periods with the provisions set forth in SECTIONS 2.05, 8.01, 8.03, 8.04, 8.05 and 8.11 and ARTICLE IX and (2) in
     the case of the financial statements delivered pursuant to SUBSECTION (A) or SUBSECTION (B) above, stating that such financial statements present fairly the financial position of the Consolidated Borrower Group, as at the dates indicated and the results of their operations and changes in their cash flow for the periods indicated in conformity with GAAP or Agreement Accounting Principles, as applicable (except as otherwise noted therein), consistently applied, and (ii) the financial statements pursuant to SUBSECTION (A) above, a written discussion and analysis by the management of the Borrower of such financial statements.

          (f) ACCOUNTANTS' COMPLIANCE CERTIFICATE. Simultaneously with the delivery of the financial statements referred to in SUBSECTION (A) above, a statement of the firm of independent certified public accountants which reported on such financial statements whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default or Potential Event of Default under ARTICLE IX hereof.

          (g) REPORT OF MATERIAL EVENTS. Promptly upon the Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, or (B) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of any such condition or event and what action the Borrower has taken, is taking and proposes to take with respect thereto.

          (h) NOTICE OF CLAIMS AND PROCEEDINGS. (i) Promptly after learning thereof, notice of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries (or any Property of such Person) involving claims in excess of $2,000,000 with respect to any such Person or any Property of such Person valued in excess of $5,000,000 except where the same is fully covered (other than any applicable deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self insurance programs) and of any material adverse change in any existing action, suit, proceeding, governmental investigation or arbitration; and (ii) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which the Borrower or any of its Subsidiaries currently conducts its business or to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such declaration has or is reasonably likely to have a Material Adverse Effect.

          (i)  ERISA MATTERS.

             (i) As soon as possible, and in any event within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

             (ii) As soon as possible, and in any event within fifteen (15) Business Days, after the Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the IRC) involving the Borrower or any ERISA Affiliate has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

             (iii) Within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Administrative Agent (which shall make such request at the request of any Lender), a copy of each annual report (Form 5500 series), including Schedule B thereto, filed after the Effective Date with respect to each Benefit Plan;

             (iv) Within fifteen (15) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and within fifteen (15) Business Days after receipt, a copy of any communications received by the Borrower or any ERISA Affiliate with respect to such request;

             (v) Within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Administrative Agent (which shall make such request at the request of any Lender), a copy of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan; PROVIDED THAT neither the Borrower nor any ERISA Affiliate shall have an obligation to provide a copy of any actuarial report or annual report for any Multiemployer Plan if it is unable to obtain such documents after good faith efforts to do so;

             (vi) Within fifteen (15) Business Days after the occurrence thereof, notification of any increases in the benefits of any existing Benefit Plan or the establishment of any new Plan or the commencement of contributions to any Multiemployer Plan to which the Borrower or any ERISA Affiliate was not previously contributing;

             (vii) Within fifteen (15) Business Days after receipt by the Borrower or an ERISA Affiliate of notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, a copy of each such notice;

             (viii) Within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC, a copy of such letter;

             (ix) Within fifteen (15) Business Days after receipt by the Borrower or an ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

             (x) Within fifteen (15) Business Days after the failure by the Borrower or any ERISA Affiliate to make a required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or payment, a notification of such failure; and

             (xi) Within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notification of such information.

     For purposes of this SECTION 6.01(I), the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any ERISA Affiliate is the plan sponsor.

          (j) OTHER INFORMATION. Such other information respecting the financial condition of the Borrower or its business, operations, assets, performance or prospects as the Administrative Agent, the Collateral Agent or any Lender may, from time to time, reasonably request including, without limitation, financial projections, business plans and (following written notice to Borrower) any information such Person's accountants may have with respect to such Person's financial condition, its business, operations, assets, performance and prospects. The Administrative Agent and the Lenders shall treat any non-public information so obtained as confidential.

          (k) PUBLICLY DISTRIBUTED INFORMATION. On a timely basis, copies of all financial statements, reports and notices, sent or made available generally by the Borrower to the holders of its publicly-held securities, if any, or filed with the Commission, and of all press releases made available generally by the Borrower to the public, if any, concerning material developments in the business of the Borrower.

          (l) PROPERTY DAMAGE OR CONDEMNATION. Promptly after the occurrence thereof, written notification (or telephonic notice promptly confirmed in writing) of and a description of any Property of the Borrower or any of its Subsidiaries with an aggregate value in excess of $1,000,000 damaged, lost or taken and the anticipated amount of any insurance or condemnation proceeds in connection therewith.

     6.02. ENVIRONMENTAL NOTICES. The Borrower shall notify the Administrative Agent in writing, promptly upon the Borrower's learning thereof, of any:

          (a) Notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment;

          (b) Notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment;

          (c) Notice that any Property of the Borrower or any of its Subsidiaries is subject to an Environmental Lien;

          (d) Notice of violation to the Borrower or any of its Subsidiaries or awareness by the Borrower or any of its Subsidiaries of a condition which might reasonably be expected to result in a notice of violation of any environmental, health or safety Requirement of Law which has or could have a Material Adverse Effect;

          (e) Commencement or threat of any judicial or administrative proceeding alleging a violation by the Borrower or any of its Subsidiaries of any environmental, health or safety Requirement of Law which, if adversely determined, has or could have a Material Adverse Effect; or

          (f) Any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by the Borrower or any of its Subsidiaries that is reasonably likely to subject the Borrower or any such Subsidiary to environmental, health or safety Liabilities and Costs in excess of $250,000.

                                  ARTICLE VII
                             AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that, on and after the Effective Date and so long as the Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

     7.01. CORPORATE EXISTENCE, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, at all times, maintain its corporate existence and preserve and keep in full force and effect its rights and franchises. The Borrower shall promptly provide the Administrative Agent and the Collateral Agent with a complete list of its Subsidiaries upon the occurrence of any change in the list set forth on SCHEDULE 5.01(C) hereto.

     7.02. CORPORATE POWERS, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure to so qualify does not have and is not reasonably likely to have a Material Adverse Effect.

     7.03. COMPLIANCE WITH LAWS. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law, and all Contractual Obligations affecting it or its business, properties, assets or operations, except where the failure so to comply does not have and is not reasonably likely to have a Material Adverse Effect.

     7.04. PAYMENT OF TAXES AND CLAIMS. The Borrower shall, and shall cause each of its Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in CLAUSE (A) above or claims referred to in CLAUSE (B) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

     7.05. MAINTENANCE OF PROPERTIES; INSURANCE. The Borrower shall, and shall cause each of the Borrower Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage, due to casualty or condemnation, all Property material to its operations (which shall in any event include each parcel of real property subject to any Mortgage) and will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower shall, and shall cause each of the Borrower Subsidiaries to, maintain with financially sound insurance companies the insurance policies and programs, including self-insurance retention levels, listed on SCHEDULE 7.05 hereto (or substantially similar programs or policies and amounts or other programs, policies and amounts) insuring all Property and other assets material to the operations of Borrower and the Borrower Subsidiaries (which shall in any event include each parcel of real property subject to any Mortgage) against loss or damage by fire, theft, burglary, pilferage and loss in transit and business interruption, together with such other hazards as are reasonably consistent with prudent industry practice, and maintain liability insurance consistent with prudent industry practice with financially sound insurance companies. Not later than thirty (30) days after the renewal, replacement or material modification of any policy or program, the Borrower shall deliver or cause to be delivered to the Collateral Agent (which the Collateral Agent shall promptly distribute to each Lender) a detailed schedule setting forth for each such policy or program: (a) the amount of such policy, (b) the risks insured against by such policy, (c) the name of the insurer and each insured party under such policy, and (d) the policy number of such policy. All casualty and business interruption insurance covering the Borrower or any Subsidiary of the Borrower or any Property of the Borrower or any Subsidiary of the Borrower shall contain an endorsement in the form of
EXHIBIT 8.

     7.06. INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, any authorized representative(s) designated by the Administrative Agent or the Collateral Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees, representatives, agents or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such reasonable visitation and inspection made by or on behalf of the Administrative Agent or the Collateral Agent shall be at the Borrower's expense.

     7.07. LABOR MATTERS. The Borrower shall notify the Administrative Agent, in writing, promptly, but in any event within two (2) Business Days after learning thereof, of any material labor dispute to which it or any of its Subsidiaries may become a party and any strikes or walkouts relating to any of its or their facilities.

     7.08. MAINTENANCE OF PERMITS. The Borrower shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such licenses, franchises, Permits or rights does not have and is not reasonably likely to have a Material Adverse Effect.

     7.09. EMPLOYEE BENEFIT MATTERS. The Borrower shall establish, maintain and operate, and cause each of its Subsidiaries to exercise their best efforts to cause other ERISA Affiliates to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans.

     7.10. FORMATION OF SUBSIDIARIES. (a) The Borrower or any of its Subsidiaries may form additional Subsidiaries organized as corporations under the laws of one of the states of the United States provided each of the following conditions precedent is met in connection therewith:

             (i) such Subsidiary shall have executed and delivered a Subsidiary Guaranty, a Subsidiary Security Agreement, and if requested by the Collateral Agent, an Intellectual Property Agreement;

             (ii) such Subsidiary shall have executed and become a party to the Contribution Agreement;

             (iii) to the extent such Subsidiary has an interest of record in real property, such Subsidiary shall execute and deliver such Mortgages in connection therewith as shall be requested by the Collateral Agent (with SCHEDULE 1.01-B being automatically amended as of the execution thereof);

             (iv) all financing statements and Mortgages relating to the Collateral of such Subsidiary shall have been filed or recorded and the Collateral Agent shall have received in form and substance reasonably satisfactory to the Collateral Agent, such assurances, including, without limitation, insurance policies, as the Collateral Agent may deem appropriate to establish such Subsidiary's title, the due creation, perfection and priority of the Collateral Agent's Liens for the benefit of itself and the Holders of Secured Obligations on such Collateral and the absence of any Liens which are not specifically permitted hereunder (with SCHEDULE 1.01-C being automatically amended to reflect any Permitted Existing Liens on such proposed Subsidiary's assets);

             (v) the Borrower shall have executed or shall have caused its appropriate Subsidiary to execute a Pledge Agreement in respect of all of the stock of such Subsidiary;

             (vi) the Collateral Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, covering such matters relating to the proposed Subsidiary and the Collateral Documents executed and delivered to the Collateral Agent pursuant to this SECTION 7.10 as the Collateral Agent deems necessary;

             (vii) the Administrative Agent shall have received a compliance certificate from the chief financial officer, treasurer or controller of the Borrower certifying that after the formation of such Subsidiary, no Event of Default or Potential Event of Default exists; and

             (viii) the Lenders shall have received such other documents, instruments or agreements as are reasonably requested by the Administrative Agent, the Collateral Agent or the Requisite Lenders in order to ensure that the documentation with respect to such Subsidiary is substantially the same as that received with respect to the Subsidiaries of the Borrower existing on the Effective Date.

          (b) The Borrower or any of its Subsidiaries may form additional Subsidiaries organized under the laws of jurisdictions outside of the United States, provided each of the following conditions precedent is met in connection therewith:

             (i) the majority of the outstanding shares of capital stock of each such Subsidiary shall be owned directly or indirectly by the Borrower or any of its Subsidiaries,

             (ii)  immediately following the formation of each such Subsidiary,

                (A) 65% of the shares (or, if the Borrower owns directly or indirectly less than 65% of such shares, all of the shares owned directly or indirectly by the Borrower) of such Subsidiary shall be pledged to the Collateral Agent, for the ratable benefit of the Holders of Secured Obligations pursuant to an amendment to the Borrower's or the owning Subsidiary's Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, and

                (B) the Borrower shall deliver to the Administrative Agent such opinions of counsel with respect to, and copies of the Boards of Directors resolutions authorizing, the execution, delivery and performance of the agreements described in clause (A) immediately preceding as the Administrative Agent may reasonably request, and

             (iii) the aggregate investment by the Borrower in all such Subsidiaries pursuant to this SECTION 7.10(B) shall not exceed the limit set forth in SECTION 8.03(IV).

     7.11. COLLATERAL AUDIT. The Borrower shall permit an independent auditor satisfactory to the Administrative Agent to conduct, once each Fiscal Year, at the request of the Administrative Agent, the Collateral Agent or the Requisite Lenders, a review of the accounts receivable, inventory and fixed assets of the Borrower and its Subsidiaries and will pay the fees and disbursements of such auditor in connection therewith. Such reviews may include verification of accounts receivable, a physical inventory and valuations of such inventory, all to the extent included in the Borrowing Base as reasonably determined by the Administrative Agent and the Collateral Agent in consultation with the Borrower.

     7.12. LIQUIDITY. The Borrower shall maintain at all times, and shall cause each of its Subsidiaries to maintain at all times, sufficient liquidity for working capital purposes, including, without limitation, financing for or liquidity to support the accounts receivable of the Borrower and its Subsidiaries.

     7.13. FUTURE LIENS ON REAL PROPERTY IN FAVOR OF THE COLLATERAL AGENT. The Borrower shall cause each of the Guarantors to execute and deliver to the Collateral Agent, immediately upon the acquisition or leasing of any real property after the Effective Date, a mortgage, deed of trust, collateral assignment or other appropriate instrument evidencing a Lien upon any such acquired property, lease or interest, the same to be in form and substance substantially the same as the Mortgages executed and delivered on or prior to the Effective Date, to be subject only to such Liens as otherwise shall be permitted by this Agreement and in all respects to be reasonably acceptable to the Collateral Agent. The foregoing provision shall apply to the leasing of any real property only if either (i) the term of such lease (without regard to any extension thereof at then current market rent) is more than five years or (ii) such lease has a material value by reason of a purchase option, below-market rent or otherwise.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

     The Borrower covenants and agrees that, on and after the Effective Date and so long as the Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

     8.01. INDEBTEDNESS. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (i)   the Obligations;

          (ii)  the Existing Indebtedness;

          (iii) Indebtedness in respect of Accommodation Obligations permitted by SECTION 8.04;

          (iv) Indebtedness incurred by any Subsidiary of the Borrower with respect to which the Borrower or any other Subsidiary of the Borrower is the obligee;

          (v) Indebtedness incurred by the Borrower with respect to which any Subsidiary of the Borrower is the obligee;

          (vi) net obligations in respect of Hedging Contracts;

          (vii) Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the issuance of letters of credit (including Letters of Credit but excluding other letters of credit fully secured by cash collateral and letters of credit with respect to which the reimbursement obligation is fully supported by a Letter of Credit) for which such Person is the account party in an aggregate amount (for all such Persons) of up to $25,000,000 at any one time;

          (viii) other Indebtedness of the Borrower and its Subsidiaries not exceeding in the aggregate $25,000,000 at any one time outstanding;

          (ix) Indebtedness with respect to Capital Leases not in excess of $10,000,000 at any one time; and

          (x) any refinancing of the Indebtedness described in clauses (i) through (viii) of this SECTION 8.01 provided that any such refinancing is on market terms;

     PROVIDED, HOWEVER, in each case after taking such Indebtedness into account the Consolidated Borrower Group is in full compliance with the provisions of ARTICLE IX hereof.

     Any additional Indebtedness (other than Indebtedness already permitted pursuant to this SECTION 8.01) consented to by the Requisite Lenders shall be on terms which shall include without limitation that the applicable interest rate shall be at a market rate, covenants shall be no more restrictive than those contained in this Agreement, such Indebtedness shall be unsecured, no principal payments, sinking fund or similar payments shall be scheduled in the case of subordinated indebtedness prior to six months after the Term Loan Termination Date or in the case of other Indebtedness prior to two years after the Term Loan Termination Date and such additional Indebtedness shall not result in a violation of any of the covenants contained in this Agreement on a pro forma basis.

     8.02. SALES OF ASSETS; LIENS.

          (a) LIMITATION ON SALES. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or in a series of related transactions, any properties or assets, including, without limitation, any capital stock of any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except for (i) sales of inventory in the ordinary course of business, (ii) the disposition of equipment in the ordinary course of business, (iii) the sales and/or contribution of Receivables pursuant to the Receivables Agreement for cash consideration not less than the fair market value of such Receivables, and
     (iv) so long as no Event of Default or Potential Event of Default exists, any other sales or dispositions if such properties or assets contributed less than 15% of the EBITDA of the Consolidated Borrower Group in the immediately preceding Fiscal Year and represent, as of the end of the most recent Fiscal Year, less than 15% of the total assets of the Consolidated Borrower Group based on valuations reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent. In addition, neither the Borrower nor any Borrower Subsidiary shall issue any Securities for any consideration other than cash except with the consent of the Requisite Lenders.

          (b) LIENS. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property (including all capital stock of any Subsidiary of the Borrower and all Collateral) except:

             (i) Liens granted to the Collateral Agent for the benefit of itself and the Holders of Secured Obligations securing the Obligations;

             (ii)  Customary Permitted Liens;

             (iii) Permitted Existing Liens;

             (iv) Liens on property existing at the time of acquisition thereof by the Borrower or any of its Subsidiaries and Liens securing purchase money Indebtedness for equipment to the extent the aggregate outstanding principal amount of such Indebtedness is permitted under SECTION 8.01 and the value of the equipment securing such Indebtedness approximates the amount of such Indebtedness provided that in each case such Liens do not apply to other property or assets of such Person;

             (v) Liens with respect to judgments or attachments which do not result in an Event of Default or Potential Event of Default hereunder;

             (vi) Liens granted on cash collateral securing letters of credit permitted pursuant to SECTION 8.01(VII) in favor of the issuer of such letter of credit;

             (vii) Liens granted to secure Indebtedness permitted under SECTION 8.01(IX); and

             (viii) Liens filed to perfect the transfers of Receivables pursuant to the Receivables Agreement or otherwise to evidence the transactions contemplated thereunder.

     8.03. INVESTMENTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other Securities of, or make any other investment in, any Person or enter into a partnership with any Person, including, without limitation, any Affiliate of the Borrower (all such transactions being referred to as "Investments"), except:

          (i) Investments by the Borrower or any of its Subsidiaries in Cash Equivalents;

          (ii)  Investments by the Borrower in any Guarantor;

          (iii) Investments by any Borrower Subsidiary in the Borrower;

          (iv) Investments by the Borrower or a Borrower Subsidiary in Subsidiaries created pursuant to SECTION 7.10, PROVIDED that Investments in Subsidiaries created pursuant to SECTION 7.10(B) shall not exceed $10,000,000 in the aggregate;

          (v) loans to employees and Accommodation Obligations with respect to loans to employees in the ordinary course of business not in excess of an aggregate amount of $1,000,000 outstanding at any one time;

          (vi) Investments by the Borrower or a Borrower Subsidiary in any other Person constituting an acquisition of all or substantially all of the capital stock or assets of such Person, PROVIDED such Investments do not exceed an aggregate amount of $75,000,000 (including the cash and noncash consideration for such Investment plus the amount of any liabilities, including contingent liabilities, assumed in connection with such Investment) during the term of this Agreement (plus an amount equal to the amount realized by the Borrower and the Guarantors from the sale of any such Investments and which are not required to be prepaid and applied to the Term Loans pursuant to SECTIONS 2.05 AND 2.06) and no individual Investment or series of related Investments shall exceed $20,000,000 (including the cash and noncash consideration for such Investment plus the amount of any liabilities, including contingent liabilities, assumed in connection with such Investment), and PROVIDED FURTHER that any such Investment shall be in a Person that is in substantially the same line of business or a reasonably related business as existing businesses of the Borrower or any Borrower Subsidiary, and the Borrower shall deliver an Officer's Certificate confirming that after such Investment has been made
     (a) on a pro forma basis the Borrower will remain in compliance with the covenants in this Agreement, (b) as a result of such Investment neither the Borrower nor any of its Subsidiaries shall be exposed to additional material contingent liabilities and (c) Revolving Credit Availability shall be not less than $7,500,000;

          (vii) loans to executive officers of the Borrower for the purchase of Class A Common Stock of the Borrower pursuant to the Borrower's Senior Executive Stock Purchase Plan in an aggregate amount not to exceed 95% of the purchase price of 500,000 shares of Class A Common Stock;

          (viii) other Investments by the Borrower and the Borrower Subsidiaries not in excess of an annual amount of $5,000,000 during the term of this Agreement;

          (ix) increases in Investments arising from undistributed earnings or changes in currency translations; and

          (x) Investments by foreign Borrower Subsidiaries in other foreign Borrower Subsidiaries.

     Notwithstanding anything herein to the contrary, (a) there shall be excluded from the calculation of Investments the accrual of intercompany charges incurred in the ordinary course and (b) there shall be included in the calculation of investments all transfers of cash or assets (other than the purchase of inventory in the ordinary course of business and upon terms that would be obtained in an arms-length transaction).

     8.04. ACCOMMODATION OBLIGATIONS. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation, except:

          (i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (ii) Accommodation Obligations arising in connection with the Transaction Documents;

          (iii) Accommodation Obligations issued with respect to the Indebtedness of the Borrower or any Guarantor in the ordinary course of business of the Borrower or any of the Borrower Subsidiaries; and

          (iv) Accommodation Obligations of any foreign Borrower Subsidiary with respect to the Indebtedness of any other foreign Borrower Subsidiary.

     8.05. RESTRICTED JUNIOR PAYMENTS. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, declare or make any Restricted Junior Payment, except:

          (i) dividends on and/or repurchases of the Borrower's common stock in an aggregate, cumulative amount from and after the Effective Date not to exceed 25% of cumulative Consolidated Net Income of the Consolidated Borrower Group for the period from the Effective Date to the end of the most recently ended fiscal quarter of the Borrower prior to the date of declaration of any such dividend, treating such period as a single accounting period, PROVIDED, HOWEVER, that the aggregate amount of dividends paid and/or repurchases made during any Fiscal Year shall not exceed an amount equal to 50% of Consolidated Net Income of the Consolidated Borrower Group for the previous Fiscal Year;

          (ii) any wholly-owned Subsidiary of the Borrower and any Subsidiary formed by the Borrower pursuant to SECTION 7.10(B) may pay dividends to its stockholders;

          (iii) repayments to the Borrower or any of its Subsidiaries of any Investments permitted under SECTION 8.03; and

          (iv) payments required by the Tax Sharing Agreement when due and payments of allocated salaries and other corporate overhead consistent with
     SECTION 8.07.

     8.06. CONDUCT OF BUSINESS. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business engaged in by such persons on the Effective Date and any business activities substantially similar or related thereto.

     8.07. TRANSACTIONS WITH AFFILIATES. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time. Without limiting the foregoing, to the extent the Borrower or any of its Subsidiaries employs any individual who is also employed by any such Affiliate or utilizes facilities that are also utilized by any such Affiliate, there shall be a fair and reasonable allocation of all salaries and expenses related thereto.

     8.08.  RESTRICTION ON FUNDAMENTAL CHANGES.

          (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or Property, whether now or hereafter acquired, except:

             (i) as otherwise permitted under SECTION 8.02(A)or as disclosed in SCHEDULE 8.08 attached hereto; and

             (ii) any Subsidiary of the Borrower may merge into or convey, sell, lease or transfer all or substantially all of its assets to the Borrower or any Guarantor.

          (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to SECTION 8.03 or as contemplated by the Receivables Agreement.

     8.09. EMPLOYEE BENEFIT MATTERS. The Borrower shall not, and shall not permit any of its Subsidiaries to, and will exercise its best efforts to not permit any of its other ERISA Affiliates to:

          (i) Engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

          (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

          (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv) terminate any Benefit Plan in a distress termination under
     Section 4041(c) of ERISA which would result in any liability to the Borrower or any ERISA Affiliate;

          (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment; or

          (vii) amend a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC.

     8.10. ENVIRONMENTAL LIABILITIES. The Borrower shall not, and shall not permit any of its Subsidiaries to, become subject to any Liabilities and Costs, which are reasonably likely to have a Material Adverse Effect, arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or
(b) any violation of any environmental, health and safety Requirements of Law.

     8.11. MARGIN REGULATIONS. No portion of the proceeds of any credit extended under this Agreement shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds.

     8.12.  CHANGE OF FISCAL YEAR.  The Borrower shall not change its Fiscal
Year.

     8.13. AMENDMENT OF CERTAIN DOCUMENTS. The Borrower and its Subsidiaries shall not permit any termination of, or any modification or amendment that is adverse in any respect to the Lenders to be made to either the certificate of incorporation or by-laws of the Borrower or any of its Subsidiaries.

     8.14. MODIFICATION OF RECEIVABLES AGREEMENT. The Borrower shall not, and shall not permit any of its Subsidiaries to, agree to any amendment, waiver or other modification of the Receivables Agreement that would (i) reduce the purchase price or the cash payment thereof received by the Borrower or any of its Subsidiaries for receivables sold thereunder, (ii) materially delay the timing of any payments owed thereunder to the Borrower or any of its Subsidiaries, (iii) render the covenants, representations and warranties or events of termination thereunder more restrictive in any material respect, or
(iv) create any recourse obligations of the Borrower or any of its Subsidiaries in excess of those contemplated by the Receivables Agreement as in effect on the Effective Date.

                                   ARTICLE IX
                              FINANCIAL COVENANTS

     The Borrower covenants and agrees that, on and after the Effective Date so long as the Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

     9.01.  MINIMUM CONSOLIDATED NET WORTH.

     The Borrower shall not permit Net Worth for the Consolidated Borrower Group determined on a consolidated basis at any time to be less than the amounts set forth below during the periods set forth below:

                                   PERIOD                                      MINIMUM AMOUNT
-----------------------------------------------------------------------------  --------------
Effective Date through December 30, 1994.....................................   $(30,000,000)
December 31, 1994 through December 30, 1995..................................    (25,000,000)
December 31, 1995 through December 30, 1996..................................    (10,000,000)
December 31, 1996 through December 30, 1997..................................     10,000,000
December 31, 1997 through December 30, 1998..................................     30,000,000
December 31, 1998 through December 30, 1999..................................     50,000,000
December 31, 1999 and thereafter.............................................     70,000,000

     Each of the minimum amounts specified above for the respective periods shall be automatically reduced on a cumulative basis by the amount of any write-off of goodwill by the Borrower in accordance with Agreement Accounting Principles, PROVIDED that such automatic reductions shall be limited to $10,000,000 in any one Fiscal Year and $40,000,000 in the aggregate.

     9.02.  RATIO OF TOTAL INDEBTEDNESS TO NET EBITDA.

     The Borrower shall not permit the ratio of Total Indebtedness (other than Accommodation Obligations) of the Consolidated Borrower Group on a consolidated basis to Net EBITDA calculated at the end of each fiscal quarter during the following periods for the fiscal quarter ending March 31, 1995, for the two fiscal quarter period ending June 30, 1995, for the three fiscal quarter period ending September 30, 1995, and for the period of the immediately preceding four fiscal quarters at the end of each fiscal quarter thereafter to be greater than the ratios set forth below:

                                      PERIOD                                          RATIO
----------------------------------------------------------------------------------  ---------
January 1, 1995 through December 30, 1996.........................................  2.75 to 1
December 31, 1996 through December 30, 1997.......................................  2.50 to 1
December 31, 1997 through December 30, 1998.......................................  2.00 to 1
December 31, 1998 through December 30, 1999.......................................  1.50 to 1
December 31, 1999 and thereafter..................................................  1.25 to 1

     For purposes of calculation of the foregoing ratio at the end of each of the first three fiscal quarters in 1995, Net EBITDA for the relevant periods ending on such dates shall be annualized by multiplying such Net EBITDA by 4, by 2 and by 4/3, respectively.

     9.03.  INTEREST COVERAGE RATIO.

     The Borrower shall not permit the Interest Coverage Ratio calculated at the end of each fiscal quarter during the following periods for the period from the Effective Date through March 31, 1995, for the period from the Effective Date through June 30, 1995, for the period from the Effective Date through September 30, 1995, and for the period of the immediately preceding four fiscal quarters at the end of each fiscal quarter thereafter for the Consolidated Borrower Group to be less than the ratio set forth below:

                                      PERIOD                                          RATIO
----------------------------------------------------------------------------------  ---------
January 1, 1995 through December 31, 1995.........................................  5.25 to 1
January 1, 1996 through December 31, 1996.........................................  5.50 to 1
Thereafter........................................................................  6.00 to 1

     9.04.  CAPITAL EXPENDITURES.

     The Borrower shall not, and shall not permit any of its Subsidiaries to, in any Fiscal Year, incur Capital Expenditures which exceed in the aggregate the sum of (a) $26,000,000 in Fiscal Year 1995 (increasing by $2,000,000 in each Fiscal Year thereafter) PLUS (b) the difference, if positive (but not to exceed $5,000,000), between (1) the maximum aggregate amount of Capital Expenditures permitted pursuant to this SECTION 9.04 for the immediately preceding Fiscal Year and (2) the aggregate amount of Capital Expenditures actually incurred during such preceding Fiscal Year PLUS (c) an amount equal to (x) Excess Cash Flow as reported pursuant to SECTION 2.05(B)(I) for the immediately preceding Fiscal Year MINUS (y) the sum of $2,000,000 and the amount of all prepayments required pursuant to SECTION 2.05(B)(I) made during such Fiscal Year. The Borrower and its Subsidiaries shall not incur Capital Expenditures which exceed $10,000,000 in the aggregate from the Effective Date through December 31, 1994.

     9.05.  FIXED CHARGES COVERAGE RATIO.

     The Borrower shall not permit the Fixed Charges Coverage Ratio at June 30, 1995 for the two fiscal quarter period ending June 30, 1995, at September 30, 1995 for the three fiscal quarter period ending September 30, 1995, and at the end of each fiscal quarter thereafter for the period of the immediately preceding four fiscal quarters for the Consolidated Borrower Group determined in accordance with Agreement Accounting Principles to be less than 1.0 to 1.

                                   ARTICLE X
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     10.01. EVENTS OF DEFAULT. Each of the following occurrences shall constitute an Event of Default under this Agreement:

          (a) FAILURE TO MAKE PAYMENTS WHEN DUE. The Borrower shall fail to pay when due any principal of any Loan or Reimbursement Obligation or to pay when due any interest on any Loan or Reimbursement Obligation or any fee or other amount payable under this Agreement or any of the other Loan Documents and such failure shall continue for three (3) calendar days.

          (b) BREACH OF CERTAIN COVENANTS. The Borrower or any of its Subsidiaries shall fail duly and punctually to perform or observe any agreement, covenant or obligation under SECTIONS 6.01, 7.01, 7.05 or under ARTICLES VIII and IX or binding on the Borrower or any of its Subsidiaries under any section of the Collateral Documents (which failure continues after the expiration of any grace period applicable thereto).

          (c) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by the Borrower to the Administrative Agent, the Collateral Agent, any of the Issuing Banks or any Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any written statement or certificate at any time given by the Borrower or any of its Subsidiaries pursuant to any of the Loan Documents shall be false or misleading in any respect on the date as of which made or deemed made.

          (d) OTHER DEFAULTS. The Borrower or any of its Subsidiaries shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in SECTIONS 10.01(A), (B) and (C)) or under any of the other Loan Documents, and such failure shall continue for thirty (30) days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).

          (e) DEFAULT AS TO OTHER INDEBTEDNESS. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness of such Person other than any of the Obligations, if the aggregate outstanding amount of all such Indebtedness is $5,000,000 or more, or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or mandatorily redeemed (other than by a regularly scheduled required prepayment prior to the stated maturity there-of); or the holder of any

     Lien, in any amount, shall commence foreclosure of such Lien upon property of the Borrower or any of its Subsidiaries having a book or fair market value in excess of $1,000,000 with respect to such Person in the aggregate.

          (f) INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (i) An involuntary case shall be commenced against the Borrower or any of its Subsidiaries and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law.

             (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries or over all or a substantial part of the property of the Borrower or any of its Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries or of all or a substantial part of the property of the Borrower or any of its Subsidiaries shall be appointed; or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of its Subsidiaries shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

          (g) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or any committee thereof) of the Borrower or any of its Subsidiaries shall adopt any resolution to authorize or approve any of the foregoing.

          (h) JUDGMENTS. (i) Enforceable Judgments (other than an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment) for the payment of money in an aggregate amount in excess of $2,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such Enforceable Judgments shall continue unsatisfied or unstayed for a period of thirty (30) days or action shall have been commenced to foreclose on such Enforceable Judgments, or (ii) Enforceable Judgments described in the proviso contained in the definition of Enforceable Judgments shall be rendered against the Borrower or any of its Subsidiaries.

          (i) DISSOLUTION. Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or the Borrower or any of its Subsidiaries shall otherwise dissolve or cease to exist except as expressly permitted pursuant to SECTION 8.08.

          (j) COLLATERAL DOCUMENTS; FAILURE OF SECURITY. For any reason other than a release of Liens in accordance with the terms of the Loan Documents or the failure of the Collateral Agent and the Lenders to take any action available to them to maintain the perfection of the Liens created in favor of the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations, pursuant to this Agreement and the Collateral Documents, any Collateral Document ceases to be in full force and effect or any Lien intended to be created thereby ceases to be or is not valid and perfected and such lapse, invalidity or failure is not corrected within 30 days or the Borrower or any of its Subsidiaries asserts that any such Lien is not valid and perfected.

          (k)  CHANGE OF CONTROL.  Any Change of Control occurs.

          (l) EMPLOYEE BENEFIT RELATED LIABILITIES. (i) Any Termination Event occurs which the Administrative Agent believes could subject the Borrower or any of its Subsidiaries to a material liability to pay money, or (ii) the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the Administrative Agent believes that the substantial business hardship upon which the application for the waiver is based could subject the Borrower or any of its Subsidiaries to a material liability to pay money.

          (m) CONTRIBUTION AGREEMENT DEFAULT. Any party to the Contribution Agreement shall terminate or revoke any of its obligations under the Contribution Agreement or breach any of the terms of the Contribution Agreement, or the Contribution Agreement shall otherwise become unenforceable against any Guarantor for any reason or shall cease to be in full force and effect.

          (n) SUBSIDIARY GUARANTY DEFAULT. Any Guarantor shall terminate or revoke any of its obligations under the Subsidiary Guaranty or breach any of the terms of the Subsidiary Guaranty, or the Subsidiary Guaranty shall otherwise become unenforceable against any Guarantor for any reason.

     For purposes of this Agreement and each of the other Loan Documents, an Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with SECTION 11.08.

     10.02.  RIGHTS AND REMEDIES.

          (a) ACCELERATION AND TERMINATION OF COMMITMENTS. Upon the occurrence and during the continuance of any Event of Default described in SECTION 10.01(F) or 10.01(G) with respect to the Borrower or any of its Subsidiaries, the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans, all Reimbursement Obligations and all other Agreement Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan hereunder and of the Issuing Banks to issue any Letter of Credit shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Revolving Credit Commitments are terminated, whereupon the Revolving Credit Commitments and the obligation of each Lender to make any Loan hereunder and of the Issuing Banks to issue any Letter of Credit shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans, and all Reimbursement Obligations and all other Agreement Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as expressly provided herein) without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

          (b) DEPOSIT FOR LETTERS OF CREDIT. In addition, upon demand by the Administrative Agent, or any of the Issuing Banks or the Requisite Lenders after the occurrence and during the continuance of any Event of Default, the Borrower shall deposit with the Collateral Agent for the benefit of the Issuing Banks with respect to each Letter of Credit then outstanding which was issued by any Issuing Bank, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letters of Credit may then be drawn. The Borrower grants to the Collateral Agent, for the benefit of itself and the Holders of Secured Obligations, a security interest in and right of setoff against any such deposit or deposits. Pending the application of such deposit to payment of the Reimbursement Obligations, the Collateral Agent may invest such deposit in an open account or similar immediately available savings deposit and all interest accrued thereon shall be held with such deposit as additional security for the Reimbursement Obligations. Such deposits shall be held by the Collateral Agent until the Reimbursement Obligations have been paid in full and all Letters of Credit have expired or been cancelled.

          (c) RESCISSION. If at any time after acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement

     Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to SECTION 12.07, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                                   ARTICLE XI
                   ADMINISTRATIVE AGENT AND COLLATERAL AGENT

     11.01. APPOINTMENT. (a) Each of the Lenders and the Issuing Banks hereby designates and appoints Chemical as the Administrative Agent and Citicorp as the Collateral Agent of such Lender and such Issuing Bank under this Agreement and the Loan Documents, and each of the Lenders and Issuing Banks hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are incidental thereto. Each of the Administrative Agent and the Collateral Agent agrees to act as such on the express conditions contained in this ARTICLE XI.

          (b) The provisions of this ARTICLE XI are solely for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Holders of Secured Obligations and the Borrower shall have no right to rely on or enforce any of the provisions hereof (other than as expressly set forth in SECTION 11.07 or in SECTION 11.08). In performing its functions and duties under this Agreement, the Administrative Agent and the Collateral Agent shall each act solely as agent for the Issuing Banks and the Holders of Secured Obligations and neither assumes or shall be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any of its Affiliates.

     11.02. NATURE OF DUTIES. The Administrative Agent and the Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Administrative Agent and the Collateral Agent shall be mechanical and administrative in nature. Neither the Administrative Agent nor the Collateral Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Holder of Secured Obligations or any Issuing Bank. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent or the Collateral Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Holder of Secured Obligations and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans hereunder, the issuance of Letters of Credit and the entering into any Eligible Hedging Contract and shall make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Holder of Secured Obligations or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the Effective Date or at any time or times thereafter. Each Lender acknowledges that neither the Administrative Agent nor the Collateral Agent nor any other Lender nor counsel to any of the foregoing is providing any assurances, or shall have any responsibility, with respect to the ownership of the Property or the absence of any prior Liens or defects of title, or the legality, sufficiency or effect of any mortgage, certificate or notice, or any other document, or the validity, creation, perfection or priority of any Lien, or as to any decision to request, take, defer, omit or release any Collateral or to investigate or not to investigate any of those matters, and each Lender agrees to look solely to its rights as one of the Lenders with respect to any of the foregoing. If the Administrative Agent or the Collateral Agent seeks the consent or approval of the Requisite Lenders to the taking or refraining from taking any action hereunder, the Administrative Agent or the Collateral Agent, as applicable, shall send notice thereof to each Lender. The Administrative Agent or the Collateral Agent, as applicable, shall promptly notify each Lender at any time that the Requisite Lenders or, where expressly required, all of the Lenders, have instructed the Administrative Agent or the Collateral Agent, as applicable, to act or refrain from acting pursuant hereto.

     11.03. RIGHTS, EXCULPATION, ETC. Neither the Administrative Agent nor the Collateral Agent nor any of the Affiliates nor any of their officers, directors, employees, agents, attorneys or consultants shall be liable to any Holder of Secured Obligations or any Issuing Bank for any action taken or omitted by it or such Person hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that (i) the Administrative Agent and the Collateral Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) no Person shall be relieved of any liability imposed by law for its gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). Neither the Administrative Agent nor the Collateral Agent shall be responsible to any Holder of Secured Obligations or any Issuing Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, any of the Collateral Documents or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby, or of any of the Transaction Documents or any of the transactions contemplated thereby, or for the financial condition of the Borrower or any of its Subsidiaries. Neither the Administrative Agent nor the Collateral Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default. The Administrative Agent and the Collateral Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent or the Collateral Agent, as applicable, is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent or the Collateral Agent, as applicable, shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or, where expressly required, the Supermajority Lenders or all of the Lenders. Without limiting the foregoing, no Holder of Secured Obligations or Issuing Bank shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent, as applicable, as a result of the Administrative Agent or the Collateral Agent, as applicable, acting or refraining from acting under this Agreement, the Collateral Documents or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders or, where expressly required, all of the Lenders.

     11.04. RELIANCE. The Administrative Agent and the Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement, the Collateral Documents or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it in good faith.

     11.05. INDEMNIFICATION. To the extent that the Administrative Agent or the Collateral Agent, as applicable, is not reimbursed and indemnified by the Borrower or the Borrower fails upon demand by the Administrative Agent or the Collateral Agent, as applicable, to perform its obligations to reimburse or indemnify the Administrative Agent or the Collateral Agent, as applicable, the Lenders will reimburse and indemnify the Administrative Agent or the Collateral Agent, as applicable, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or the Collateral Agent, as applicable, in any way relating to or arising out of this Agreement, the Collateral Documents or any of the other Transaction Documents or any action taken or omitted by the Administrative Agent or the Collateral Agent, as applicable, under this Agreement, the Collateral Documents or any of the other Transaction Documents, in proportion to each Lender's Pro Rata Share; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable, as determined by the final judgment of a court of competent jurisdiction. The obligations of the Lenders under this SECTION 11.05 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agreement.

     11.06.  THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
INDIVIDUALLY. With respect to its Pro Rata Share hereunder and the Loans made by it, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or one of the Requisite Lenders. The Administrative Agent and the Collateral Agent each may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as Administrative Agent or Collateral Agent, respectively, pursuant hereto.

     11.07. SUCCESSOR ADMINISTRATIVE AGENT OR COLLATERAL AGENT; RESIGNATION OF ADMINISTRATIVE AGENT OR COLLATERAL AGENT. (a) The Administrative Agent or the Collateral Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to the Lenders and the Borrower. In the event that the Administrative Agent or the Collateral Agent gives notice of its desire to resign from the performance of its functions and duties hereunder, any such resignation shall take effect only upon the acceptance by a successor Administrative Agent or Collateral Agent of appointment pursuant to CLAUSES (B) and (C) below.

          (b) The Requisite Lenders shall appoint a successor Administrative Agent or Collateral Agent who shall be reasonably satisfactory to the Borrower provided no such approval of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

          (c) If a successor Administrative Agent or Collateral Agent shall not have been so appointed within said thirty (30) day period, the retiring Administrative Agent or Collateral Agent, with the consent of the Borrower (which may not be withheld unreasonably), shall then appoint a successor Administrative Agent or Collateral Agent who shall serve as such until such time, if any, as the Requisite Lenders, with the consent of the Borrower (which may not be withheld unreasonably), appoint a successor as provided above. No consent of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

          (d) Upon the appointment of a successor Administrative Agent, the term "Administrative Agent" shall, for all purposes of this Agreement, thereafter include such successor, except that the retiring Administrative Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under SECTION 12.04.

          (e) Upon the appointment of a successor Collateral Agent, the term "Collateral Agent" shall, for all purposes of this Agreement, thereafter include such successor, except that the retiring Collateral Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under SECTION 12.04.

          (f) Notwithstanding anything in this SECTION 11.07 to the contrary, no Person shall serve as an Administrative Agent unless such Person is a Lender.

     11.08. COLLATERAL MATTERS. (a) Each of the Lenders and the Issuing Banks authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Loan Documents relating to the Collateral for the benefit of itself and the Holders of Secured Obligations. Each of the Lenders and the Issuing Banks agrees that any action taken by the Administrative Agent or the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement or any other Loan Document, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Banks. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing

Banks with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents relating to the Loans or Collateral; and (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as collateral agent for the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, PROVIDED, HOWEVER, the Administrative Agent hereby appoints, authorizes and directs the Lenders and the Issuing Banks to act as collateral sub-agent for the Administrative Agent and the Issuing Banks and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Borrower's and its Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or the Issuing Banks; (ii) manage, supervise and otherwise deal with the Collateral in accordance with the terms of this Agreement and the other Loan Documents; (iii) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents; and (iv) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents relating thereto, under applicable law or otherwise.

          (b) The Holders of Secured Obligations hereby irrevocably authorize the Collateral Agent, at the option and in the discretion of the Collateral Agent, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all Loans, Reimbursement Obligations, other Letter of Credit Obligations (whether or not due) and all other Agreement Obligations which have matured and which the Administrative Agent has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of if Borrower certifies to the Administrative Agent and the Collateral Agent that the sale or disposition is made in compliance with
     SECTION 8.02 (and the Administrative Agent and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); or
     (iii) constituting property in which neither the Borrower nor any of its Subsidiaries owned any interest at the time the Lien was granted or at any time thereafter; or (iv) if approved or consented to by the Requisite Lenders (or, where so required, all of the Lenders). Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this SECTION 11.08(B).

          (c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Requisite Lenders (as set forth in SECTION 11.08(B)), each Lender agrees to confirm in writing, upon request by the Borrower, the authority to release Collateral conferred upon the Collateral Agent under CLAUSES (I) through
     (IV) of SECTION 11.08(B). So long as no Event of Default is then continuing, upon receipt by the Administrative Agent of the net cash proceeds of any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five
     (5) Business Days' prior written request by Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Holders of Secured Obligations to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon such Collateral; PROVIDED, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by the Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (d) The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligations ("RELATED OBLIGATIONS") which arise under any Eligible Hedging Contracts or which are otherwise owed to Persons entitled to indemnification pursuant to SECTION 12.04; PROVIDED THAT (i) the Related Obligations shall be entitled to the benefit of the Collateral to the extent and with the priority expressly set forth in this Agreement and the Collateral Documents, and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the holders of the Related Obligations; but the Administrative Agent and the Collateral Agent are otherwise acting solely as agents for the Lenders and the Issuing Banks and shall have no separate fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations; and
     (ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Collateral Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any Holder of Secured Obligations under any separate instrument or agreement or in respect of any Related Obligations; and (iii) each Holder of Secured Obligations shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the Collateral Documents, by the Administrative Agent, the Collateral Agent or the Requisite Lenders or, where expressly required, the Supermajority Lenders or all of the Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Reimbursement Obligations, Letter of Credit Obligations and its other Agreement Obligations, without any duty or liability to any other Holder of Secured Obligations or as to any Related Obligations and without regard to whether any Related Obligations remain outstanding or are deprived of the benefit of the Collateral or become unsecured or are otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Holder of Secured Obligations (except the Administrative Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Collateral Documents; and (v) no holder of any Related Obligations shall exercise any right of setoff, banker's lien or similar right.

     11.09.  RELATIONS AMONG LENDERS.

          (a) Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Requisite Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

          (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent or the Collateral Agent, as applicable) authorized to act for, any other Lender.

                                  ARTICLE XII
                                 MISCELLANEOUS

     12.01. SURVIVAL OF WARRANTIES AND AGREEMENTS. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder.

     12.02.  ASSIGNMENTS AND PARTICIPATIONS.

          (a) At any time after the Effective Date, each Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, Loans, participations in the Letters of Credit and its obligations to acquire such participations) in conformity with the following provisions:

                  (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement with respect to such Lender's Revolving Credit Commitment, Revolving Credit Loans, Term Loans, Letter of Credit Obligations and related interests hereunder (PROVIDED, HOWEVER, any assignment by an Issuing Bank shall not include an assignment of its obligation to issue Letters of Credit);

                  (ii) unless the Administrative Agent and the Borrower otherwise consent, the aggregate amount of the Term Loans and Revolving Credit Commitments of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and

        Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or, if less, the full amount of the assigning Lender's Term Loans and Revolving Credit Commitments (PROVIDED that assignments between Lenders shall have no minimum amount and assignments after the occurrence and during the continuance of an Event of Default shall not require the Borrower's consent regardless of the size of such assignment);

                  (iii) the Administrative Agent and, in the case of the assignment of Letter of Credit Obligations, the Issuing Banks shall each consent (which consent shall not unreasonably be withheld) to each such assignment and the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,000; PROVIDED, THAT such consent of the Administrative Agent shall not be required for any assignment made by a Lender to an Affiliate of such Lender; and

                  (iv) With respect to any assignment made at a time when no Event of Default exists, the Borrower shall have consented to such assignment, which consent shall not unreasonably be withheld or delayed; PROVIDED, THAT such consent of the Borrower shall not be required for any assignment made by a Lender to an Affiliate of such Lender.

     Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution date thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder (including, in respect of the Collateral, all the rights and obligations of a Holder of Secured Obligations, as fully as if such assignee had been named as a Lender in accordance with the terms of this Agreement) and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTIONS 2.08, 2.09, 2.10, 12.03 and 12.04, as well as to any fees accrued for its account hereunder and not yet paid.

          (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse and, other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other document, instrument or agreement executed or delivered in connection herewith or therewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of its obligations under any Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to
     ARTICLE VI and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Issuing Banks, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent, respectively, to take such action as an Administrative Agent and the Collateral Agent, respectively, on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to them by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c) The Administrative Agent shall maintain at its address referred to on SCHEDULE A a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Administrative Agent's Loan Account the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. The Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee, the Administrative Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of EXHIBIT 1 and if the conditions for the assignment referred to in the Assignment and Acceptance and set forth in
     SECTION 12.02(A)have been met, (i) accept such Assignment and Acceptance,
     (ii) record the information contained therein in the Administrative Agent's Loan Account and (iii) give prompt notice thereof to the Borrower.

          (e) Each Lender may sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and Loans, participations in the Letters of Credit and its obligations to acquire such participations); PROVIDED, that (i) notice thereof is given to the Borrower and the Administrative Agent, (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in SECTIONS 2.03(F), 2.08, 2.09 and 2.10 to the same extent as if they were Lenders; PROVIDED, however, that no such participating bank or entity shall be entitled to receive any greater amount pursuant to such Sections than the Lender from which it purchased its participation would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such participating bank or entity had no transfer occurred, (v) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (vi) the holder of any such participation shall not be entitled to voting rights under this Agreement; PROVIDED, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant whose interest would be affected thereby prior to any amendment or waiver of any provisions of this Agreement which would (A) extend the Revolving Credit Termination Date (except pursuant to SECTION 2.02(G)), the Term Loan Termination Date, or the time of payment of interest or fees with respect to the Loans or Letter of Credit Obligations, (B) reduce the interest rate or any fees hereunder, or the principal amount of the Loans or the Letter of Credit Obligations, (C) increase the aggregate amount of any of the Commitments or the Loans of the Lender granting the participation, or increase such Lender's Pro Rata Share, (D) release all or substantially all of the Collateral, or (E) release the Subsidiary Guaranty (other than in connection with the sale of any Subsidiary of the Borrower, or all or substantially all of the assets of such Subsidiary, permitted by
     SECTION 8.02(A)).

          (f) Upon the acceptance by the Administrative Agent of any Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that new Notes be issued to the Lender assignor and the Lender assignee by (i) providing written notice of such request to the Administrative Agent and the Borrower and (ii) delivering to the Borrower such assigning Lender's Notes for cancellation and substitution. Promptly following receipt by the Borrower of any such notice, and verification from the Administrative Agent that the applicable Assignment and Acceptance shall have been accepted by the Administrative Agent, the Borrower forthwith shall cause to be executed, and shall deliver to the Lender assignee, new Notes to the order of the assignee and, if applicable, replacement Notes to the order of the Lender assignor, and such Notes shall equal the aggregate principal amount of such assigning Lender's Notes issued by the Borrower immediately prior to the acceptance by the Administrative Agent of the applicable Assignment and Acceptance. The Borrower shall immediately upon delivery of such new Note(s), cancel the original Notes delivered by the Lender assignor to the Borrower.

          (g) Notwithstanding anything herein to the contrary, each Lender may assign all or any portion of its rights under this Agreement as collateral security to the Federal Reserve Bank or any Governmental Authority succeeding to its functions.

     12.03.  EXPENSES.

          (a) GENERALLY. Whether or not any Funding Date shall have occurred, Borrower agrees upon demand to pay, or reimburse the Administrative Agent and the Collateral Agent for all of their and any of their Affiliates' out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of attorneys and legal assistants, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants retained by the Administrative Agent or the Collateral Agent, and other travel, search and filing fees and expenses and all fees, taxes (except income and franchise taxes), assessments and duties incurred by any of them) incurred by the Administrative Agent or the Collateral Agent or their Affiliates in connection with (i) the negotiation, preparation and execution of this Agreement and any amendments or waivers thereto (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in ARTICLE IV), the Collateral Documents and the other Transaction Documents or any amendment or waiver thereto and the making of the Loans hereunder; (ii) the creation, perfection or protection of the Collateral Agent's Liens in the Collateral for the benefit of the Holders of Secured Obligations (including, without limitation, any fees and expenses for title and lien searches, filing and recording fees and taxes, trustee's fees, duplication costs and corporate search fees); (iii) reasonable fees, expenses and disbursements of the Administrative Agent's and the Collateral Agent's legal counsel in connection with the administration of this Agreement, the Transaction Documents, the Loans and the Collateral; and (iv) the protection, collection or enforcement of any of the Obligations or the Collateral. In addition, the Borrower shall pay, or reimburse the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders for, all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender prior to the occurrence of an Event of Default in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Borrower or any of its Subsidiaries and arising out of or in connection with the Transaction Documents.

          (b) AFTER DEFAULT. The Borrower further agrees to pay, or reimburse the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees, expenses and disbursements (including allocated costs of internal counsel and costs of settlement) incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender after the occurrence of an Event of Default (i) in enforcing any of the Obligations or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Borrower or any of its Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the Transaction Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) in attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under the Collateral Documents. Any payments made by the Borrower or received by the Administrative Agent or the Collateral Agent and applied as reimbursements for costs and expenses under this SECTION 12.03(B) shall be apportioned among the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders in the order of priority set forth in
     SECTION 2.06.

     12.04. INDEMNIFICATION AND WAIVER. The Borrower agrees: (a) to defend, protect, indemnify, and hold harmless the Administrative Agent, the Collateral Agent, the Issuing Banks and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (collectively called the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Borrower or any of its Subsidiaries, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of the Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any such Property, or the Release or threatened Release of any Contaminant into the environment from any such Property) in any manner relating to or arising out of this Agreement, the Collateral Documents or any of the other Transaction Documents, the capitalization of the Borrower, the Lenders' Commitments, the making of, management of and participation in the Loans or the Letters of Credit, or the use or intended use of the Letters of Credit and the proceeds of the Loans hereunder (collectively, the "INDEMNIFIED MATTERS"); PROVIDED, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to
(i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in SECTION 2.03(F) or 2.08(D) or any other provision of this Agreement and (ii) Indemnified Matters caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a final judgment of a court of competent jurisdiction; and (b) to assert no claim against the Administrative Agent, the Collateral Agent, any of the Lenders, any of the Issuing Banks or any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages, all of which claims, if any, are hereby waived. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding CLAUSE (A) may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 12.04 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     12.05. LIMITATION OF LIABILITY. No claim may be made by the Borrower, any Lender or other Person against the Administrative Agent, the Collateral Agent, any Issuing Bank, or any Lender or the Affiliates, directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith, and the Borrower and each Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     12.06.  RATABLE SHARING; DEFAULTING LENDER; SETOFF.

          (a) Subject to SECTIONS 2.06 and 12.06(B), the Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under SECTIONS 2.03(F), 2.04(B), 2.08(D), 2.09, 2.10, 2.13, 12.03 and 12.04), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under SECTIONS 2.02(C), 2.03(F), 2.04(B), 2.08(D), 2.09,
     2.10, 2.13, 12.03 and 12.04) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Agreement Obligations held by it which is greater than its appropriate pro rata share of the payments on account of the Agreement Obligations (excluding the fees described or referred to in SECTION 2.04), the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have been done simultaneously upon the receipt of such payment) in such Agreement Obligations owed to the others so that all such recoveries with respect to such Agreement Obligations shall be applied ratably in accordance with their Pro Rata Shares; PROVIDED, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
     SECTION 12.06(A) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          (b) In the event that any Lender fails to fund its Pro Rata Share of any Borrowing requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Borrowing being hereinafter referred to as a "NON PRO RATA LOAN"), until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

             (i) the foregoing provisions of this SECTION 12.06(B) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to SECTION 2.03(C);

             (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Borrowing at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Borrowing is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this SECTION 12.06(B), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

             (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Borrowing ("CURE LOANS") shall bear interest at the rate applicable to Base Rate Loans under SECTION 2.03 in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans;

             (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the terms of SECTION 2.06, would be applied to the outstanding Base Rate Loans shall be applied FIRST, ratably to all Base Rate Loans constituting Non Pro Rata Loans, SECOND, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, THIRD, ratably to Base Rate Loans constituting Cure Loans;

             (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Borrowing and the termination of the Commitments, the term "Requisite Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Borrowing have not been so cured) whose Pro Rata Shares represent more than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders, and the term "Supermajority Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares if such Borrowing have not been so cured) whose Pro Rata Shares represent at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Pro Rata Shares of such Lenders; and

             (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Borrowing is cured in accordance with SECTION 12.06(B)(II), (A) such Lender shall not be entitled to any Commitment Fees with respect to its Revolving Credit Commitment and (B) the Commitment Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing, shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Credit Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, PLUS (II) the outstanding Reimbursement Obligations owing to such performing Lenders, PLUS, (III) the aggregate participation interests of such performing Lenders arising pursuant to SECTION 3.06 with respect to undrawn and outstanding Letters of Credit.

          (c) In addition to any Liens granted to the Collateral Agent, the Issuing Banks or Lenders and any rights now or hereafter granted under applicable law and not by way of limitation of any such Lien or rights, upon the occurrence and during the continuance of any Event of Default, each Lender and Issuing Bank is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or Issuing Bank to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to that Lender or Issuing Bank including, but not limited to, all Loans and Reimbursement Obligations and all claims of any nature or description arising out of or connected with this Agreement or any of the other Loan Documents, irrespective of whether or not (i) that Lender or Issuing Bank shall have made any demand hereunder or (ii) the Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by ARTICLE X and although said obligations and liabilities, or any of them, may be contingent or unmatured.

     12.07. AMENDMENTS AND WAIVERS. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Requisite Lenders and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion, except that waivers or amendments with respect to prepayments required pursuant to SECTION 2.05 (other than a prepayment required from the proceeds of insurance upon the loss, damage or destruction of any asset exceeding $10,000,000) shall not be effective without the written concurrence of the Supermajority Lenders and except that any amendment, modification, or waiver of any provision of this Agreement which would (i) extend the time of expiration or termination of any of the Commitments (other than pursuant to SECTION 2.02(G)) or the Term Loan Termination Date or the time of payment of principal on any Loan or the Reimbursement Obligations, interest thereon or fees (provided that any amendment, modification or waiver with respect to any of the prepayments required pursuant to SECTION 2.05 that results in a reduction in the amount of any such prepayment applied to any particular scheduled amortization payment of the Term Loans shall be deemed not to be such an extension of time of payment), including, without limitation by any amendment to or waiver of SECTION 10.02(A), (ii) reduce the interest rate, the amount of any fees, indemnities or reimbursements hereunder, or the principal amount of the Loans or the Letters of Credit Obligations including, without limitation by any amendment to or waiver of SECTION 10.02(A), (iii) increase the amount of any of the Lenders' Commitments or increase any Lender's Pro Rata Share, (iv) release the security interest of the Holders of Secured Obligations in all or substantially all of the Collateral, (v) release the Subsidiary Guaranty or any party thereto (other than in connection with the sale of any Subsidiary of the Borrower, or all or substantially all of the assets of such Subsidiary, permitted by SECTION 8.02(A)), or (vi) amend the definitions of "Requisite Lenders", "Pro Rata Share", "Supermajority Lenders", the provisions of SECTION 2.01(B), 2.02(G), 3.02, 3.04 or 3.06, the next to the last sentence of SECTION
12.15 or the provisions contained in SECTION 12.06 or in this SECTION 12.07 or the parties whose consent is required for action hereunder or under the other Loan Documents, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. Notwithstanding the foregoing, with the written approval of the Supermajority Lenders, individual Lenders may agree to defer interim amortization payments due to such Lenders with respect to the Term Loans, PROVIDED, HOWEVER, that each Lender that votes against such deferral shall receive such payments on each scheduled interim amortization date as required pursuant to SECTION 2.01(C). No amendment, modification, termination, or waiver of any provision of ARTICLE XI or any other provision referring to the Administrative Agent or the Collateral Agent shall be effective without the written concurrence of the Administrative Agent or the Collateral Agent, as applicable. No amendment, modification, termination or waiver of any provision of Article III shall be effective without the written consent of all of the Issuing Banks. The Administrative Agent and the Collateral Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this SECTION 12.07 shall be binding on each assignee, transferee or recipient of a Lender's Commitments or Loans, each future assignee, transferee, recipient of a Lender's Commitments or Loans, and, if signed by the Borrower, on the Borrower.

     12.08. NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to the Administrative Agent shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this SECTION 12.08) shall be as set forth in SCHEDULE A or on the applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

     12.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

     12.10. TERMINATION. Upon the termination in whole of the Commitments pursuant to the terms of this Agreement, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders and the Issuing Banks an amount equal to any and all Agreement Obligations then outstanding.

     12.11. MARSHALLING; RECOURSE TO SECURITY; PAYMENTS SET ASIDE. Neither any Lender nor the Collateral Agent nor the Administrative Agent shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Collateral Agent or the Lenders enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     12.12. SEVERABILITY. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     12.13. HEADINGS. Article and Section headings in this Agreement and in the Table of Contents hereto are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     12.14. GOVERNING LAW. THE ADMINISTRATIVE AGENT HEREBY ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF, THE COLLATERAL AGENT AND THE LENDERS, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE AMONG THE BORROWER AND THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ISSUING BANKS, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     12.15. SUCCESSORS AND ASSIGNS; SUBSEQUENT HOLDERS OF NOTES. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the Commitments of any Lender (to the extent such assignment or transfer is effected in accordance with SECTION 12.02), and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Borrower's rights or any interest therein hereunder, and the Borrower's duties and Obligations hereunder, may not be assigned without the written consent of all of the Lenders. All of the Borrower's obligations and duties under this Agreement and under each of the other Loan Documents shall be binding upon each of the Borrower's successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for the Borrower.

     12.16.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

          (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

          (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ISSUING BANKS OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY

     OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

          (C) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, THE BORROWER'S REGISTERED ADMINISTRATIVE AGENT, WHOSE ADDRESS IS 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS THE BORROWER'S ADMINISTRATIVE AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT; PROVIDED THAT NOTICE OF ANY SUCH SERVICE IS CONCURRENTLY THEREWITH DELIVERED TO BORROWER PURSUANT TO SECTION
     12.08. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH ITMAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

          (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (E) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

          (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 12.16, WITH ITS COUNSEL.

     12.17. COUNTERPARTS; EFFECTIVENESS; INCONSISTENCIES. This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against each of the Borrower, each Lender, the Collateral Agent, the Issuing Banks and the Administrative Agent on the date when all of such parties have duly executed and delivered this Agreement to each other (delivery by the Borrower to the Lenders and by any Lender to the Borrower and any other Lender being deemed to have been made by delivery to the Administrative Agent). This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this

Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

     12.18. PERFORMANCE OF OBLIGATIONS. The Borrower agrees that the Administrative Agent and the Collateral Agent may each, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document or take any other action which the Administrative Agent or the Collateral Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to
(i) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral, (ii) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (iii) pay any rents payable by the Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent or the Collateral Agent, as applicable, shall use its best efforts to give the Borrower notice of any action taken under this SECTION 12.18 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Administrative Agent or the Collateral Agent, as applicable, upon demand, the principal amount of all funds advanced by the Administrative Agent or the Collateral Agent under this SECTION 12.18, together with interest thereon at the rate from time to time applicable to Base Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this SECTION
12.18 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent or the Collateral Agent, as applicable, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent or the Collateral Agent, as applicable, by such Lender within one (1) Business Day after the Administrative Agent's or Collateral Agent's demand therefor, the Administrative Agent or Collateral Agent, as applicable, will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate (as such term is defined in the definition of Alternate Base Rate) for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent or Collateral Agent, as applicable, its Pro Rata Share of any such unreimbursed advance under this
SECTION 12.18 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent or Collateral Agent, as applicable, such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent or Collateral Agent, as applicable. All outstanding principal of, and interest on, advances made under this SECTION
12.18 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

     12.19. ENTIRE AGREEMENT. THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AS TO ITS SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

                      THIS SPACE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.

                                        FALCON BUILDING PRODUCTS, INC.,
                                           as Borrower

                                        By: /s/ Gus Athas
                                            Name: Gus Athas
                                            Title:  Senior Vice President

                                        CHEMICAL BANK,
                                           as Administrative Agent

                                        By: /s/ Lisa D. Benitez
                                            Name: Lisa D. Benitez
                                            Title:  Vice President

                                        CITICORP NORTH AMERICA, INC.,
                                           as Collateral Agent

                                        By: /s/ Emily Rosenstock
                                            Name: Emily Rosenstock
                                            Title:  Vice President

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